    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1997


                                                      REGISTRATION NO. 333-14217
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         CORE-MARK INTERNATIONAL, INC.
             (Exact name of registrant as specified in the charter)

          DELAWARE                         5194                        91-1295550
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
             of                 Classification Code Number)        Identification No.)
incorporation or organization

                            ------------------------

                     395 OYSTER POINT BOULEVARD, SUITE 415
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (415) 589-9445
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                 LEO F. KORMAN
                           SENIOR VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER
                         CORE-MARK INTERNATIONAL, INC.
                     395 OYSTER POINT BOULEVARD, SUITE 415
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (415) 589-9445
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                WITH A COPY TO:
                           MITCHELL S. FISHMAN, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CORE-MARK INTERNATIONAL, INC.
                             CROSS-REFERENCE SHEET

                             ITEM IN FORM S-4                                    LOCATION IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
1.         Forepart of Registration Statement and
             Outside Front Cover of Prospectus..................  Forepart of the Registration Statement; Outside Front
                                                                    Cover page of the Prospectus

2.         Inside Front and Outside Back Cover
             pages of Prospectus................................  Inside Front Cover page of Prospectus; Outside Back
                                                                    Cover page of Prospectus

3.         Risk Factors, Ratio of Earnings to Fixed
             Charges and Other Information......................  Summary; Risk Factors; Selected Historical and Pro
                                                                    Forma Consolidated Financial and Other Data

4.         Terms of the Transaction.............................  The Exchange Offer; Description of the New Notes;
                                                                    Certain United States Tax Considerations; Plan of
                                                                    Distribution

5.         Pro Forma Financial Information......................  Selected Historical and Pro Forma Consolidated
                                                                    Financial and Other Data

6.         Material Contacts with the Company
             Being Acquired.....................................  Not Applicable

7.         Additional Information Required for
             Reoffering by Persons and Parties
             Deemed to be Underwriters..........................  Not Applicable

8.         Interests of Named Experts and Counsel...............  Not Applicable

9.         Disclosure of Commission Position on
             Indemnification For Securities Liabilities.........  Not Applicable

           INFORMATION ABOUT THE REGISTRANT:

10.        Information With Respect to S-3 Registrants..........  Not Applicable
11.        Incorporation of Certain Information by Reference....  Not Applicable
12.        Information With Respect to S-2 or S-3 Registrants...  Not Applicable
13.        Incorporation of Certain Information by Reference....  Not Applicable

                             ITEM IN FORM S-4                                    LOCATION IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
14.        Information With Respect to Registrants
             Other Than S-3 or S-2 Registrants..................  Summary; Summary Consolidated Financial and Other
                                                                    Data; Risk Factors; Capitalization; Selected
                                                                    Historical and Pro Forma Consolidated Financial and
                                                                    Other Data; Management's Discussion and Analysis of
                                                                    Results of Operations and Financial Condition;
                                                                    Business; Management; Ownership of Voting
                                                                    Securities; Recapitalization and Related
                                                                    Transactions; Consolidated Financial Statements.

           INFORMATION ABOUT THE COMPANY BEING ACQUIRED:

15.        Information With Respect to S-3 Companies............  Not Applicable
16.        Information With Respect to S-2 or S-3 Companies.....  Not Applicable
17.        Information With Respect to Companies
             Other Than S-2 or S-3 Companies....................  Not Applicable

           VOTING AND MANAGEMENT INFORMATION:

18.        Information if Proxies, Consents or
             Authorizations Are to be Selected..................  Not Applicable
19.        Information if Proxies, Consents or
             Authorizations Are Note to be Solicited
             or in an Exchange Offer............................  Management; Ownership of Voting Securities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED JANUARY 8, 1997


PRELIMINARY PROSPECTUS
CORE-MARK INTERNATIONAL, INC.

                                                                 [LOGO]

OFFER TO EXCHANGE ITS 11 3/8% SENIOR SUBORDINATED NOTES DUE 2003
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY
AND ALL OF ITS OUTSTANDING 11 3/8% SENIOR SUBORDINATED NOTES DUE 2003. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME ON               , 1997, UNLESS EXTENDED.

Core-Mark International, Inc., a Delaware corporation (the "Company") hereby offers to exchange up to $75,000,000 aggregate principal amount of its 11 3/8% Senior Subordinated Notes due 2003 (the "New Notes") for a like principal amount of its 11 3/8% Senior Subordinated Notes due 2003 outstanding on the date hereof (the "Existing Notes" and, together with the New Notes, the "Notes") upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"). The terms of the New Notes are identical in all material respects to those of the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the indenture, dated as of September 27, 1996 (the "Indenture"), between the Company and Bankers Trust Company, as trustee, governing the Existing Notes. The Existing Notes and New Notes outstanding under the Indenture at any time are referred to collectively as the "Notes."

The New Notes will be unsecured, will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all obligations of the subsidiaries of the Company. The New Notes will rank PARI PASSU with all future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. The Company does not have outstanding, and does not have any firm arrangements to issue, any significant indebtedness that will be subordinated to the Notes and does not have any Senior Subordinated Indebtedness outstanding other than the Existing Notes.

The Indenture permits the Company to incur additional indebtedness, including up to $175.0 million of Senior Indebtedness under the Senior Credit Facility (as defined), subject to certain limitations. See "Description of New Notes." As of September 30, 1996, the aggregate amount of the Company's outstanding Senior Indebtedness was $88.3 million (exclusive of unused commitments), the liabilities of the Company's subsidiaries were approximately $9.0 million and the Company had no Senior Subordinated Indebtedness outstanding other than the Existing Notes. See "Description of New Notes--Ranking."

The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated September 27, 1996 (the "Registration Rights Agreement") between the Company and Chase Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as the initial purchasers (the "Initial Purchasers") of the Existing Notes, with respect to the initial sale of the Existing Notes.

The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) for the Exchange Offer. The Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not theretofore accepted for exchange upon the occurrence of any of the events specified under "The Exchange Offer--Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable. The Exchange Offer will expire at 5:00 P.M., New York City time, on
January   , 1997, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, provided, however, that the Exchange Offer will not be extended beyond April , 1997. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See "The Exchange Offer."

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Each of the Company and the Note Guarantors has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Prior to the Exchange Offer, there has been no public market for the Existing Notes. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the New Notes is currently anticipated. There can be no assurance that an active public market for the New Notes will develop.

The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the exchange Offer.

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF EXISTING NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
             ------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is              , 1996.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NEW NOTES OR EXISTING NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE EXCHANGE PROPOSED TO BE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
UNTIL               , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION

    The Company filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the New Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the New Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains such material regarding issuers that file electronically with the Commission. The Registration Statement has been so filed.

    The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon completion of the Exchange Offer, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file periodic reports and other information with the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of any material so filed can be obtained from the Public Reference Section of the Commission at the address set forth above, upon payment of certain fees prescribed by the Commission.

    Pursuant to the Indenture, the Company has agreed to provide the Trustee and holders and prospective holders of the Notes with annual, quarterly and other reports at the times and containing in all material respects the information specified in Sections 13 and 15(d) of the Exchange Act and to file such reports with the Commission.

                                    SUMMARY

    THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, THE TERMS THE "COMPANY" OR "CORE-MARK" MEAN, COLLECTIVELY, CORE-MARK INTERNATIONAL, INC. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    The Company, with annual net sales of over $2.0 billion, is one of the two largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. The Company's principal customers include traditional and petroleum convenience stores, grocery stores, drug stores, mass merchandisers and liquor stores. The Company offers its customers a wide variety of products--approximately 33,500 SKUs--including cigarettes, candy, snacks, fast food, groceries, health and beauty care products and other general merchandise.

    The Company's 19 distribution facilities employ state-of-the-art equipment and systems to efficiently serve over 29,000 customer locations throughout the western regions of the United States and Canada. Over the past five years, the Company has invested approximately 50% of its capital expenditures to introduce advanced distribution technology into its warehouse and delivery functions. The Company's sophisticated management information system ("MIS") utilizes proprietary software to integrate order entry, warehouse operations, routing, delivery and accounting. In addition, this advanced MIS allows for the electronic exchange of information with suppliers and customers, improving inventory management and operating efficiency. The Company believes that, principally as a result of its size and its state-of-the-art equipment and MIS capability, it is one of the lowest cost wholesale distributors focused on the convenience retail industry ("Wholesale Distributors").

    Wholesale Distributors provide valuable services to both manufacturers of consumer products and convenience retailers. Manufacturers benefit from Wholesale Distributors' broad retail coverage, inventory management and efficient processing of small orders. Wholesale Distributors provide convenience retailers access to a broad product line, the ability to place small quantity orders, inventory management and access to trade credit. In addition, large full-service Wholesale Distributors such as the Company offer retailers the ability to participate in manufacturer-sponsored marketing programs, merchandising and category management services and systems focused on minimizing customers' investment in inventory. Total sales for United States Wholesale Distributors have grown at a compound annual rate of 4.4% over the past five years from approximately $59 billion in 1991 to approximately $70 billion in 1995, according to U.S. DISTRIBUTION JOURNAL, an industry publication. Management believes that this growth reflects: (i) continued strong revenue growth in the convenience store channel; (ii) a shift in cigarette purchases from carton outlets (principally grocery stores) to pack outlets (such as convenience retailers); (iii) an increase in the variety of products sold by convenience stores; and (iv) an expansion of the industry's retail customer base to encompass distribution to channels beyond convenience stores.

    The Wholesale Distribution industry is highly fragmented and has historically consisted of a large number of small, privately owned businesses and a small number of large, full-service Wholesale Distributors serving multiple geographic regions. Relative to smaller competitors, large distributors such as the Company benefit from several competitive advantages, including purchasing power, the ability to service chain accounts, economies of scale in sales and operations, the ability to spread fixed corporate costs over a larger revenue base and the resources to invest in MIS and other productivity enhancing technology. These factors have led to a consolidation of the Wholesale Distribution industry as companies either exit the industry or are acquired by large distributors seeking to further leverage their existing operations. Based on industry reports and management estimates, the Company believes the number of Wholesale Distributors in the United States has declined from more than 1,500 in 1985 to fewer than 1,000 in 1995. According to U.S. DISTRIBUTION JOURNAL, only ten of these distributors had revenues in excess of $400 million in 1995. Management believes the Company will have significant opportunities to participate in the ongoing consolidation of the industry.

    In 1995, revenues from cigarette sales accounted for approximately 71% of the Company's total revenues and approximately 40% of the Company's gross profits. Accordingly, any event which adversely affects the consumption of cigarettes in the Company's market area generally or through the convenience retail channel specifically could have a material adverse effect on the Company's results of operations. From 1991 through 1995 the Company's cigarette volume has increased at a compounded annual growth rate of 4.9%, driven in part by a shift in cigarette volume to the convenience store channel and growth in the number of customers serviced by Core-Mark. However, recent regulatory developments affecting the tobacco industry are intended to reduce cigarette consumption, which could negatively impact the Company's cigarette sales.

                               BUSINESS STRATEGY
    The current senior management joined Core-Mark beginning in late 1990 and successfully initiated several measures to increase sales of core operations and enhance productivity and profitability. These measures included: (i) disposing of non-core operations; (ii) increasing the customer base; (iii) decentralizing certain operational responsibilities; (iv) strengthening financial controls; (v) improving operating systems and processes; and (vi) reconfiguring and upgrading facilities. Largely as a result of these initiatives, the Company's net sales and EBITDAL (EBITDA before LIFO provision) increased at compound annual growth rates of 5% and 10%, respectively, from 1991 to 1995. During this same period, the Company also reduced its average monthly working capital (excluding cash and debt) from 5.7% of net sales to 3.0% of net sales. During the period 1991 through 1996, the Company reduced its debt significantly, from $149.5 million at December 31, 1991 to $101.6 million at December 31, 1995. However, in connection with the Recapitalization and the Offering (each defined and discussed below), the Company incurred significant additional debt. As of September 30, 1996, the Company's total outstanding indebtedness was approximately $163.3 million, and the Company had a total common stockholders' deficit of $8.1 million.

    The Company's business strategy is to further increase net sales and improve operating margins. To achieve these goals, the Company intends to: (i) increase sales to existing customers, particularly of higher gross margin, non-cigarette products; (ii) add new customer locations in existing markets, particularly along existing routes; (iii) continue to implement distribution productivity enhancement programs; and (iv) make selective acquisitions.

    INCREASE SALES TO EXISTING CUSTOMERS. Because the Company generally carries many products that its typical retail store customer purchases from other suppliers, a primary element of its growth strategy is to increase sales to existing customers. The Company's typical customer purchases its products from the Company, from manufacturers who distribute directly to retailers and from a variety of smaller local distributors or jobbers. The Company is particularly focused on replacing local distributors and jobbers in order to increase sales of food, health and beauty care products and general merchandise products, all of which carry higher gross margins than cigarettes. As part of this effort, the Company provides compensation incentives to its sales force and a number of value-added services and marketing programs to its customers. These programs include: (i) Convenience 2000-Registered Trademark- (which offers enhanced purchasing power and promotions to small, independent convenience stores); (ii) Smart Sets (which helps ensure that retailers display the right product in the right place); (iii) Profit Builder and Promo Power (regular Company publications which describe new products and manufacturer promotions); and (iv) the recently initiated Tully's To Go-TM- program (which offers retailers high margin fast food products without the franchise fees or ongoing royalty fees of typical franchises).

    ADD NEW CUSTOMER LOCATIONS IN EXISTING MARKETS. The Company is also seeking to leverage its existing distribution network by securing additional customers on existing routes. With 262 salespersons and 293 route drivers currently serving approximately 29,000 customer locations in 18 states and five Canadian provinces, the Company believes it has many opportunities to add additional customers at low marginal distribution costs. The Company is also beginning to focus on a number of new trade channels, including hotel gift shops, military bases, correctional facilities, college bookstores, movie theaters and video rental stores. In addition, some large retail chains such as Long's and Safeway are beginning to outsource the distribution of certain products that the Company can supply. The Company believes that there is significant opportunity to increase net sales and profitability by adding new customers and maximizing economies of scale.

    PRODUCTIVITY ENHANCEMENT PROGRAMS. During the past five years, the Company has devoted approximately 50% of its capital expenditures, or approximately $12.0 million, to a variety of productivity enhancement programs. The Company believes these programs were major contributors to a 2.7% per year reduction between 1991 and 1995 in distribution operating expenses per "cube" (or cubic foot of product, a common unit of measurement in Wholesale Distribution), despite annual increases in wages. These productivity enhancement programs include: (i) BOSS, a batch order selection system that increases the efficiency and reduces the cost of full-case order fulfillment; (ii) Pick-to-Light, a paperless picking system that reduces the travel time for the selection of less-than-full-case order fulfillment; (iii) Radio Frequency, a hand-held wireless computer technology that eliminates paperwork and updates inventory receiving and stocking requirements on a real-time basis; (iv) Checker Automation, an on-line order verification system that has significantly reduced labor costs by automating inspection of order accuracy; and (v) fleet management tools such as Roadshow, a software program that optimizes the routing of customer deliveries. The Company intends to continue to pursue cost reductions by completing the roll-out of these and other programs.

    SELECTIVE ACQUISITIONS. The Wholesale Distribution industry is highly fragmented and comprised mainly of a large number of small, privately held businesses. Management believes that the consolidation that has taken place over the past five years will continue and that numerous attractive acquisition opportunities will arise. Given the current utilization rates of the Company's existing warehouse and distribution facilities as well as the quality of the Company's in-house MIS capability, management believes that a significant amount of incremental revenues can be integrated into the Company's operations without significant additions to fixed costs. The Company's management team has completed two acquisitions since April 1995, representing net sales of approximately $55 million for the nine months ended September 30, 1996.

    The Company is incorporated in Delaware. Its principal executive offices are located at 395 Oyster Point Boulevard, Suite 415, South San Francisco, CA 94080 and its telephone number is (415) 589-9445.

                      TRANSACTIONS RELATED TO THE OFFERING

    Prior to August 7, 1996, the Company was owned by six members of senior management ("Senior Management") and by three financial institutions (the "Institutional Shareholders"), including The Chase Manhattan Bank ("Chase Bank"), an affiliate of Chase Securities Inc. On August 7, 1996, the Company completed a recapitalization (the "Recapitalization") pursuant to which:

    1. Jupiter Partners L.P. ("Jupiter") purchased for $41.3 million in cash newly issued common stock of the Company which, following the Recapitalization, represents 75% of the Company's outstanding common stock.

    2. Jupiter purchased from the Company for $18.8 million a subordinated note due 2004 (the "Jupiter Note").

    3. The Company redeemed all of the common stock held by the Institutional Shareholders and a portion of the common stock held by Senior Management for $135.0 million in cash and $6.3 million initial value of subordinated notes due 2004 (the "Management Notes" and, together with the Jupiter Note, the "Old Subordinated Notes," none of which were issued to the Institutional Shareholders and all of which were fully repaid from the net proceeds of the issuance and sale of the Existing Notes on September 27, 1996 (the "Offering")). Of such cash amount, $10.0 million was placed in escrow as a reserve in respect of representations and warranties in connection with the sale of stock to Jupiter. As a result of the Recapitalization, Senior Management owns common stock representing in the aggregate 25% of the outstanding common stock. Such stock would have a value of $13.8 million if valued at the price per share paid by Jupiter for its common stock.

    In connection with the Recapitalization, the Company entered into a credit facility (the "Senior Credit Facility") with a group of banks led by Chase Bank, which provides for aggregate borrowings of up to $210.0 million, consisting of:
(i) a $35.0 million term loan (the "Term Loan"), which was repaid from the net proceeds of the Offering, and (ii) a revolving credit facility (the "Revolving Credit Facility"), under which borrowings in the amount of up to $175.0 million are available, subject to compliance with a borrowing base, for working capital and general corporate purposes. Simultaneously with the closing of the stock purchase and the redemptions, the Company borrowed $135.0 million under the Senior Credit Facility.

    The following table sets forth a summary of the sources and uses of funds associated with the Recapitalization on August 7, 1996. The parties to the Recapitalization considered the aggregate value of the common stock of the Company immediately preceding the Recapitalization to be $155.0 million. In the Recapitalization, Senior Management retained Company common stock representing approximately 8.9% of the total outstanding equity interests prior to the Recapitalization (and representing 25% of the common stock outstanding following the Recapitalization) valued, as described above, at $13.8 million. Therefore, the table below includes such retained common stock at such value as both a source and a use.

                                SOURCES OF FUNDS

                                                                     AMOUNT
                                                                   -----------
                                                                   (DOLLARS IN
                                                                    MILLIONS)
Term Loan........................................................   $    35.0
Revolving Credit Facility (1)....................................        99.8
Old Subordinated Notes (2).......................................        25.0
Sale and Retention of Common Stock (3)...........................        55.0
                                                                   -----------
    Total........................................................   $   214.8
                                                                   -----------
                                                                   -----------

                                 USES OF FUNDS

Repurchase and Retention of Common Stock (4).....................   $   155.0
Repayment of Existing Debt.......................................        52.2
Transaction Fees and Expenses....................................         7.6
                                                                   -----------
    Total........................................................   $   214.8
                                                                   -----------
                                                                   -----------

------------------------

(1) Borrowings of up to $175.0 million under the Revolving Credit Facility will be available, subject to a borrowing base, for working capital and general corporate purposes, including up to $40.0 million for letters of credit. See "Description of Senior Credit Facility."

(2) Interest on the Old Subordinated Notes accreted at the rate of 6.73% per annum.

(3) Represents the sale of the common stock of the Company to Jupiter for $41.3 million (representing 75% of the outstanding common stock) plus the common stock of the Company retained by Senior Management valued at $13.8 million (representing the remaining 25% of the outstanding common stock).

(4) Includes the repurchase of common stock by the Company for $141.3 million (which includes the Management Notes and the $10 million placed into escrow) and the retention of common stock by Senior Management valued at $13.8 million.

    The net proceeds of the Offering, after deducting estimated expenses incurred in connection with such sale, were approximately $71.8 million. Such net proceeds were used to repay the indebtedness under the Term Loan ($35.0 million principal amount plus accrued interest thereon), which was incurred in connection with the Recapitalization, and the Old Subordinated Notes ($25.0 million initial value plus accreted interest thereon), which were issued in connection with the Recapitalization. The balance of the net proceeds (approximately $12.3 million) was used to reduce outstanding balances under the Revolving Credit Facility.

                                   OWNERSHIP

    Upon completion of the Recapitalization, Jupiter and Senior Management owned 75% and 25%, respectively, of the common stock of the Company. Jupiter is a private investment firm organized to invest in management buyouts, industry consolidations and late stage venture capital opportunities. Since the firm's inception in 1994, Jupiter has completed six transactions representing a combined investment exceeding $280.0 million. The six members of Senior Management collectively have approximately 155 years of experience in the distribution industry, including experience in acquiring and integrating companies in the distribution industry. See "Management."

                               THE EXCHANGE OFFER

Securities Offered...........  Up to $75,000,000 aggregate principal amount of 11 3/8%
                               Senior Subordinated Notes due September 15, 2003 (the "New
                               Notes"). The terms of the New Notes and those of the
                               Existing Notes are identical in all material respects,
                               except for certain transfer restrictions relating to the
                               Existing Notes.

The Exchange Offer...........  The New Notes are being offered in exchange for a like principal amount of Existing Notes. Existing Notes may be
                               exchanged only in integral multiples of $1,000. The issuance of the New Notes is intended to satisfy obligations of the
                               Company contained in the Registration Rights Agreement.

Expiration Date; Withdrawal    The Exchange Offer will expire at 5:00 p.m., New York City
 of Tender...................  time, on             , 1997, or such later date and time to
                               which it is extended by the Company, PROVIDED, HOWEVER, that
                               the Exchange Offer will not be extended beyond April   ,
                               1997. The tender of Existing Notes pursuant to the Exchange
                               Offer may be withdrawn at any time prior to the Expiration
                               Date. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering
                               holder thereof as promptly as practicable after the
                               expiration or termination of the Exchange Offer.

Conditions to the Exchange     The Exchange Offer is subject to certain customary
 Offer.......................  conditions, which may be waived by the Company. The Company currently expects that each of the conditions will be
                               satisfied and that no waivers will be necessary. See "The
                               Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering       Each holder of Existing Notes wishing to accept the Exchange
 Existing Notes..............  Offer must complete, sign and date a Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth
                               herein. See "The Exchange Offer--Procedures for Tendering
                               Existing Notes."

Use of Proceeds..............  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Exchange Agent...............  Bankers Trust Company is serving as the Exchange Agent in connection with the Exchange Offer.

                   CONSEQUENCES OF EXCHANGING EXISTING NOTES
                         PURSUANT TO THE EXCHANGE OFFER

    Based on certain no action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of the holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. By tendering, each holder will represent to the Company in the Letter of Transmittal that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, that neither the holder nor any such other person is participating in or intends to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Existing Notes does not exchange such Existing Notes for New Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

    The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue the be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                 THE NEW NOTES

Issuer.......................  Core-Mark International, Inc.

Securities Offered...........  $75,000,000 principal amount of 11 3/8% Senior Subordinated
                               Notes due 2003.

Maturity.....................  September 15, 2003.

Interest Payment Dates.......  March 15 and September 15 of each year, commencing on March
                               15, 1997.

Optional Redemption..........  Except as described below, the Company may not redeem the
                               New Notes prior to September 15, 2000. On or after such
                               date, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together
                               with accrued and unpaid interest, if any, to the date of
                               redemption. In addition, at any time on or prior to
                               September 15, 1999, the Company may, subject to certain
                               requirements, redeem up to 30% of the original aggregate
                               principal amount of the New Notes with the net cash proceeds of one or more Public Equity Offerings (as defined) by the
                               Company following which there is a Public Market (as
                               defined) at a redemption price equal to 111.375% of the
                               principal amount to be redeemed, together with accrued and unpaid interest, if any, provided that at least 70% of the original aggregate principal amount of the New Notes remain outstanding immediately after each such redemption. See
                               "Description of the New Notes--Optional Redemption."

Change of Control............  Upon the occurrence of a Change of Control (as defined) (i)
                               the Company will have the option at any time prior to
                               September 15, 2000 to redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined),
                               together with accrued and unpaid interest, if any, to the
                               date of redemption and (ii) if the Company does not redeem the New Notes, or if such Change of Control occurs after
                               September 15, 2000, each holder will have the right to
                               require the Company to make an offer to repurchase the New
                               Notes at a price equal to 101% of the principal amount
                               thereof, together with accrued and unpaid interest, if any, to the date of repurchase. However, the Senior Credit
                               Facility prohibits the purchase of the Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Senior Credit Facility is repaid in full. The Senior Credit Facility also provides
                               that the indebtedness thereunder becomes due in the event of a "Change of Control" as defined therein. In the event of a
                               Change of Control, there can be no assurance that the
                               Company would have sufficient assets to satisfy all of its obligations under the Senior Credit Facility and the Notes.
                               See "Description of the New Notes--Change of Control."

Ranking......................  The New Notes will be unsecured, will be subordinated to all existing and future Senior Indebtedness (as defined) of the
                               Company and, except as set forth below, will be effectively subordinated to all obligations of the subsidiaries of the
                               Company. The New Notes will rank PARI PASSU with any future
                               Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. The Company does not have outstanding, and does not have any firm arrangements to issue, any
                               significant indebtedness that will be subordinated to the
                               Notes and does not have any Senior Subordinated Indebtedness outstanding other than the Notes. As of September 30, 1996, the aggregate amount of the Company's outstanding Senior
                               Indebtedness was $88.3 million (exclusive of unused
                               commitments), the liabilities of the Company's subsidiaries were approximately $9.0 million and the Company had no
                               Senior Subordinated Indebtedness outstanding

                               other than the New Notes. The Company has agreed, subject to certain exceptions, not to transfer assets to any subsidiary unless it causes such subsidiary to guarantee the New Notes.
                               Except in such event, the New Notes will be effectively
                               subordinated to the claims of creditors, including trade
                               creditors and preferred shareholders (if any), of the
                               Company's existing subsidiaries and any subsidiary formed by the Company in the future. See "Description of the New
                               Notes--Ranking."

Restrictive Covenants........  The Indenture limits (i) the incurrence of additional indebtedness by the Company, (ii) the payment of dividends on, and redemption of, capital stock of the Company and the redemption of certain subordinated obligations of the
                               Company, (iii) investments, (iv) sales of assets and
                               subsidiary stock, (v) transactions with affiliates, (vi) the creation of liens, (vii) the lines of business in which the
                               Company may operate and (viii) consolidations, mergers and transfers of all or substantially all of the Company's
                               assets. The Indenture also prohibits certain restrictions on distributions from subsidiaries. However, all of these
                               limitations and prohibitions are subject to a number of
                               important qualifications and exceptions. See "Description of the New Notes--Certain Covenants."

Absence of a Public Market
  for the New Notes..........  The New Notes are new securities and there is currently no established market for the New Notes. Accordingly, there can be no assurance as to the development or liquidity of any
                               market for the New Notes. The Company does not intend to
                               apply for listing on a securities exchange of the New Notes.

Certain United States Tax
  Considerations.............  The exchange pursuant to the Exchange Offer will not be treated as an "exchange" or otherwise as a taxable event for federal income tax purposes. See "Certain United States Tax
                               Considerations."

                                  RISK FACTORS

    Holders of Existing Notes and prospective purchasers of New Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in connection with the Exchange Offer.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table presents summary historical and pro forma consolidated financial and other data for the Company. These were derived from the more detailed information and financial statements appearing elsewhere in this Prospectus and should be read in conjunction therewith and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma financial data assume that the Recapitalization and the Offering occurred on January 1, 1995 for income statement data for the year ended December 31, 1995 and on January 1, 1996 for income statement data for the nine months ended September 30, 1996. The pro forma financial data do not purport to represent what the Company's results of operations actually would have been if the Recapitalization and the Offering in fact had occurred at the beginning of the periods indicated or purport to project the Company's results of operations for any future period.

                                                                                                UNAUDITED
                                                                                            NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                              ----------------------------------------------------------  ----------------------
                               1991(1)       1992        1993        1994        1995        1995        1996
                              ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                             (DOLLARS IN THOUSANDS, EXCEPT EXPENSE PER CUBE DATA)
STATEMENT OF INCOME DATA:
  Net sales(a)...........     $1,688,611  $1,784,852  $1,868,932  $1,855,356  $2,047,187  $1,528,710  $1,637,266
  Gross profit(b)........        114,190     125,559     163,950     135,357     145,583     108,611     118,320
  Operating income(b)....          3,136      10,316      46,539      19,277      20,338      16,028      20,918
  Interest expense,
    net(c)...............         10,358       5,983       4,887       5,773       6,987       5,408       5,665
  Net income (loss)(b)...         (8,202)      3,633      38,684       9,088       6,723       5,418       6,221

OTHER DATA:
  EBITDAL(d).............     $   20,203  $   21,848  $   29,309  $   24,271  $   29,696  $   22,578  $   27,223
  Cash provided by (used
    in):
    Operating
      activities(e)......         (1,910)     12,425      21,176      54,708      12,529      34,223      43,668
    Investing
      activities.........         44,069      (5,241)     (6,806)     (5,974)    (16,896)    (14,375)     (4,047)
    Financing
      activities(e)......        (41,177)     (2,229)    (11,406)    (43,586)     11,397     (21,531)    (47,908)
  Depreciation and
    amortization(f)......          6,840       5,805       5,737       5,541       5,943       4,704       4,945
  Capital expenditures...          2,470       4,295       5,501       5,376       7,286       4,763       3,983
  Number of employees....          1,817       1,800       1,885       1,906       2,012       2,068       2,179
  Cubes of product
  distributed(000s)(g)...         15,500      16,161      17,867      19,359      20,550      15,664      17,655
  Cubes per employee.....          8,531       8,978       9,479      10,157      10,214       7,574       8,102
  Distribution operating
    expenses(h)..........     $   45,577  $   46,930  $   50,541  $   51,874  $   54,061  $   40,223  $   43,734
  Distribution operating
    expenses per cube....     $     2.94  $     2.90  $     2.83  $     2.68  $     2.63  $     2.57  $     2.48

PRO FORMA DATA
(UNAUDITED):
  EBITDAL................                                                     $   29,696              $   27,223
  Interest expense(c)....                                                         18,690                  13,648
  Ratio of EBITDAL to
    interest
    expense(i)...........                                                            1.6x                    2.0x
  Ratio of earnings to
    fixed charges(j).....                                                            1.0x                    1.3x

                                                       AS OF DECEMBER 31,
                                   ----------------------------------------------------------
                                                                                               UNAUDITED
                                                                                                 AS OF
                                                                                               SEPTEMBER
                                                                                                  30,
                                      1991        1992        1993        1994        1995        1996
                                   ----------  ----------  ----------  ----------  ----------  ----------
                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Average net working
    capital(k)................     $   96,327  $   78,290  $   79,160  $   72,568  $   61,341  $57,960
  Total assets................        323,979     318,127     329,855     293,743     324,536  283,909
  Total debt, including
    current maturities........        149,445     142,432     127,053      84,627     101,598  163,339
  Total common shareholders'
    equity (deficit)(l).......         12,749       9,705      41,137      39,346      87,669  (8,073    )

          See Notes to Summary Consolidated Financial and Other Data.

             NOTES TO SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

(a) In the second quarter of 1995, the Company completed two acquisitions which added approximately $62 million, $39 million and $55 million in net sales for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively.

(b) The Company's U.S. inventories are valued at the lower of cost or market. Cost of goods sold is determined on a last-in, first-out (LIFO) basis. During the year ended December 31, 1993, the Company's U.S. cigarette inventory quantities declined and the wholesale cost of U.S. premium cigarettes significantly declined. These factors resulted in a substantially lower inventory cost being charged to cost of goods sold under the LIFO method of valuation compared to the FIFO method in an amount of $23.0 million, materially impacting the results of operations during such fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on the impact of the LIFO inventory valuation method on other accounting periods.

(c) Historical interest expense does not include amortization of debt refinancing costs which are classified separately on the Company's income statement. The pro forma interest calculation assumes (i) the elimination of historical interest expense under the previous credit facility, (ii) interest on the Notes at a rate of 11.375% per annum and (iii) interest on the borrowings under the Senior Credit Facility after giving effect to the Recapitalization and the Offering and the application of the net proceeds therefrom. The borrowings under the previous credit facility and under the Senior Credit Facility bear interest at the same rates, which for purposes of this calculation are 8.5% for 1995 and 8.0% for the nine months ended September 30, 1996, the weighted average rates in effect under the previous credit facility during such periods. A 0.5% change in the interest rate under the Senior Credit Facility would result in a $0.5 million change to pro forma interest expense for the full year.

(d) EBITDAL represents operating income plus depreciation, amortization and LIFO expense, and minus LIFO income (each defined below). EBITDAL should not be considered in isolation or as a substitute for net income, operating income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. EBITDAL is included because it is one measure used by certain investors to determine a company's ability to service its indebtedness.

(e) At year end, the Company typically incurs debt to build inventories, which are then liquidated in future periods. Therefore, cash provided by operating activities and cash used in financing activities are typically lower at the end of any fiscal year compared to interim periods.

(f) Depreciation and amortization includes depreciation on property and equipment, amortization of goodwill and other non-cash charges, and excludes amortization of debt refinancing costs.

(g) The term "cube" refers to one cubic foot of product, a common unit of measurement in wholesale distribution.

(h) Distribution operating expenses include the cost of receiving, warehousing, picking and delivering products purchased by the Company's customers, excluding depreciation and insurance.

(i) The ratio of EBITDAL to interest expense is calculated by dividing EBITDAL by interest expense. The Company believes that it is useful information that will assist investors in measuring the Company's ability to service its indebtedness and because such data is used in certain financial tests in the Indenture and in the Senior Credit Facility. However, this ratio is not intended to be a substitute for the ratio of earnings to fixed charges.

(j) For the purpose of computing the Company's pro forma ratio of earnings to fixed charges, "earnings" represent pro forma income (loss) before income taxes and before fixed charges. "Fixed charges" represent pro forma interest on all other indebtedness (including amortization of debt financing costs (approximately $1.5 million and $1.2 million on a pro forma basis for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively) and a portion of the operating lease rental expense that is representative of the interest factor therein (deemed to be one-third of rental expense)).

(k) Average net working capital represents month-end averages of total current assets (excluding cash and cash equivalents) less month-end averages of total current liabilities (excluding current maturities of long-term debt).

(l) As a result of the Recapitalization, the Company has a total common shareholders' deficit. In the Recapitalization, Jupiter paid $41.3 million for 75% of the common stock of the Company and Senior Management retained 25% of the common stock of the Company which, based on the price per share paid by Jupiter, had a value of $13.8 million. Thus, the total value of the common stock purchased and retained in the Recapitalization was $55.0 million. In addition, in the Recapitalization the Company repurchased common stock for a total of $141.3 million, consisting of $135.0 million in cash (including $10.0 million placed into escrow) and Old Subordinated Notes with an initial value of $6.3 million.

(1) In 1991, the Company closed down various operations, and liquidated the accounts receivable and inventories of these operations. The funds generated thereby, net of any associated liabilities (reflectd in cash provided by investing activities), were used to repay debt under the Company's then existing senior credit facility (reflected in cash used in financing activities).

                                  RISK FACTORS

    SET FORTH BELOW ARE THE PRINCIPAL RISK FACTORS INVOLVED IN AN EXCHANGE OF OR INVESTMENT IN THE NOTES. HOLDERS OF EXISTING NOTES AND PROSPECTIVE PURCHASERS OF THE NEW NOTES SHOULD CAREFULLY CONSIDER THESE RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, WHICH MAY AFFECT A DECISION TO ACQUIRE THE NEW NOTES. FOR A DISCUSSION OF CERTAIN POTENTIAL TAX CONSEQUENCES OF SUCH INVESTMENT, SEE "CERTAIN UNITED STATES TAX CONSIDERATIONS."

SUBSTANTIAL LEVERAGE AND POSSIBLE INABILITY TO MEET DEBT SERVICE OBLIGATIONS

    The Company incurred substantial indebtedness in connection with the Recapitalization and the Offering. Following the consummation of the Exchange Offer, the Company will remain significantly leveraged. As of September 30, 1996, the Company's total outstanding indebtedness was approximately $163.3 million (exclusive of unused commitments), and the Company had a total common stockholders' deficit of $8.1 million.

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on the Notes and its other existing indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the agreements governing the Company's long-term indebtedness contain certain restrictive financial and operating covenants which may limit the Company's ability to complete acquisitions and financings and restrict capital expenditures; (iv) the indebtedness under the Senior Credit Facility is at variable rates of interest, which may cause the Company to be vulnerable to increases in interest rates; (v) all of the indebtedness outstanding under the Senior Credit Facility is secured by substantially all the assets of the Company and will become due prior to the time the principal on the Notes will become due; (vi) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (vii) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (viii) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business.

    The Company's ability to pay the interest on and retire principal of the Notes and the Company's indebtedness senior in rank to the Notes ("Senior Indebtedness") is dependent upon its future operating performance, which in turn is subject to general economic conditions and to financial, business and other factors, many of which are beyond the Company's control. In the event that the Company is unable to generate cash flow that is sufficient to service its obligations in respect of the Notes and the Senior Indebtedness, the market value and marketability of the Notes could be significantly adversely affected. Moreover, the Company would be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, attempting to refinance or restructure its indebtedness or selling material assets or operations. There can be no assurance that any of such actions could be effected on satisfactory terms, that they would enable the Company to satisfy its debt service requirements or that they would be permitted by the Senior Credit Facility or the Indenture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company may be required to refinance all or a portion of the Senior Credit Facility at or prior to its maturity, which is prior to the maturity of the Notes. Potential measures to raise cash may include the sale of assets or equity. However, the Company's ability to raise funds by selling assets is restricted by the Senior Credit Facility, and its ability to effect equity financings is dependent on results of operations and market conditions. In the event that the Company is unable to refinance the Senior Credit Facility or raise funds through asset sales, sales of equity or otherwise, its ability to pay principal of and interest on the Notes would be adversely affected.

SUBORDINATION OF NOTES; ASSET ENCUMBRANCE

    As of September 30, 1996, the Company had $88.3 million of Senior Indebtedness outstanding (exclusive of unused commitments), all of which was incurred under the Senior Credit Facility. The Indenture permits the Company to incur additional Senior Indebtedness, provided certain financial or other conditions are met. The Notes will be subordinated in right of payment to all existing and future Senior Indebtedness, including the principal, premium (if any) and interest with respect to the Senior Indebtedness under the Senior Credit Facility. The Notes will rank PARI PASSU with all future Senior Subordinated Indebtedness of the Company. Except in certain circumstances, the Notes will be effectively subordinated to the claims of creditors, including trade creditors and preferred shareholders (if any), of the Company's existing subsidiaries and any subsidiary formed by the Company in the future. See "Description of the New Notes--Ranking."

    The Company may not pay principal of, premium on (if any) or interest on the Notes, make any deposit pursuant to defeasance provisions or repurchase or redeem or otherwise retire any Notes (i) if any Senior Indebtedness is not paid when due or (ii) if any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Senior Indebtedness has been paid in full, except that the Company may pay the Notes upon the approval of the Representative of the relevant Designated Senior Indebtedness (as defined in the Indenture). In addition, if any other default exists with respect to the Designated Senior Indebtedness and certain other conditions are satisfied, the Company may not make any payments on the Notes for up to 179 days. Upon any payment or distribution of the assets of the Company in connection with a total or partial liquidation, dissolution or reorganization of or similar proceeding relating to the Company, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. See "Description of the New Notes--Ranking."

    The Notes are unsecured and thus, in effect, will rank junior to any secured indebtedness of the Company. The indebtedness outstanding under the Senior Credit Facility is secured by liens on substantially all of the assets of the Company. The ability of the Company to comply with the provisions of the Senior Credit Facility may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the Senior Credit Facility, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the Senior Credit Facility, together with accrued interest, to be due and payable, and the Company could be prohibited from making payments of interest and principal on the Notes until the default is cured or all Senior Indebtedness is paid or satisfied in full. If the Company were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the Senior Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of Senior Credit Facility" and "Description of the New Notes--Ranking."

RESTRICTIVE LOAN COVENANTS

    The Senior Credit Facility includes a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the Senior Credit Facility, the Company is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, annual capital expenditures limitations, net worth tests and current ratio and EBITDA tests. There can be no assurance that these requirements will be met in the future. If they are not, the holders of the indebtedness under the Senior Credit Facility would be entitled to declare such indebtedness immediately due and payable. See "Description of Senior Credit Facility."

DEPENDENCE ON CIGARETTE SALES

    During the period from 1991 through 1995, approximately 72% of the Company's net sales were derived from sales of cigarettes. Accordingly, any event which adversely affects the consumption of cigarettes in the Company's market area or the convenience retail channel could have a material adverse effect on the Company's results of operations.

    The unit volume of cigarettes sold in the United States and Canada has declined in recent years. A 1995 report issued by the United States government suggests that, while Americans' consumption of cigarettes stabilized between 1993 and 1994, consumption could ultimately continue to decline in the future if states or the federal government raise taxes and/or restrictions and prohibitions on smoking increase. Additional factors that could cause such decline include reports in the media concerning adverse health effects of smoking and diminishing social acceptance of smoking.

    The Company is particularly dependent on the leading producers of cigarettes, several of which also produce a variety of food products distributed by the Company. Approximately 28%, 15%, 14% and 9% of the Company's net sales in 1995 were attributable to the sale of products purchased from Philip Morris Incorporated ("Philip Morris"), R.J. Reynolds Tobacco Company ("R.J. Reynolds"), Imperial Tobacco Limited ("Imperial Tobacco") and Brown & Williamson Tobacco Corporation ("Brown & Williamson"), respectively. The loss of or a significant change in the Company's relationships with any of these manufacturers could have a material adverse effect on the Company's business and financial results.

ADVERSE REGULATORY DEVELOPMENTS

    The tobacco industry is currently subject to significant regulatory restrictions, such as the requirement that product packages display warning labels, a prohibition on television and radio advertising and a prohibition on sales to minors. In recent years, proposals have been made for additional federal regulation of tobacco products, including proposals to require additional warning notices, to disallow advertising and promotional expenses as deductions under federal tax law, to impose further restrictions, or a complete ban, on advertising and promotion and to further regulate the production and distribution of cigarettes and smokeless tobacco.

    In August 1996, the United States Food and Drug Administration (the "FDA") determined that it had jurisdiction over cigarettes and smokeless tobacco products and issued regulations which restrict and limit the sale, distribution and advertising of cigarette and smokeless tobacco products, especially to minors. Included in the regulations are: (1) a federal ban on the sale of cigarettes and smokeless tobacco products to persons under the age of 18 and a requirement that retailers check photo identifications of all persons under age 26; (2) a prohibition against the sale of individual cigarettes or small amounts of smokeless tobacco products; (3) a ban on vending machine sales and self-service displays except in adult establishments; (4) a ban on the distribution of free samples of cigarettes and smokeless tobacco; (5) a limitation on tobacco advertising in all media, other than publications primarily read by adults, to black-and-white, text-only format; and (6) a ban on the sale and distribution of promotional items such as tee shirts and caps with tobacco product logos, and a ban on tobacco product sponsorship of musical, cultural, sports and other events. There can be no assurance that the regulations will not result in a material reduction of the consumption of tobacco products in the United States or will not have a material adverse effect on the Company's business and financial position.

    The regulations are significant not only because of their content but also because the FDA has concluded that it has jurisdiction over cigarettes and smokeless tobacco as "combination products having both a drug component, including nicotine, and device components." The regulations regulate such products as "devices." Lawsuits have been filed in federal district court in Greensboro, North Carolina by cigarette manufacturers and others challenging the FDA's authority to regulate tobacco products. In addition, a number of bills were introduced during the last session of Congress that would have blocked the FDA from regulating the tobacco industry. If, however, the FDA's assertion of jurisdiction withstands challenge, the FDA might thereby establish its authority to issue regulations restricting the sale of cigarettes and smokeless tobacco products to adults. While no such regulations have been proposed, there can be no assurance they will not be proposed in the future or that any such proposed regulations would not have a material adverse effect on the Company's business and financial position.

    Over the past decade, various state and local governments have imposed significant regulatory restrictions on tobacco products, including sampling and advertising bans or restrictions, packaging regulations and prohibitions on smoking in restaurants, office buildings and public places. Additional state and local legislative and regulatory actions are being considered and are likely to be promulgated in the future. The Company is unable to assess the future effects that these various proposals may have on the sale of the Company's products. The FDA's regulation of cigarette and smokeless tobacco products would not preempt individual states from issuing more stringent state or local requirements, provided those state or local requirements do not conflict with the final FDA regulations.

    Any further regulatory restrictions could, among other things, accelerate the decline in the consumption of cigarettes and result in a material adverse effect on the Company.

HEALTH LIABILITY AND LITIGATION

    In recent years, several plaintiffs have sued cigarette manufacturers, alleging that they have suffered lung and oral cancer and other diseases as a result of smoking or environmental tobacco smoke (ETS). Several of these actions purport to be class actions brought on behalf of thousands of claimants. Purported classes include flight attendants alleging personal injury from exposure to ETS in their workplace and individuals claiming to be addicted to cigarettes. In August 1996, a Florida jury awarded damages against a tobacco manufacturer based on a claim of addiction. It is expected that such claims will be asserted against tobacco manufacturers in the future, and there can be no assurance that such claims will not be asserted against the Company in the future.

    In May 1996, the Court of Appeals for the Fifth Circuit decertified a federal class action purportedly brought on behalf of all cigarette smokers in the United States. Following the decertification, lawyers for the class brought state class action lawsuits in a number of states, with the objective of filing such lawsuits in all fifty states, the District of Columbia and Puerto Rico. Several of these state lawsuits name cigarette distributors such as the Company as defendants. In June 1996, a subsidiary of the Company was named as a defendant in a class action lawsuit filed in state court in New Mexico. The action was later voluntarily dismissed without prejudice in order to permit a realignment of the parties. The lawsuit was subsequently refiled in September 1996 and voluntarily dismissed October 2, 1996.

    The New Mexico lawsuit was most recently refiled on October 10, 1996. A subsidiary of the Company is named as a defendant in the complaint. The other defendants include the principal U.S. tobacco manufacturers as well as other distributors. The case is brought on behalf of a putative class of smokers who reside in New Mexico, each of whom is allegedly nicotine dependent. The suit seeks, on behalf of the class, compensatory damages, punitive damages and equitable relief, including medical monitoring of the class members. The Company has been indemnified with respect to certain claims alleged in this suit.

    On October 2, 1996, the Company was served with a summons and complaint in an action brought by the County of Los Angeles against major tobacco manufacturers, the Company and other distributors of tobacco products. The complaint seeks, inter alia, damages and restitution for monies expended by the County for the health care of smokers. The Company has been indemnified with respect to certain claims alleged in this suit.

    The Company does not believe that these actions will have a material adverse effect on the Company's financial condition.

    In addition to the class actions, a number of individual actions brought by several states are pending against cigarette manufacturers and certain other organizations. The Company has not been named as a defendant in any of these lawsuits. The lawsuits seek reimbursement of expenses incurred by the states for the care of citizens allegedly suffering from tobacco-related injuries, diseases or sickness.

    In light of the claimed health risks related to the use of cigarettes and other tobacco products, there can be no assurance that product liability claims will not be asserted against the tobacco industry or the Company in the future. Such lawsuits, if asserted against the tobacco industry or the Company and adversely determined, could have a material adverse effect on the Company's business and financial position. The Company carries general liability insurance but self-insures against liability in respect of health-related claims, which management believes is consistent with industry practice.

POSSIBLE ADVERSE IMPACT OF MANUFACTURERS' CIGARETTE PRICING POLICIES

    In 1993, cigarette manufacturers decreased the wholesale price of premium cigarettes by approximately 25%, resulting in a decrease in the value of the Company's inventory of approximately $6.6 million. While the manufacturers reimbursed the Company for the decrease in 1993, cigarette manufacturers could reduce cigarette prices in the future, and there can be no assurance that manufacturers would again reimburse the Company for the resulting decrease in the value of the Company's cigarette inventory.

    The Company believes that demand for discount cigarettes, including Best Buy-Registered Trademark- (the Company's private label discount cigarette), has declined since 1993 due to the reductions in the differential between premium brand and discount prices as a result of the premium brand price decreases that occurred in that year. Aggressive pricing or marketing actions by any of the tobacco manufacturers may negatively affect the sale of Best
Buy-Registered Trademark- products. In addition, demand for Best
Buy-Registered Trademark- is highly sensitive to pricing actions by tobacco manufacturers with respect to competitive discount cigarettes. This risk is heightened because the wholesale price of Best Buy-Registered Trademark- to the Company is set by its manufacturer, Philip Morris, which also sells competing premium and discount products. See "Business--Products Distributed."

    Historically, a substantial portion of the Company's operating profits on cigarettes has been attributable to promotional programs sponsored by cigarette manufacturers. The reduction of these sources of income in the future, without any substitute incentive programs from manufacturers, could have a material adverse effect on the Company's business and financial position.

POSSIBLE IMPACT OF INCREASED TOBACCO TAXES

    The sale of cigarettes is subject to substantial United States federal excise taxes as well as various state and local government excise taxes. In 1993, the Clinton administration proposed a new excise tax on cigarettes of $0.75 per pack, which would have raised the tax from $0.24 per pack to $0.99 per pack, a 300% increase. While that proposal was not adopted by Congress, there remains a possibility that similar proposals to increase federal excise taxes may be put forward in the future. In addition, excise and similar taxes on cigarettes, which are levied on and typically paid by the distributors, are in effect in the 50 states, the District of Columbia and several municipalities. Many states are currently weighing proposals for new excise taxes on cigarettes and other tobacco products. For example, the voters in Oregon recently passed a $.30 per pack cigarette tax increase which will become effective on February 1, 1997. Additionally, $0.25 and $0.40 per pack cigarette tax increases were enacted during 1995 and

1994 in Washington and Arizona, respectively. If a number of states or the federal government were to increase excise taxes, there could be a resulting acceleration of the decline in consumption of cigarettes and other tobacco products which could have a material adverse effect on the Company's business and financial position.

COMPETITION; LOW MARGINS

    The convenience retail distribution industry in the United States and Canada is highly competitive. The Company competes in the United States with one large national distribution company, McLane Co. Inc. ("McLane"), which is a subsidiary of Wal-Mart. McLane operates in substantially all of the Company's markets in the United States and has substantially greater financial resources than the Company. In Canada, the Company also faces one large national competitor that competes in each of the markets it serves. In the United States and Canada, the Company also competes with numerous regional and local distribution companies, some of which may be less highly leveraged than the Company and therefore less restricted by operating covenants imposed by lenders and other debt holders.

    In recent years, the Company has also been faced with competition from warehouse or wholesale clubs, which offer the Company's customers a limited selection of similar products at equivalent or lower prices but generally with limited services. In particular, the wholesale clubs have been aggressive in their promotion and pricing of cigarettes and candy.

    Competition in the convenience retail distribution industry is based on price and service, and the industry is characterized by high unit volumes and low profit margins. As a result, the Company's success is highly dependent upon effective financial controls, efficient volume purchasing of non-tobacco products and differentiating its services from those of its competitors.

DEPENDENCE ON KEY PERSONNEL

    The Company's future performance is substantially dependent upon the continued services of Senior Management. See "Management." The loss of the services of such persons could have a material adverse effect on the Company's business and financial position.

CONTROL BY JUPITER PARTNERS L.P.

    Jupiter owns and has the power to vote approximately 75% of the outstanding capital stock of the Company. Accordingly, Jupiter is entitled to elect a majority of the directors of the Company, approve all amendments to the Company's Certificate of Incorporation and effect fundamental corporate transactions such as mergers and asset sales. See "Ownership of Voting Securities."

REQUIREMENT TO REFINANCE INDEBTEDNESS UPON A CHANGE OF CONTROL

    A Change of Control (as defined in the Indenture) could require the Company to refinance substantial amounts of indebtedness. Upon the occurrence of a Change of Control, the holders of the Notes would be entitled to require the Company to repurchase the Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase. However, the Senior Credit Facility prohibits the purchase of the Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Senior Credit Facility is repaid in full. The Company's failure to purchase the Notes would result in a default under the Indenture and the Senior Credit Facility. The Senior Credit Facility also provides that the indebtedness thereunder becomes due in the event of a "Change in Control" as defined therein. The inability to repay the indebtedness under the Senior Credit Facility, if accelerated, would also constitute an event of default under the Indenture, which could have adverse consequences to the Company and the holders of the Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Senior Credit Facility and the Notes. See "Description of Senior Credit Facility" and "Description of the New Notes--Change of Control."

RISK OF DETERMINATION OF A FRAUDULENT CONVEYANCE

    If the court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as a debtor-in-possession, were to find under relevant federal or state fraudulent conveyance statutes that the Company did not receive fair consideration or reasonably equivalent value for certain of the indebtedness, including the Notes, incurred by the Company in connection with the Recapitalization, and that, at the time of such incurrence, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence or grant, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court, subject to applicable statutes of limitation, could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes.

    The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property, or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the Notes, if it determined that such transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the Notes, to the claims of all existing and future creditors on similar grounds. There can be no assurance as to what standard a court would apply in order to determine whether the Company was "insolvent" upon consummation of the Recapitalization or the sale of the Notes.

ADVERSE CONSEQUENCES OF FAILURE TO ADHERE TO EXCHANGE OFFER PROCEDURES

    Issuance of the New Notes in exchange for Existing Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Existing Notes desiring to tender such Existing Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Company nor the Exchange Agent is under any duty to give notification of defects or irregularities with respect to the tenders of Existing Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer certain registration rights under the Registration Rights Agreement will terminate.

RECEIPT OF RESTRICTED SECURITIES UNDER CERTAIN CIRCUMSTANCES

    Any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

ADVERSE EFFECT ON MARKET FOR EXISTING NOTES

    To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Existing Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

    There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer. This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The net proceeds available to the Company from the sale of the Existing Notes, after deducting estimated expenses incurred in connection with such sale, were approximately $71.8 million. Such net proceeds were used to repay the indebtedness under the Term Loan ($35.0 million principal amount plus accrued interest thereon), which was incurred in connection with the Recapitalization, and the Existing Subordinated Notes ($25.0 million initial value plus accreted interest thereon), which were issued in connection with the Recapitalization. The balance of the net proceeds (approximately $12.3 million) was used to reduce outstanding balances under the Revolving Credit Facility. As of September 30, 1996, availability under the Revolving Credit Facility after taking into account the borrowing base was $46.4 million. Such availability may be used for general corporate purposes, which may include future acquisitions. The Company presently does not have any agreements, commitments or arrangements, and is not engaged in any negotiations, with respect to any proposed material acquisitions and there can be no assurance that any acquisition will be consummated in the future. The Company is currently engaged in negotiations with respect to one proposed acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." See "Summary-- Transactions Related to the Offering" and "Description of Senior Credit Facility" for a description of the terms of the indebtedness to be repaid.

                                 CAPITALIZATION

    The following table sets forth, as of September 30, 1996, the capitalization of the Company. The table should be read in conjunction with the consolidated financial statements of the Company and the notes thereto contained elsewhere in this Prospectus. See also "Summary--Transactions Relating to the Offering," "Use of Proceeds" and "Selected Historical and Pro Forma Consolidated Financial Data."

                                                                                  (DOLLARS IN
                                                                                  THOUSANDS)
Debt:
  Revolving Credit Facility.....................................................      88,339
  11 3/8% Senior Subordinated Notes due 2003....................................      75,000
                                                                                  -----------
      Total debt................................................................     163,339
                                                                                  -----------
Shareholders' equity:
  Common stock, $.01 par value; 10,000,000 shares authorized; 5,500,000 issued
    and outstanding.............................................................          55
  Additional paid-in capital....................................................      26,121
  Accumulated deficit...........................................................     (29,569)
  Cumulative foreign currency translation adjustments...........................      (1,101)
  Additional minimum pension liability..........................................      (3,579)
                                                                                  -----------
      Total shareholders' equity (deficit) (a)..................................      (8,073)
                                                                                  -----------
      Total capitalization......................................................   $ 155,266
                                                                                  -----------
                                                                                  -----------

------------------------

(a) As a result of the Recapitalization, the Company has a total shareholders' deficit. In the Recapitalization, Jupiter paid $41.3 million for 75% of the common stock of the Company and Senior Management retained 25% of the common stock of the Company which, based on the price per share paid by Jupiter, had a value of $13.8 million. Thus, the total value of the common stock purchased and retained in the Recapitalization was $55.0 million. In addition, in the Recapitalization the Company repurchased common stock for a total of $141.3 million, consisting of $135.0 million cash (including $10.0 million placed into escrow) and Existing Subordinated Notes with an initial value of $6.3 million.

                       SELECTED HISTORICAL AND PRO FORMA
                     CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth selected historical and pro forma consolidated financial and other data for the Company. The historical financial data as of the end of and for each year in the five year period ended December 31, 1995 have been derived from the Company's audited consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent accountants. Such financial statements for the three year period ended December 31, 1995 are included herein together with the report of such accountants thereon. The historical data for the nine months ended September 30, 1995 and 1996 and as of September 30, 1996 have been derived from the Company's consolidated financial statements which have not been audited, but reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the information contained herein. Interim results are not necessarily indicative of results to be expected for any fiscal year. The pro forma financial data assume that the Recapitalization and the Offering had occurred on January 1, 1995 for income statement data for the year ended December 31, 1995 and on January 1, 1996 for income statement data for the nine months ended September 30, 1996. The pro forma financial data do not purport to represent what the Company's results of operations would actually have been if the Recapitalization and the Offering had occurred at the beginning of the period indicated, or purport to project the Company's results of operations for any future period. The consolidated financial data set forth below should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all contained elsewhere in this Prospectus.

                       SELECTED HISTORICAL AND PRO FORMA
                     CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                                                                 UNAUDITED
                                                                                                             NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                             ----------------------------------------------------------  --------------------------
                                              1991(1)       1992        1993        1994        1995        1995          1996
                                             ----------  ----------  ----------  ----------  ----------  ----------  --------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT EXPENSE PER CUBE DATA)
STATEMENT OF INCOME DATA:
  Net sales (a)............................  $1,688,611  $1,784,852  $1,868,932  $1,855,356  $2,047,187  $1,528,710    $1,637,266
  Cost of goods sold (b)...................   1,574,421   1,659,293   1,704,982   1,719,999   1,901,604   1,420,099     1,518,946
                                             ----------  ----------  ----------  ----------  ----------  ----------  --------------
  Gross profit (b).........................     114,190     125,559     163,950     135,357     145,583     108,611       118,320
  Operating and administrative expenses....     111,054     115,243     117,411     116,080     125,245      92,583        97,402
                                             ----------  ----------  ----------  ----------  ----------  ----------  --------------
  Operating income (b).....................       3,136      10,316      46,539      19,277      20,338      16,028        20,918
  Interest expense, net....................      10,358       5,983       4,887       5,773       6,987       5,408         5,665
  Debt refinancing costs (c)...............          --          --          --       1,600       1,065         746           928
                                             ----------  ----------  ----------  ----------  ----------  ----------  --------------
  Income (loss) before income taxes,
    cumulative effects of changes in
    accounting principles and extraordinary
    item...................................      (7,222)      4,333      41,652      11,904      12,286       9,874        14,325
  Income tax expense.......................         980         700       2,472       2,816       5,563       4,456         6,274
                                             ----------  ----------  ----------  ----------  ----------  ----------  --------------
  Income (loss) before cumulative effects
    of changes in accounting principles and
    extraordinary item.....................      (8,202)      3,633      39,180       9,088       6,723       5,418         8,051

  Cumulative effect of changes in
    accounting principles for:
      Income taxes.........................          --          --         492          --          --          --            --
      Postretirement benefits other than
        pensions...........................          --          --        (988)         --          --          --            --
                                             ----------  ----------  ----------  ----------  ----------  ----------  --------------
  Income (loss) before extraordinary
    item...................................      (8,202)      3,633      38,684       9,088       6,723       5,418         8,051
  Extraordinary item.......................          --          --          --          --          --          --        (1,830)
                                             ----------  ----------  ----------  ----------  ----------  ----------  --------------
  Net income (loss) (b)....................  $   (8,202) $    3,633  $   38,684  $    9,088  $    6,723  $    5,418    $    6,221
                                             ----------  ----------  ----------  ----------  ----------  ----------  --------------
                                             ----------  ----------  ----------  ----------  ----------  ----------  --------------

OTHER DATA:
  EBITDAL (d)..............................  $   20,203  $   21,848  $   29,309  $   24,271  $   29,696  $   22,578    $   27,223
  Cash provided by (used in):
    Operating activities (e)...............      (1,910)     12,425      21,176      54,708      12,529      34,223        43,668
    Investing activities...................      44,069      (5,241)     (6,806)     (5,974)    (16,896)    (14,375)       (4,047)
    Financing activities (e)...............     (41,177)     (2,229)    (11,406)    (43,586)     11,397     (21,531)      (47,908)
  Depreciation and amortization (f)........       6,840       5,805       5,737       5,541       5,943       4,704         4,945
  Capital expenditures.....................       2,470       4,295       5,501       5,376       7,286       4,763         3,983
  Ratio of earnings to fixed charges (g)...          --         1.4x        5.8x        2.3x        2.0x        2.1x          2.5  x
  Number of employees......................       1,817       1,800       1,885       1,906       2,012       2,068         2,179
  Cubes of product distributed (000s)
    (h)....................................      15,500      16,161      17,867      19,359      20,550      15,664        17,655
  Cubes per employee.......................       8,531       8,978       9,479      10,157      10,214       7,574         8,102
  Distribution operating expenses (i)......  $   45,577  $   46,930  $   50,541  $   51,874  $   54,061  $   40,223  $     43,734
  Distribution operating expenses per
    cube...................................  $     2.94  $     2.90  $     2.83  $     2.68  $     2.63  $     2.57  $       2.48

PRO FORMA DATA (UNAUDITED):
  EBITDAL..................................                                                  $   29,696              $     27,223
  Interest expense (j).....................                                                      18,690                    13,648
  Ratio of EBITDAL to interest expense
    (k)....................................                                                         1.6x                      2.0  x
  Ratio of earnings to fixed charges (g)...                                                         1.0x                      1.3  x

                                                                                                                       UNAUDITED
                                                                                                                         AS OF
                                                                 AS OF DECEMBER 31,                                  SEPTEMBER 30,
                                             ----------------------------------------------------------              --------------
                                                1991        1992        1993        1994        1995                      1996
                                             ----------  ----------  ----------  ----------  ----------              --------------
                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Average net working capital (l)..........  $   96,327  $   78,290  $   79,160  $   72,568  $   61,341                $   57,960
  Total assets.............................     323,979     318,127     329,855     293,743     324,536                   283,909
  Total debt, including current
    maturities.............................     149,445     142,432     127,053      84,627     101,598                   163,339
  Mandatorily redeemable preferred stock
    (m)....................................      24,347      29,146      34,890      41,767          --                        --
  Total common shareholders' equity
    (deficit) (n)..........................      12,749       9,705      41,137      39,346      87,669                    (8,073)

See Notes to Selected Historical and Pro Forma Consolidated Financial and Other
                                     Data.

            NOTES TO SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED
                            FINANCIAL AND OTHER DATA

(a) In the second quarter of 1995, the Company completed two acquisitions which added approximately $62 million, $39 million and $55 million in net sales for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively.

(b) The Company's U.S. inventories are valued at the lower of cost or market. Cost of goods sold is determined on a last-in, first-out (LIFO) basis. During the year ended December 31, 1993, the Company's U.S. cigarette inventory quantities declined and the wholesale cost of U.S. premium cigarettes significantly declined. These factors resulted in a substantially lower inventory cost being charged to cost of goods sold under the LIFO method of valuation compared to the FIFO method in an amount of $23.0 million, materially impacting the results of operations during such fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information on the impact of the LIFO inventory valuation method on other accounting periods.

(c) Debt refinancing costs include all costs associated with restructuring and refinancing debt and amortization of debt issuance costs.

(d) EBITDAL represents operating income plus depreciation, amortization and LIFO expense, and minus LIFO income (each defined below). EBITDAL should not be considered in isolation or as a substitute for net income, operating income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. EBITDAL is included because it is one measure used by certain investors to determine a company's ability to service its indebtedness.

(e) At year end, the Company typically incurs debt to build inventories, which are then liquidated in future periods. Therefore, cash provided by operating activities and cash used in financing activities are typically lower at the end of any fiscal year compared to interim periods.

(f) Depreciation and amortization includes depreciation on property and equipment, amortization of goodwill and other non-cash charges, and excludes amortization of debt refinancing costs.

(g) For the purpose of computing the Company's historical and pro forma ratio of earnings to fixed charges, "earnings" represent historical and pro forma income (loss) before income taxes and before fixed charges, respectively. "Fixed charges" represent historical and pro forma interest on all other indebtedness (including amortization of the SFAS No. 15 troubled debt restructuring deferred credit (approximately $1.2 million, $2.6 million, $3.5 million and $2.0 million for the years ended December 31, 1991, 1992, 1993 and 1994, respectively), amortization of debt financing costs (approximately $1.1 million, $0.7 million, and $0.9 million, for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively, and approximately $1.5 million and $1.2 million on a pro forma basis for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively) and a portion of the operating lease rental expense that is representative of the interest factor therein (deemed to be one-third of rental expense)). For the year ended December 31, 1993, such ratio was significantly impacted by LIFO income of $23.0 million. The Company had a deficiency of earnings to fixed charges in 1991 of $7.2 million.

(h) The term "cube" refers to one cubic foot of product, a common unit of measurement in wholesale distribution.

(i) Distribution operating expenses include the cost of receiving, warehousing, picking and delivering products purchased by the Company's customers, excluding depreciation and insurance.

(j) Pro forma interest expense is defined as interest expense exclusive of amortization of debt issuance costs. The pro forma interest calculation assumes (i) the elimination of historical interest expense under the previous credit facility, (ii) interest on the Notes at a rate of 11.375% per annum and (iii) interest on the borrowings under the Senior Credit Facility after giving effect to the Recapitalization and the Offering and the application of the net proceeds therefrom. The borrowings under the previous credit facility and under the Senior Credit Facility bear interest at the same rates, which for purposes of this calculation are 8.5% for 1995 and 8.0% for the nine months ended September 30, 1996, the weighted average rates in effect under the previous credit facility during such periods. A 0.5% change in the interest rate under the Senior Credit Facility would result in a $0.5 million change to pro forma interest expense for the full year.

(k) The ratio of EBITDAL to interest expense is calculated by dividing EBITDAL by interest expense. The Company believes that it is useful information that will assist investors in measuring the Company's ability to service its indebtedness and because such data is used in certain financial tests in the Indenture and in the Senior Credit Facility. However, this ratio is not intended to be a substitute for the ratio of earnings to fixed charges.

(l) Average net working capital represents month-end averages of total current assets (excluding cash and cash equivalents) less month-end averages of total current liabilities (excluding current maturities of long-term debt).

(m) Series B Preferred Stock, with a $50.0 million stated value and a mandatory redemption date of December 31, 1995, was issued in conjunction with a restructuring in 1991 and was initially recorded at a discounted fair value and accreted through March 1995, at which time it was exchanged, along with warrants owned by the senior lenders, for equity in a holding company that was also owned by management. At that time, the carrying value of the Preferred Stock was reclassified into additional paid-in capital.

(n) As a result of the Recapitalization, the Company has a total common shareholders' deficit. In the Recapitalization, Jupiter paid $41.3 million for 75% of the common stock of the Company and Senior Management retained 25% of the common stock of the Company which, based on the price per share paid by Jupiter, had a value of $13.8 million. Thus, the total value of the common stock purchased and retained in the Recapitalization was $55.0 million. In addition, in the Recapitalization the Company repurchased common stock for a total of $141.3 million, consisting of $135.0 million in cash (including $10.0 million placed into escrow) and Old Subordinated Notes with an initial value of $6.3 million.

(1) In 1991, the Company closed down various operations, and liquidated the accounts receivable and inventories of these operations. The funds generated thereby, net of any associated liabilities (reflected in cash provided by investing activities), were used to repay debt under the Company's then existing senior credit facility (reflected in cash used in financing activities).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Historical and Pro Forma Consolidated Financial Data" and the consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus. The discussion that follows reflects reported results, and as such does not take into consideration the effects of the Recapitalization and the Offering on results of operations.

GENERAL

    The Company is one of the two largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. The products distributed by the Company include cigarettes, food products such as candy, fast food, snacks, groceries and non-alcoholic beverages, and non-food products such as film, batteries and other sundries, health and beauty care products and tobacco products other than cigarettes. In the year ended December 31, 1995, approximately 71%, 20% and 9% of the Company's net sales and approximately 40%, 41% and 19% of the Company's gross profit were derived from cigarettes, food products and non-food products, respectively. Although food and non-food products generally carry higher operating expenses to pick and handle than cigarettes, the Company believes that such products' net contribution to earnings, after expenses, is higher than for cigarettes. In addition, overall gross margins on cigarettes as well as other products are affected not only by wholesale price changes and volumes but also by amounts received under promotional programs offered by the manufacturers, which are recorded as reductions to cost of goods sold.

IMPACT OF REGULATION OF TOBACCO ON THE COMPANY

    The tobacco industry is subject to significant regulatory restrictions. In recent years, these regulations have generally become more restrictive, and the aggregate unit volume of cigarettes sold in the U.S. and Canada has declined and is expected to continue to decline. However, during the same period, the Company's unit sales of cigarettes have increased as a result of (i) a shift in cigarette purchases to convenience retailers from other retail channels and (ii) the Company's execution of its business strategy (including the addition of new customers and effecting selective acquisitions). In addition, the Company's business strategy has included and continues to include increasing sales of higher margin, non-tobacco products, a strategy which is intended to mitigate the impact of possible future declines in unit sales and profitability of its cigarette distribution business. Nevertheless, it is not possible for the Company to predict or quantify the impact that current and future regulations affecting cigarettes and other tobacco products will have on its business in the future. See "Risk Factors--Adverse Regulatory Developments."

IMPACT OF CIGARETTE PRICING

    Since 1993, the wholesale price of cigarettes has been affected by a number of factors including the following:

"MARLBORO FRIDAY"

    In August 1993, the United States tobacco industry, led by Philip Morris, reduced the wholesale price of premium cigarettes (e.g., Marlboro, Winston, Salem, etc.) by $4.00 per carton, or approximately 25%. The Company believes the cigarette manufacturers took this action in order to reduce the pricing differential in the United States between premium and discount cigarettes. Following the $4.00 a carton price reduction, the Company immediately reduced the prices charged to its customers for premium cigarettes. In 1993, 1994 and 1995, the Company sold approximately 42 million, 47 million and 54 million cartons, respectively, of premium cigarettes and 20 million, 19 million and 20 million cartons, respectively, of discount cigarettes in the domestic market.

REDUCTION OF CANADIAN FEDERAL TAXES

    In February 1994, the Canadian federal government substantially reduced the federal component of tobacco taxes by approximately U.S. $3.60 on all cartons of cigarettes. This reduction decreased the cost of cigarette products charged to the Company by the cigarette manufacturers, which in turn caused the Company to reduce the prices charged to its customers. In addition, the Company's inventory, trade accounts receivable, and trade accounts payable were reduced. In 1993, 1994 and 1995, the Company sold approximately 14 million, 15 million and 15 million cartons, respectively, of cigarettes in the Canadian market.

CIGARETTE PRICE INCREASES

    Prior to 1993, the United States cigarette manufacturers raised their prices approximately twice per year. During that time, cigarette distributors, including the Company, realized substantial earnings from incremental forward purchases of cigarette inventory prior to each price increase. During 1993, the Company realized substantial earnings from forward buying of cigarettes in advance of price increases.

    The decision by Philip Morris and other manufacturers to reduce premium cigarette prices in 1993 and their subsequent decision not to raise prices on any category of cigarettes in 1994 eliminated the Company's ability to profit from cigarette price increases. While price increases did occur in 1995 and again in 1996, the impact of these price increases on the Company's profitability was much less than in 1993, as the magnitude of the price increases per carton was smaller. Additionally, the Company's average cigarette inventory levels at the time of the price increases were much lower in 1995 and 1996 than in 1993.

    For the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, the Company experienced operating profit attributable to cigarette price increases of $6.5 million, $0.0 million, $1.1 million, $1.1 million and $2.1 million, respectively.

IMPACT OF LIFO INVENTORY VALUATION METHOD

    The Company's U.S. inventories are valued at the lower of cost or market. Cost of goods sold is determined on a last-in, first-out (LIFO) basis using Producer Price Indices as determined by the U.S. Department of Labor Statistics. The Company's Canadian inventories are valued on a first-in, first-out (FIFO) basis. The LIFO method of determining cost of goods sold has had a significant impact on the results of operations, which is quantified separately in the discussion below.

    During periods of price inflation in the Company's product line, the LIFO methodology generally results in the impact of inflation on year end inventories being charged as additional expenses to cost of goods sold while lower costs are retained in inventories. Historically, increases in the Company's cost of cigarettes resulted from a combination of cost increases by cigarette manufacturers and increases in federal and state excise taxes. During the year ended December 31, 1995 and the nine month periods ended September 30, 1995 and 1996, the impact of using the LIFO method increased the cost of goods sold ("LIFO expense") by $3.4 million, $1.8 million, and $1.4 million, respectively. In 1995, cigarette and candy manufacturers increased prices contributing to the LIFO expense of $3.4 million during 1995. For the nine months ended September 30, 1995 and 1996, LIFO expense of $1.8 million and $1.4 million, respectively, is primarily the result of increases in cigarette prices during those periods.

    Conversely, during periods of price deflation, the LIFO methodology generally results in lower inventory costs being charged to cost of goods sold while higher costs are retained in inventories ("LIFO income"). In August 1993, U.S. cigarette manufacturers reduced the wholesale price of their premium cigarettes by approximately $4.00 per carton or approximately 25% (see "-- Impact of Cigarette Pricing -- 'Marlboro Friday' "). In addition, the Company's units of cigarette inventory at December 31, 1993 were 18% lower than at December 31, 1992 as a result of greater promotional activity by cigarette manufacturers at year end 1992. The impact of these two factors resulted in LIFO income of $23.0 million for the year ended December 31, 1993. In 1994 there were no cigarette price increases or decreases; however there were net changes in units which contributed to the LIFO income of $0.5 million for the year ended December 31, 1994.

CURRENCY FLUCTUATIONS

    During the period 1993 to 1995, the Canadian dollar weakened against the U.S. dollar, thereby deflating the U.S. dollar value of Canadian revenues in the Company's consolidated financial statements. On average, the Canadian dollar weakened approximately 6% in 1993, 5% in 1994, and less than 1% in 1995 from the prior year. The change in the U.S./Canadian exchange rate had no impact on the overall financial results of the Canadian operations as virtually all revenues and expenses are Canadian dollar based.

ACQUISITIONS

    In the second quarter of 1995, the Company acquired two Wholesale Distributors within its existing and contiguous markets: (i) two divisions of Flaks, Inc., with operations in Albuquerque, New Mexico and Denver, Colorado; and (ii) Humboldt Distributors, Inc., with operations in Northern California. These acquisitions were structured as asset purchases of inventory and accounts receivable. The aggregate consideration for these acquisitions was $9.6 million.

RESULTS OF OPERATIONS

    The following table sets forth certain operating results as a percentage of net sales, for the periods indicated:

                                                                                                         NINE MONTHS
                                                                              YEAR ENDED                    ENDED
                                                                             DECEMBER 31,               SEPTEMBER 30,
                                                                    -------------------------------  --------------------
                                                                      1993       1994       1995       1995       1996
                                                                    ---------  ---------  ---------  ---------  ---------
Net sales.........................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold (a)............................................       91.2       92.7       92.9       92.9       92.8
                                                                    ---------  ---------  ---------  ---------  ---------
Gross profit (b)..................................................        8.8        7.3        7.1        7.1        7.2
Operating and administrative expenses.............................        6.3        6.3        6.1        6.1        5.9
                                                                    ---------  ---------  ---------  ---------  ---------
Operating income..................................................        2.5%       1.0%       1.0%       1.0%       1.3%
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

------------------------

(a) LIFO (income) expense is included in cost of goods sold.

(b) The Company earned $6.5 million in 1993, $0.0 million in 1994, $1.1 million in 1995, $1.1 million in the nine months ended September 30, 1995 and $2.1 million in the nine months ended September 30, 1996 from cigarette price increases.

    The following table sets forth gross profit and operating income as a percentage of net sales, after adjusting for LIFO (income) expense, for the periods indicated:

                                                                                                         NINE MONTHS
                                                                              YEAR ENDED                    ENDED
                                                                             DECEMBER 31,               SEPTEMBER 30,
                                                                    -------------------------------  --------------------
                                                                      1993       1994       1995       1995       1996
                                                                    ---------  ---------  ---------  ---------  ---------
Gross profit (a)..................................................        8.8%       7.3%       7.1%       7.1%       7.2%
LIFO (income) expense.............................................       (1.2)       0.0        0.2        0.1        0.1
                                                                    ---------  ---------  ---------  ---------  ---------
Adjusted gross profit.............................................        7.6        7.3        7.3        7.2        7.3
Operating and administrative expenses.............................        6.3        6.3        6.1        6.1        5.9
                                                                    ---------  ---------  ---------  ---------  ---------
Adjusted operating income.........................................        1.3%       1.0%       1.2%       1.1%       1.4%
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

------------------------

(a) The Company earned $6.5 million in 1993, $0.0 million in 1994, $1.1 million in 1995, $1.1 million in the nine months ended September 30, 1995 and $2.1 million in the nine months ended September 30, 1996 from cigarette price increases.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1995

    NET SALES. Net sales for the nine months ended September 30, 1996 were $1,637.3 million, an increase of $108.6 million or 7.1% compared to the same period in 1995. The increase was due to growth in all product categories of the Company's operations. In the second quarter of 1995, the Company acquired selected assets of two businesses, increasing net sales for the nine months ended September 30, 1996 by approximately $16 million compared to the similar period in 1995.

    Cigarette net sales for the nine months ended September 30, 1996 were $1,133.0 million, an increase of $57.0 million or 5.3% compared to the same period in 1995 as a result of increases in unit volumes and increases in prices of both U.S. and Canadian cigarettes. This increase was also partially due to the acquisitions described above (approximately $11 million). The Company's total cigarette unit sales for the nine months ended September 30, 1996 were
68.6 million cartons, an increase of 2.5 million cartons or 3.7% compared to the same period in 1995. Of this increase, 0.7 million cartons were attributable to the acquisitions described above. The total increase reflected increases in unit volume sales of U.S. premium brand cigarettes (which increased by 2.0 million cartons or 5.1%) and Canadian cigarettes (which increased by 0.6 million cartons, or 5.6%), offset by a decrease in U.S. discount brand cigarettes (which decreased by 0.1 million cartons, or 1.3%).

    Net sales of food and non-food products for the nine months ended September 30, 1996 were $504.2 million, an increase of $51.6 million or 11.4% compared to the same period in 1995. This increase was partially due to the acquisitions described above (which contributed approximately $5 million) and the Company's focus on increasing food and non-food product sales. The increase primarily occurred in candy sales, which increased $14.0 million or 9.1%, other tobacco sales, which increased by $10.9 million or 13.4% and general merchandise sales, which increased $8.3 million or 25.8%.

    GROSS PROFIT. Gross profit for the nine months ended September 30, 1996 was $118.3 million, an increase of $9.7 million or 8.9% compared to 1995. For the nine months ended September 30, 1996, the

Company recognized LIFO expense of $1.4 million compared to $1.8 million for the same period in 1995. The following table illustrates the impact of the LIFO adjustment on the Company's gross profit margin:

                                                                                   1995         1996
                                                                                   -----        -----
Reported gross profit margin..................................................         7.1%         7.2%
Impact of LIFO expense........................................................         0.1          0.1
                                                                                        --           --
Adjusted gross profit margin..................................................         7.2%         7.3%
                                                                                        --           --
                                                                                        --           --

    The adjusted gross profit margin for the nine months ended September 30, 1996 increased compared to the same period in 1995 primarily because there was $2.1 million of profits from forward buying of cigarettes in advance of price increases in 1996 compared to $1.1 million of such profits in 1995. See " -- Impact of Cigarette Pricing -- Cigarette Price Increases."

    The adjusted gross profit margin on food and non-food sales increased slightly compared to the prior year, primarily as a result of a candy price increase in late 1995.

    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses for the nine months ended September 30, 1996 were $97.4 million, an increase of $4.8 million or 5.2% compared to 1995. However, such expenses for the nine months ended September 30, 1996 decreased to 5.9% of net sales as compared to 6.1% for the same period last year due to relatively flat general and administrative expenses, which are primarily fixed.

    OPERATING INCOME. As a result of the above, operating income for the nine months ended September 30, 1996 was $20.9 million, an increase of $4.9 million or 30.5% as compared to the same period in 1995. As a percentage of net sales, operating income for the nine months ended September 30, 1996 was 1.3%, as compared to 1.0% for the same period in 1995.

    NET INTEREST EXPENSE. Net interest expense for the nine months ended September 30, 1996 was $5.7 million, an increase of $0.3 million or 4.8% compared to the same period in 1995. The net increase resulted from an increase in average debt levels due to the Recapitalization, partially offset by lower average interest rates.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales for 1995 were $2,047.2 million, an increase of $191.8 million or 10.3% compared to 1994. The increase was the result of growth in all categories of the Company's operations. Net sales increased by approximately $62 million compared to 1994 due to the acquisition in the second quarter of 1995 of two businesses described above.

    Cigarette net sales for 1995 were $1,446.7 million, an increase of $147.0 million or 11.3% compared to 1994. Cigarette net sales for 1995 in the U.S. increased in part due to the acquisitions described above which contributed approximately $42 million in net sales or approximately 3.3 million cartons. The Company's total cigarette unit volume in 1995 was 88.9 million cartons, an increase of 8.2 million cartons or 10.2% compared to 1994, reflecting increases in unit volume sales of U.S. premium brand cigarettes (7.3 million cartons or 15.6%) and U.S. discount brand cigarettes (0.9 million cartons or 4.7%), while unit volumes of Canadian cigarettes increased by 0.2%. During 1995, prices of U.S. premium and discount brand cigarettes and Canadian cigarettes increased slightly, contributing to an increase in cigarette net sales.

    Net sales of food and non-food products in 1995 were $600.5 million, an increase of $44.8 million or 8.1% compared to 1994. Food and non-food net sales in the U.S. increased in part due to the acquisitions described above which contributed approximately $20 million in net sales. The principal components of the total increase in 1995 were candy sales, which increased $13.3 million or 7.0% and beverage products which increased $7.2 million or 16.7%.

    GROSS PROFIT. Gross profit for 1995 was $145.6 million, an increase of $10.2 million or 7.6%, compared to 1994. The increase was primarily due to increased gross profits from food and non-food product categories. For 1995, the Company recognized LIFO expense of $3.4 million compared to LIFO income of $0.5 million in 1994, and as a result the adjusted gross profit margin in 1995 remained constant compared to 1994. The following table illustrates the impact of the LIFO adjustment on the Company's gross profit margin:

                                                                                   1994         1995
                                                                                   -----        -----
Reported gross profit margin..................................................         7.3%         7.1%
Impact of LIFO (income) expense...............................................         0.0          0.2
                                                                                        --           --
Adjusted gross profit margin..................................................         7.3%         7.3%
                                                                                        --           --
                                                                                        --           --

    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses for 1995 were $125.2 million, an increase of $9.2 million or 7.9% compared to 1994. Such expenses declined as a percentage of net sales from 6.3% to 6.1%. The decrease as a percentage of net sales was primarily due to a decrease in warehouse and delivery expenses as a percentage of net sales compared to 1994 which was the result of the Company's investment in productivity enhancements.

    OPERATING INCOME. As a result of the above, operating income for 1995 was $20.3 million, an increase of $1.1 million or 5.5% as compared to 1994. As a percentage of sales, operating income for 1995 was 1.0%, the same as in 1994.

    NET INTEREST EXPENSE. Net interest expense for 1995 was $7.0 million, an increase of $1.2 million or 21.0% compared to 1994. The net increase resulted from a $0.8 million decrease in cash interest expense offset by a $2.0 million non-cash credit. The decrease in cash interest was due to a reduction in average borrowings due to lower working capital requirements, offset by higher average interest rates in 1995. The non-cash credit of $2.0 million in 1994 related to the 1991 restructuring of the Company's credit facility. As a result of such restructuring, $50.0 million of senior debt was converted into preferred stock and warrants to purchase common stock of the Company. The difference between the face value of the debt converted and the fair value assigned to the preferred stock and warrants was amortized as a reduction of interest expense on an effective yield basis, and amounted to $2.0 million for 1994.

    DEBT REFINANCING COSTS. The Company successfully completed a refinancing in March 1995. The costs directly related to such refinancing were being amortized over the term of such debt facility. Debt refinancing costs for 1995 were $1.1 million, compared to $1.6 million in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    NET SALES. Net sales for 1994 were $1,855.4 million, a decrease of $13.6 million or 0.7% compared to 1993. The decrease was primarily due to a decrease in cigarette net sales, partially offset by an increase in food and non-food net sales. Net sales for 1994 as compared to 1993 were negatively influenced by changes in foreign exchange rates. See "-- Currency Fluctuations."

    Cigarette net sales for 1994 were $1,299.7 million, a decrease of $45.0 million or 3.3% compared to 1993. This was despite a 4.0 million or 5.2% carton increase in the Company's total cigarette unit sales in 1994 compared to 1993. The decrease in cigarette net sales was due to the following factors: (i) a decrease in net sales of Canadian cigarettes of $53.7 million or 11.7% as a result of the February 1994 reduction of U.S. $3.60 per carton in federal taxes on such cigarettes (see "-- Impact of Cigarette Pricing -- Reduction of Canadian Federal Taxes") and negative foreign currency rate fluctuations, offset in part by an increase in unit volume sales of such cigarettes; (ii) an increase in net sales of U.S. premium brand cigarettes of $4.3 million or 0.6% as a result of an increase in unit volume sales of 4.5 million cartons or 10.6% which was substantially offset by the 25% reduction in August 1993 in the wholesale cost of such cigarettes (see "-- Impact of Cigarette Pricing -- 'Marlboro Friday' "); and (iii) an increase in net sales of U.S. discount brand cigarettes of $4.4 million or 2.1% as a result of increases in average prices for such cigarettes, despite a decrease in unit volume sales of such cigarettes of 1.1 million cartons or 5.5%.

    Net sales of food and non-food products for 1994 were $555.7 million, an increase of $31.4 million or 6.0% compared to 1993. The increase primarily occurred in candy sales, which increased $10.1 million or 5.6% and fast food sales, which increased $6.6 million or 13.9%.

    GROSS PROFIT. Gross profit for 1994 was $135.4 million, a decrease of $28.6 million or 17.4% compared to 1993. The decrease was attributable in part to much lower LIFO income for 1994 compared to 1993. For 1994, the Company recognized LIFO income of $0.5 million compared to LIFO income of $23.0 million for 1993. The following table illustrates the impact of the LIFO adjustment on the Company's gross profit margin:

                                                                                    1993         1994
                                                                                    -----        -----
Reported gross profit margin...................................................         8.8%         7.3%
Impact of LIFO (income) expense................................................        (1.2)         0.0
                                                                                                      --
                                                                                        ---
Adjusted gross profit margin...................................................         7.6%         7.3%
                                                                                                      --
                                                                                                      --
                                                                                        ---
                                                                                        ---

    The adjusted gross profit margin for 1994 decreased compared to 1993 primarily because there was $6.5 million of profits from cigarette price increases, or 0.3% of net sales, in 1993, and none in 1994. See "-- Cigarette Price Increases". In addition, the decrease in the adjusted gross profit margin was due to a reduction in overall cigarette gross margins, which was attributable to a shift in the sales mix from higher margin discount cigarettes to lower margin premium cigarettes. These decreases in the adjusted gross profit margin were substantially offset by the 6.0% increase in net sales of food and non-food products, which carry higher gross profit margins than cigarettes.

    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses for 1994 were $116.1 million, a decrease of $1.3 million or 1.1% compared to 1993. However, such expenses for 1994 remained constant at 6.3% of net sales as compared to 1993.

    OPERATING INCOME. As a result of the above, operating income for 1994 was $19.3 million, a decrease of $27.3 million or 58.6%, as compared to 1993. As a percentage of net sales, operating income for 1994 was 1.0%, as compared to 2.5% for the same period in 1993.

    NET INTEREST EXPENSE. Net interest expense for 1994 was $5.8 million, an increase of $0.9 million or 18.1% compared to 1993. The net increase resulted from a $0.6 million decrease in cash interest expense offset by a $1.5 million decrease (from $3.5 million in 1993 to $2.0 million in 1994) in the non-cash credit related to the 1991 restructuring of the Company's credit facility. The decrease in cash interest was due to a reduction in average borrowings due to lower working capital requirements, offset by a general increase in interest rates.

    DEBT REFINANCING COSTS. In 1994, the Company commenced a refinancing strategy that was terminated and the related costs of $1.6 million were expensed in 1994.

RECAPITALIZATION AND NOTE OFFERING

    Prior to August 7, 1996, the Company was owned by Senior Management and by the Institutional Shareholders. On August 7, 1996, the Company completed the Recapitalization. See "Summary-- Transactions Related to the Offering." As a result of the Recapitalization, Jupiter and Senior Management owned 75% and 25% of the common stock of the Company, respectively. Also as a result of the Recapitalization, the Company has a total shareholders' deficit as of September 30, 1996.

    In connection with the Recapitalization, the Company entered into the Senior Credit Facility on August 7, 1996. See "Liquidity and Capital Resources." Simultaneous with the closing of the Recapitalization, the Company borrowed under the Senior Credit Facility and used a portion of such borrowings to fully repay the outstanding debt under the previous credit facility. The early extinguishment of the previously existing debt resulted in a one-time extraordinary charge to income in the third quarter of fiscal 1996 to write off unamortized bank fees of $1.8 million, which is net of a $1.2 million income tax benefit.

    On September 27, 1996, the Company completed the Offering of $75 million of the Notes. The Notes bear interest at 11 3/8% payable semi-annually on March 15 and September 15 of each year commencing on March 15, 1997. The Notes mature on September 15, 2003. The net proceeds from the sale of the Notes, after deducting estimated expenses incurred in connection with such sale, were approximately $71.8 million. Such net proceeds were used principally to repay the indebtedness under the Term Loan and the Old Subordinated Notes. The balance of the net proceeds (approximately $12.3 million) was used to reduce outstanding balances under the Revolving Credit Facility.

LIQUIDITY AND CAPITAL RESOURCES

    On August 7, 1996, in connection with the Recapitalization, the Company replaced its existing credit facility with the Senior Credit Facility. The Senior Credit Facility provides for aggregate borrowings under the Revolving Credit Facility up to $175.0 million until June 30, 2001, subject to borrowing base limitations, based upon eligible levels of cash, accounts receivable, inventories and other assets. The Senior Credit Facility also provided for the $35.0 million Term Loan, which was drawn in its entirety on August 7, 1996, and which was fully repaid with a portion of the proceeds of the Offering. Borrowings under the Senior Credit Facility will bear interest at floating rates based upon the interest rate option selected by the Company. As of September 30, 1996, the amount outstanding under the Revolving Credit Facility was $88.3 million, and an additional $46.4 million after taking into account the borrowing base was available to be drawn. For a more detailed description of the Senior Credit Facility, see "Description of Senior Credit Facility."

    The Company's liquidity needs arise primarily from the funding of its working capital needs, capital expenditure programs and debt service requirements with respect to the Revolving Credit Facility and the Notes. The Company has no mandatory payments of principal on the Notes scheduled prior to their final maturity and has no mandatory payments of principal scheduled under the Revolving Credit Facility, which matures June 30, 2001. The Company has historically financed its operations through internally generated funds and borrowings under its credit facilities.

    The Company's debt obligations totaled $163.3 million at September 30, 1996, an increase of $61.7 milion from $101.6 million at December 31, 1995. The net increase in outstanding debt is due primarily to the Recapitalization, partially offset by a reduction in working capital funding requirements resulting principally from decreases in inventory and accounts receivable. Debt requirements are generally the highest at December 31 when the Company historically carries higher inventory.

    The Company made capital expenditures of $5.5 million, $5.4 million, $7.3 million and $4.0 million in 1993, 1994, 1995, and for the nine months ended September 30, 1996, respectively. The Company estimates that for the remainder of 1996, approximately $2 to $3 million of capital expenditures will be required, principally consisting of warehouse facilities and equipment.

    On December 23, 1996, the Company reached an agreement in principle for the acquisition of the business and certain operating assets of the Sosnick Company ("Sosnick"), a wholesale distributor to the convenience retail market in Northern California and Northern Nevada. Sosnick operates in the same geographic marketplace and provides similar products and services as the Company. The Company plans to merge the acquired business into the Company's existing operations and facilities. Based on preliminary financial information received from Sosnick, the Company believes that the net sales of the acquired business represent approximately 10% of the Company's net sales. The consummation of the transaction, which is expected to close in the first quarter of 1997, is subject to the execution of a definitive agreement, obtaining necessary regulatory approvals and the satisfaction of customary closing conditions.


    The Company's principal sources of liquidity are net cash provided by operating activities and its Revolving Credit Facility. For the nine months ended September 30, 1996, net cash provided by operating activities was $43.7 million as compared to $34.2 million for the same period in 1995. This improvement was principally driven by a $4.9 million operating income increase for the first nine months of 1996 as compared to the 1995 period and by changes in net working capital. During the fiscal year ended December 31, 1995, net cash provided by operating activities was $12.5 million compared to $54.7 million in 1994. Net cash flow provided by operating activities reflects, in part, changes in working capital. At year end, the Company typically builds inventories to maintain its LIFO position, which inventories are then liquidated in future periods. Therefore, net cash provided by operating activities is typically lower at the end of any fiscal year compared to interim periods.

    Net cash provided by operating activities in 1994 was positively impacted by a management decision to reduce inventories, principally cigarette inventories, by $24.2 million. The Company also benefited in 1994 from improved management of trade accounts receivable, reducing balances in 1994 by $6.7 million or 7.4% and a large increase in trade payables at December 31, 1994, which was primarily a timing benefit.

    For the nine months ended September 30, 1995, $9.6 million was invested in the acquisition of two businesses, primarily consisting of inventory and receivables. See "--Acquisitions."

IMPACT OF TOBACCO TAXES

    State and provincial tobacco taxes represent a significant portion of the Company's net sales and cost of goods sold attributable to cigarettes and other tobacco products. During 1995, such taxes on cigarettes represented approximately 26% of cigarette net sales in the U.S. and 48% in Canada.

    Under current law, almost all state and Canadian provincial taxes are payable by the Company under credit terms which, on the average, exceed the credit terms the Company has approved for its customers to pay for products which include such taxes. This practice has benefited the Company's cash flow. If the Company were required to pay such taxes at the time such obligation is incurred without the benefit of credit terms, the Company would incur a substantial permanent increase in its working capital requirements. Consistent with industry practices, the Company has secured a bond to guarantee its tax obligations to those states requiring such a surety (a majority of states in the Company's operating areas).

INFLATION

    Historically, cigarette products have experienced higher inflation compared to the Company's other products. However, during 1993, cigarettes experienced significant price deflation. Following increases or decreases in prices with respect to any of the Company's products, the Company generally adjusts its selling prices, in order to maintain its gross profit, and therefore, inflation and deflation generally do not have a material impact on the Company's gross profit. During the past several years, low levels of overall inflation and resulting low interest rates have benefited the Company's results of operations because of the Company's high degree of leverage. If interest rates increase (as a result of increased inflation or otherwise), the Company could be adversely affected. See "Risk Factors--Substantial Leverage and Debt Service Obligations."

FEDERAL NET OPERATING LOSSES

    At December 31, 1995, the Company had available for U.S. federal income tax return purposes net operating losses approximating $32.0 million, subject to certain limitations, which will expire between the years 2005 and 2007.

NEW ACCOUNTING STANDARDS

    The Company adopted Statement of Financial Accounting Standard (SFAS) No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, effective January 1, 1993. Adoption of SFAS No. 106 resulted in a one-time charge to net income in 1993 of approximately $1.0 million, which represents the discounted present value of expected future retiree health benefits attributed to employee service rendered prior to that date.

    The Company adopted SFAS No. 109, ACCOUNTING FOR INCOME TAXES, effective January 1, 1993. Under the asset and liability method required by SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company has reported the cumulative effect from the change in the method of accounting for income taxes in its consolidated results of operations for 1993, which had the impact of increasing consolidated net income by approximately $0.5 million.

    The Company adopted SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, effective January 1, 1996. SFAS No. 121 provides specific guidance regarding when impairment of long-lived assets such as property and equipment and certain intangibles, including goodwill, should be recognized and how impairment losses of such assets should be measured. The effect of the adoption of SFAS No. 121 on the Company's financial results was immaterial.

    In October 1995, SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, was issued. The standard encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on fair value accounting rules. The standard is effective for fiscal years beginning after December 15, 1995. The Company adopted a stock option plan in conjunction with the Recapitalization. No options have yet been granted under this plan and, therefore, adoption of SFAS No. 123 in 1996 is not required. The Company plans to grant options under this plan in 1997 but has not yet determined if it will adopt the accounting provisions of SFAS No. 123 or only the disclosure provision. The Company does not believe that adoption of SFAS No. 123 will have a significant effect on its results of operations or financial condition.

                               THE EXCHANGE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $75,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Existing Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Existing Notes: the total aggregate principal amount of Existing Notes and New Notes will in no event exceed $75,000,000.

    As of the date of this Prospectus, $75.0 million aggregate principal amount of the Existing Notes was outstanding. This Prospectus, together with the Letter
of Transmittal, is first being sent on or about             , 1996, to all
holders of Existing Notes known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Conditions to the Exchange Offer" below.

PURPOSE OF THE EXCHANGE OFFER

    The Existing Notes were issued by the Company on September 27, 1996 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Existing Notes may not be reoffered, resold, or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the Existing Notes, the Company entered into an Exchange and Registration Rights Agreement, dated as of September 27, 1996 (the "Registration Rights Agreement"), which requires the Company to use its best efforts to file on or before November 11, 1996 (45 days after the date of issuance of the Existing Notes) a registration statement relating to the Exchange Offer (or a shelf registration statement relating to resales of the Existing Notes) and to cause the registration relating to the Exchange Offer or the shelf registration statement to become effective on or before January 10, 1997 (105 days after the date of issuance of the Existing Notes). The Exchange Offer is being made by the Company to satisfy its obligations with respect to the Registration Rights Agreement.

    Based on no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. Any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Thus, any New Notes acquired by such holders will not be freely transferable except in compliance with the Securities Act. See "--Consequences of Failure to Exchange; Resale of New Notes."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

    The Exchange Offer will expire at 5:00 P.M., New York City time, on December , 1996, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. In addition, the Company has agreed in the Registration Rights Agreement to keep the Exchange Offer open for not less than 30 days after the date that notice thereof is first mailed to the holders of the Existing Notes. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open (provided that the Exchange Offer will not be extended beyond the one hundred twentieth day following the commencement thereof), and thereby delay acceptance for exchange of any Existing Notes, by giving oral notice (promptly confirmed in writing) or written notice to Bankers Trust Company of New York (the "Exchange Agent") and by giving written notice of such extension to the holders thereof or by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release through the Dow Jones News Service, in each case, no later than 9:00 A.M. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

    In addition, the Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable.

    For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

PROCEDURES FOR TENDERING EXISTING NOTES

    The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of Existing Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Existing Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF EXISTING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO EXISTING NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the amount of an

Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a clearing agency, an insured credit union, a savings association or a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

    The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Existing Notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Existing Notes by causing such book-entry transfer facility to transfer such Existing Notes into the Exchange Agent's account with respect to the Existing Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Existing Note to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Existing Notes are registered and, if possible, the certificate numbers of the Existing Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date the Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Existing Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Existing Notes, such Existing Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Existing Notes.

    If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company in the Letter of Transmittal that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, that neither the holder nor any such other person is participating in or intends to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

    Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

    Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent prior to the Expiration Date at its address set forth below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Existing Notes to be withdrawn (the "Depositor"),
(ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers and principal amount of such Existing Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Existing Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Existing Notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes wthich have been tendered for exchange and which are properly withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after such withdrawal. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Existing Notes properly tendered and will issue the New Notes promptly after acceptance of the Existing Notes. See "--Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

    For each Existing Note accepted for exchange, the holder of such Existing Note will receive a New Note having a principal amount equal to that of the surrendered Existing Note.

    In all cases, issuance of New Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Existing Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Existing Notes for exchange or the exchange of the New Notes for such Existing Notes any of the following events shall occur:

        (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

        (ii) the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Existing Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

    The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange.

EXCHANGE AGENT

    Bankers Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

          BY MAIL:                         BY HAND:                BY OVERNIGHT MAIL OR COURIER

 BT Services Tennessee, Inc.        Bankers Trust Company          BT Services Tennessee, Inc.
     Reorganization Unit       Corporate Trust and Agency Group  Corporate Trust and Agency Group
       P.O. Box 292737            Receipt & Delivery Window            Reorganization Unit
  Nashville, TN 37229-2737             4 Albany Street               648 Grassmere Park Road
                                      New York, NY 10006               Nashville, TN 37211

                                    For information, call:
                                        (800) 735-7777
                                   Confirm: (615) 835-3572
                                     Fax: (615) 835-3701

    DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

    Bankers Trust Company also acts as Trustee under the Indenture.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred by the Company in connection with the Exchange Offer will be paid by the Company.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $236,000, which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company.

Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

TRANSFER TAXES

    Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith except that holders who instruct the Company to register New Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the carrying value of the Existing Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of New Notes for Existing Notes. Expenses incurred in connection with the issuance of the New Notes will be amortized over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

    Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Existing Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. However, (i) if the Initial Purchaser so requests with respect to Existing Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by it following consummation of the Exchange Offer or (ii) if any holder of Existing Notes is not eligible to participate in the Exchange Offer or, in the case of any holder of Existing Notes that participates in the Exchange Offer, does not receive freely tradable New Notes in exchange for Existing Notes, the Company is obligated to file a registration statement on the appropriate form under the Securities Act relating to the Existing Notes held by such persons.

    Based on certain no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Existing Notes that were acquired for its own account as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

    Participation in the Exchange Offer is voluntary, and holders of Existing Notes should carefully consider whether to participate. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Existing Notes who do not tender their Existing Notes in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of Exchange Notes." All untendered Existing Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Existing Notes could be adversely affected.

    The Company may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Existing Notes which are not tendered in the Exchange Offer.

                                    BUSINESS

GENERAL

    The Company, with annual net sales of over $2.0 billion, is one of the two largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. The Company's principal customers include traditional and petroleum convenience stores, grocery stores, drug stores, mass merchandisers and liquor stores. The Company offers its customers a wide variety of products--approximately 33,500 stock keeping units (SKUs)--including cigarettes, candy, snacks, fast food, groceries, health and beauty care products and other general merchandise.

    The Company's 19 distribution facilities employ state-of-the-art equipment and systems to efficiently serve over 29,000 customer locations throughout the western regions of the United States and Canada. Over the past five years, the Company has invested approximately 50% of its capital expenditures to introduce advanced distribution technology into its warehouse and delivery functions. The Company's sophisticated management information system ("MIS") utilizes proprietary software to integrate order entry, warehouse operations, routing, delivery and accounting. In addition, this advanced MIS allows for the electronic exchange of information with suppliers and customers, improving inventory management and operating efficiency.

    The Company's principal markets in the United States encompass 13 western states, including California, Colorado and western Texas. The Company has also established a more limited presence in Nebraska, Kansas, Oklahoma, Arkansas and Missouri. The Company services its United States customers from 15 distribution facilities, seven of which are located in California. In Canada (which represented approximately 25% of net sales in 1995), the Company serves five provinces, British Columbia, Alberta, Saskatchewan, Manitoba and, on a limited basis, western Ontario from four distribution facilities.

HISTORY

    The Company's origins date back to 1888, when Glaser Bros., a family-owned-and-operated candy and tobacco distribution business, was founded. In 1989, the Company was acquired by a financial buyer. In 1994, the Company repurchased such group's common stock ownership in the Company, and Senior Management and certain lenders acquired equity in a new holding company which held all of the stock of the Company. In August 1996, the Company underwent the Recapitalization. The Company's equity is now held by Jupiter and Senior Management, with Jupiter owning a controlling 75% stake and Senior Management owning the remaining 25%. See "Summary -- Transactions Related to the Offering."

INDUSTRY OVERVIEW

    Wholesale Distributors provide valuable services to both manufacturers of consumer products and convenience retailers. Manufacturers benefit from Wholesale Distributors' broad retail coverage, inventory management and efficient processing of small orders. Wholesale Distributors provide convenience retailers access to a broad product line, the ability to place small quantity orders, inventory management and access to trade credit. In addition, large full-service Wholesale Distributors such as the Company offer retailers the ability to participate in manufacturer-sponsored marketing programs, merchandising and category management services and systems focused on minimizing customers' investment in inventory. Total sales for United States Wholesale Distributors have grown at a compound annual rate of 4.4% over the past five years from approximately $59 billion in 1991 to approximately $70 billion in 1995, according to U.S. DISTRIBUTION JOURNAL, an industry publication. Management believes that this growth reflects: (i) continued strong revenue growth in the traditional convenience store channel; (ii) a shift in cigarette purchases from carton outlets (principally grocery stores) to pack outlets (such as convenience retailers); (iii) an increase in the variety of products sold by convenience stores; and (iv) an expansion of the industry's retail customer base to encompass distribution to channels beyond convenience stores.

    The Wholesale Distribution industry is highly fragmented and has historically consisted of a large number of small, privately owned businesses and a small number of large, full-service Wholesale Distributors serving multiple geographic regions. Relative to smaller competitors, large distributors such as the Company benefit from several competitive advantages, including purchasing power, the ability to service chain accounts, economies of scale in sales and operations, the ability to spread fixed corporate costs over a larger revenue base and the resources to invest in MIS and other productivity enhancing technology. These factors have led to a consolidation of the Wholesale Distribution industry as companies either exit the industry or are acquired by large distributors seeking to further leverage their existing operations. Based on industry reports, the number of Wholesale Distributors in the United States has declined from more than 1,500 in 1985 to fewer than 1,000 in 1995. According to U.S. DISTRIBUTION JOURNAL, only ten such distributors had net sales in excess of $400 million in 1995. Management believes Core-Mark will have significant opportunities to participate in the ongoing consolidation of the industry.

BUSINESS STRATEGY

    The Company's current Senior Management joined the Company beginning in late 1990 and successfully initiated several measures to increase sales of core operations and enhance productivity and profitability. These measures included:
(i) disposing of non-core operations; (ii) increasing the customer base; (iii) decentralizing certain operational responsibilities; (iv) strengthening financial controls; (v) improving operating systems and processes; and (vi) reconfiguring and upgrading facilities. Largely as a result of these initiatives, the Company's net sales and EBITDAL increased at compound annual growth rates of 5% and 10%, respectively, from 1991 to 1995. During this same period, the Company also reduced its average monthly working capital (excluding cash and debt) from 5.7% of net sales to 3.0% of net sales.

    The Company's business strategy is to further increase net sales and improve operating margins. To achieve these goals, the Company intends to: (i) increase sales to existing customers, particularly of higher gross margin, non-cigarette products; (ii) add new customer locations in existing markets, particularly along existing routes; (iii) continue to implement distribution productivity enhancement programs; and (iv) make selective acquisitions.

    INCREASE SALES TO EXISTING CUSTOMERS. Because the Company generally carries many products that its typical retail store customer purchases from other suppliers, a primary element of its growth strategy is to increase sales to existing customers. The Company's typical customer purchases its products from the Company, from manufacturers who distribute directly to retailers and from a variety of smaller local distributors or jobbers. The Company is particularly focused on replacing local distributors and jobbers in order to increase sales of health and beauty care products and general merchandise products, all of which carry higher gross margins than cigarettes (cigarette sales constituted approximately 71% of the Company's net sales in 1995 and approximately 40% of gross profit). As part of this effort, the Company provides compensation incentives to its sales force and a number of value-added services and marketing programs to its customers. These programs include: (i) Convenience 2000-Registered Trademark- (which offers enhanced purchasing power and promotions to small, independent convenience stores); (ii) Smart Sets (which helps ensure that retailers display the right product in the right place); (iii) Profit Builder and Promo Power (regular Company publications which describe new products and manufacturer promotions); and (iv) the recently initiated Tully's To Go-TM- program (which offers retailers high margin fast food products without the franchise fees or ongoing royalty fees of typical franchises).

    ADD NEW CUSTOMER LOCATIONS IN EXISTING MARKETS. The Company is also seeking to leverage its existing distribution network by securing additional customers on existing routes. With 262 salespersons and 293 route drivers currently serving approximately 29,000 customer locations in 18 states and five Canadian provinces, the Company believes it has many opportunities to add additional customers at low marginal distribution costs. The Company is also beginning to focus on a number of new trade channels, including hotel gift shops, military bases, correctional facilities, college bookstores, movie theaters and video rental stores. In addition, some large retail chains such as Long's and Safeway are beginning to outsource the distribution of certain products that the Company can supply. The Company believes that there is significant opportunity to increase net sales and profitability by adding new customers and maximizing economies of scale.

    PRODUCTIVITY ENHANCEMENT PROGRAMS. During the past five years, the Company has devoted approximately 50% of its capital expenditures, or approximately $12.0 million, to a variety of productivity enhancement programs. The Company believes these programs were major contributors to a 2.7% per year reduction between 1991 and 1995 in distribution operating expenses per "cube," (or cubic foot of product, a common unit of measurement in Wholesale Distribution), despite annual increases in wages. These productivity enhancement programs include: (i) BOSS, a batch order selection system that increases the efficiency and reduces the cost of full-case order fulfillment; (ii) Pick-to-Light, a paperless picking system that reduces the travel time for the selection of less-than-full-case order fulfillment; (iii) Radio Frequency, a hand-held wireless computer technology that eliminates paperwork and updates receiving inventory levels and stocking requirements on a real-time basis; (iv) Checker Automation, an on-line order verification system that has significantly reduced labor costs by automating inspection of order accuracy; and (v) fleet management tools such as Roadshow, a software program that optimizes the routing of customer deliveries. The Company intends to continue to pursue cost reductions by completing the roll-out of these and other programs.

    SELECTIVE ACQUISITIONS. The Wholesale Distribution industry is highly fragmented and comprised mainly of a large number of small, privately held businesses. Management believes that the consolidation that has taken place over the past five years will continue and that numerous attractive acquisition opportunities will arise. Given the current utilization rates of the Company's existing warehouse and distribution facilities as well as the quality of the Company's in-house MIS capability, management believes that a significant amount of incremental revenues can be integrated into the Company's operations without significant additions to fixed costs. The Company's management team has completed two acquisitions since April 1995, representing net sales of approximately $55 million for the nine months ended September 30, 1996.

PRODUCTS DISTRIBUTED

    The products distributed by the Company include cigarettes, food products such as candy, fast food, snacks, groceries and non-alcoholic beverages, and non-food products such as film, batteries and other sundries, health and beauty care products and tobacco products other than cigarettes. The products the Company offers its customers consist of approximately 33,500 SKUs from over 1,900 suppliers and manufacturers. Due to the different consumer preferences throughout the Company's markets, each distribution facility generally offers its customers between approximately 4,000 and 15,000 SKUs.

    The following table indicates the categories of products the Company distributes and sets forth certain information regarding net sales derived from each product category for the periods ended as indicated:

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                                              COMPOUND        SEPTEMBER
                                          YEAR ENDED DECEMBER 31,                              ANNUAL            30,
                    --------------------------------------------------------------------     GROWTH RATE     ------------
                        1991          1992          1993          1994          1995          1991-1995          1995
                    ------------  ------------  ------------  ------------  ------------  -----------------  ------------
                                                           (DOLLARS IN THOUSANDS)
Net sales(a):
  Cigarettes......  $  1,237,562  $  1,301,296  $  1,344,707  $  1,299,687  $  1,446,697            4.0%     $  1,076,083

  Food............       312,615       326,937       351,940       378,156       410,095            7.0%          311,447
  Non-food........       138,434       156,619       172,285       177,513       190,395            8.3%          141,180
                    ------------  ------------  ------------  ------------  ------------                     ------------
    Subtotal......       451,049       483,556       524,225       555,669       600,490            7.4%          452,627
                    ------------  ------------  ------------  ------------  ------------                     ------------

      Total.......  $  1,688,611  $  1,784,852  $  1,868,932  $  1,855,356  $  2,047,187            4.9%     $  1,528,710
                    ------------  ------------  ------------  ------------  ------------                     ------------
                    ------------  ------------  ------------  ------------  ------------                     ------------
Percent of net
 sales:
  Cigarettes......         73.3%         72.9%         72.0%         70.1%         70.7%                            70.4%

  Food............         18.5%         18.3%         18.8%         20.4%         20.0%                            20.4%
  Non-food........          8.2%          8.8%          9.2%          9.5%          9.3%                             9.2%
                    ------------  ------------  ------------  ------------  ------------                     ------------
    Subtotal......         26.7%         27.1%         28.0%         29.9%         29.3%                            29.6%
                    ------------  ------------  ------------  ------------  ------------                     ------------

      Total.......        100.0%        100.0%        100.0%        100.0%        100.0%                           100.0%
                    ------------  ------------  ------------  ------------  ------------                     ------------
                    ------------  ------------  ------------  ------------  ------------                     ------------
Total cigarette
 carton volume....        73,453        73,427        76,740        80,703        88,933                           66,180


                                   % CHANGE
                        1996       9/95-9/96
                    ------------  -----------

Net sales(a):
  Cigarettes......  $  1,133,029        5.3%
  Food............       340,177        9.2%
  Non-food........       164,060       16.2%
                    ------------
    Subtotal......       504,237       11.4%
                    ------------
      Total.......  $  1,637,266        7.1%
                    ------------
                    ------------
Percent of net
 sales:
  Cigarettes......         69.2%
  Food............         20.8%
  Non-food........         10.0%
                    ------------
    Subtotal......         30.8%
                    ------------
      Total.......        100.0%
                    ------------
                    ------------
Total cigarette
 carton volume....        68,644

------------------------------

(a) In the second quarter of 1995, the Company completed two acquisitions which added approximately $62 million, $39 million and $55 million in net sales for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively.

    CIGARETTE PRODUCTS

    In 1995, cigarette products accounted for approximately 71% of the Company's net sales. The Company offers substantially all brands of cigarettes from all of the major manufacturers, including approximately 750 SKUs of national premium labels such as Marlboro, Winston and Player, approximately 400 SKUs of national discount labels such as Viceroy and Doral, and deep discount labels such as the Company's private label brand, Best Buy-Registered Trademark-, as well as Basic, Best Value, Monarch and GPC. Net sales from cigarette products increased at a compound annual growth rate of 4.0% from $1,237.6 million in 1991 to $1,446.7 million in 1995.

    In 1995, the United States cigarette industry sold 487 billion sticks (individual cigarettes) compared to 510 billion sticks in 1991 according to the U.S. Department of Agriculture. This represents a compound annual decline of 1.1% in United States unit sales over this period. The Canadian cigarette industry has experienced a larger decline in unit sales, in large part due to retail prices that are two to three times higher than in the United States. In the Company's principal Canadian markets, unit sales of cigarettes declined by an average of 2.4% annually from 1991 to 1995 according to the National Association of Tobacco and Confectionary Distributors.

    Despite the overall decline in total unit sales of cigarettes, United States convenience stores have actually increased their market share of cigarette unit sales from 1991 to 1995, primarily at the expense of grocery stores and supermarkets, according to independent surveys by two cigarette manufacturers.

    The Company has licensed Philip Morris as the exclusive manufacturer of Best Buy-Registered Trademark- brand cigarettes. This contract, extending until December 31, 1998, provides for a fixed annual payment to the Company. The Company has also licensed other wholesale distributors exclusively to sell Best Buy-Registered Trademark- in regions where the Company does not have a presence and earns a royalty on all such sales.

FOOD AND NON-FOOD PRODUCTS

    In 1995, food and non-food products (including tobacco products other than cigarettes) accounted for approximately 29% of the Company's net sales. The Company offers its customers a wide variety of food and non-food products (over 32,000 SKUs), including candy, snacks, fast food, groceries, non-alcoholic beverages, health and beauty care products and general merchandise. The Company's strategy is to offer its convenience retail store customers a variety of food and non-food products at reasonable prices in flexible quantities. Net sales from food and non-food items increased at a compound annual growth rate of 7.4% from $451.0 million in 1991 to $600.5 million in 1995.

    FOOD PRODUCTS. The Company offers approximately 4,600 SKUs of candy products and 1,800 SKUs of snack products. The Company's candy products include such brand name items as Snickers, Hershey Kisses, M&M's, Lifesavers and Dentyne. The Company also offers its own private label "Cable
Car"-Registered Trademark- candy line. The Company's snack products include brand names such as Keebler, Nabisco and Planters. In 1995, candy products and snack products together accounted for approximately 12% of the Company's net sales. Net sales from candy and snack products have increased by a compound annual growth rate of 8.3% from $173.7 million in 1991 to $238.6 million in 1995.

    The Company offers approximately 6,500 SKUs of grocery products, including national brand name items such as Del Monte, Carnation, Kellogg's and Purina ranging from canned vegetables, soups, cereals, baby food, frozen foods, soaps and paper products to pet foods. The Company offers approximately 1,100 SKUs of non-alcoholic beverages, including juices under brand names such as Tropicana, Veryfine and Gatorade.

    The Company also offers approximately 4,300 SKUs of fast food products, including prepared sandwiches, hot deli foods, slush drinks, hot beverages, pastries and pizza, as well as packaged supplies and paper goods, including brand name items such as Superior Coffee, Tyson chicken, Oscar Mayer meats and Kraft and Heinz condiments. Since 1994, the Company has targeted the fountain, slush, hot beverage (coffee and hot chocolate) and frozen food product categories, which present significant growth opportunities as sales in these product categories are among the fastest growing product offerings of the convenience store industry. In addition, the Company recently introduced Tully's To Go-TM-, a turnkey fast food program that gives the Company's convenience retail customers a cost-effective alternative to the franchised programs offered by national fast food chains. In 1995, fast food, grocery and non-alcoholic beverage products accounted for approximately 8% of the Company's net sales. Net sales from grocery products, non-alcoholic beverages and fast food products increased at a compound annual growth rate of 5.4% from $138.9 million in 1991 to $171.5 million in 1995.

    NON-FOOD PRODUCTS. The Company offers approximately 8,500 SKUs of general merchandise, approximately 4,200 SKUs of health and beauty care products and approximately 1,200 SKUs of tobacco products other than cigarettes. General merchandise products range from film, tape, batteries, cigarette lighters and glue to automotive products and include brand names such as Fuji, Kodak, Scotch and Mead Envelope. Health and beauty care products include analgesics, hair care, cosmetics, hosiery, dental products and lotions, from manufacturers of brand names such as Crest, Tylenol, Johnson & Johnson Band-Aid, Vicks, Gillette and Jergens. The Company's broad assortment of tobacco products includes imported and domestic cigars, smokeless tobacco (snuff), chewing tobacco, smoking tobacco and smoking accessories.

    In 1995, general merchandise, health and beauty care products and non-cigarette tobacco products accounted for approximately 9% of the Company's net sales. From 1991 to 1995, net sales from general merchandise increased at a compound annual growth rate of 14.1%, from $26.1 million in 1991 to $44.3 million in 1995. During the same five-year period, net sales from health and beauty care products increased at a compound annual growth rate of 4.3%, from $30.2 million in 1991 to $35.8 million in 1995, and net sales from cigars and tobacco products increased at a compound annual growth rate of 7.7%, from $82.1 million in 1991 to $110.3 million in 1995.

CUSTOMERS

    The Company serves over 29,000 customer locations. Approximately 50% of the Company's 1995 net sales were attributable to privately-owned stores and local chains serviced primarily by one of the Company's distribution facilities ("independents"), while the remainder were attributable to national chains and regional chains serviced by more than one of the Company's distribution facilities ("chains"). The Company's current customer base is comprised of a wide range of retailers, including traditional and petroleum convenience stores, grocery stores, drug stores, mass-merchandisers and liquor stores. Recently, the Company has begun to expand its distribution to hotel gift shops, military bases, correctional facilities, college bookstores, movie theaters and video rental stores, which, together with other customer segments, the Company classifies as "Other." (See table below.) In 1995, the Company's largest customer accounted for 3.7% of net sales, and the Company's ten largest customers accounted for approximately 25% of net sales. These top ten customers are all chains and approximately 75% of the net sales to this group constituted sales to petroleum convenience store chains.

    The following table indicates the Company's net sales from different customer segments for the years ended December 31, 1994 and 1995 (dollars in thousands):

                                                                        1994                        1995
                                                             --------------------------  --------------------------
                                                                AMOUNT      % OF TOTAL      AMOUNT      % OF TOTAL
                                                             -------------  -----------  -------------  -----------
Petroleum convenience stores...............................  $     791,504       42.66%  $     861,988       42.11%
Traditional convenience stores.............................        254,911       13.74         271,250       13.25
Grocery stores.............................................        169,185        9.12         184,475        9.01
Drug stores................................................        148,459        8.00         158,280        7.73
Mass merchandisers.........................................        133,197        7.18         142,427        6.96
Liquor stores..............................................        104,773        5.65         104,207        5.09
Other......................................................        253,327       13.65         324,560       15.85
                                                             -------------  -----------  -------------  -----------
      Total................................................  $   1,855,356      100.00%  $   2,047,187      100.00%
                                                             -------------  -----------  -------------  -----------
                                                             -------------  -----------  -------------  -----------

    The Company strives to offer its customers greater flexibility, service and value than other distributors. The Company's willingness to work with retailers to arrive at a suitable delivery time, thereby allowing the store owner to schedule its labor requirements effectively, is an important facet of this flexibility. The Company believes that its ability to provide customized retail pricing, unique to an individual store's needs, bar-coded shelf labels to assist in effective shelf space management, timely communication of manufacturer price change information, seasonal and holiday special product/promotional offerings and salesperson assistance in order preparation are also important to the retailer in its selection of the Company as its supplier.

    As a result of its size and geographic coverage, the Company supplies a number of regional and national chain corporations and, therefore, is able to distribute products to all or substantially all such customers' individual store locations in the Company's market area.

SALES AND MARKETING

    The Company's sales and marketing strategy is to offer a broad range of services to its convenience retail customers intended to help them improve their sales and profitability. In so doing, the Company seeks to become the primary supplier to its customers and to persuade such customers to purchase as many of their SKUs from the Company as the Company distributes.

    SALES FORCE

    The Company has a well-trained and incentivized sales force to execute its sales and marketing strategy. As of August 1996, the Company employed over 700 sales and marketing personnel, of which approximately 178 were commissioned sales representatives, 84 were associate sales representatives, and the remainder were product merchandisers, product specialists, category managers, sales managers, national sales force and other sales personnel. The Company has made a significant commitment to professional training of its commissioned sales representatives. All entry-level personnel go through a formal, two week in-house training course covering industry concepts, selling skills, product knowledge and in-store merchandising techniques as well as three weeks of structured training at the division level. Experienced personnel attend training in advanced selling techniques, negotiation skills and sales analysis.

    The Company's commissioned sales representatives, who are located throughout the Company's distribution center network, are principally responsible for servicing specific customers in their assigned territories. Each commissioned sales representative's compensation is primarily composed of commissions which are based on the Company's gross profit on the sales made by such sales representative. The Company pays higher percentage commissions on sales of food and non-food products than on cigarette products so as to motivate its sales force to sell more higher gross margin food and non-food products. The Company's national sales group and other corporate sales and marketing personnel are assigned to service larger national or regional chain customers as well as to develop marketing programs and monitor the performance and consistency of the commissioned sales force and overall customer service levels. The Company's product specialists and category management specialists provide the sales representatives with information on marketing strategies relating to the Company's products and promotions and provide customers with tools to increase the customer's sales and profits by improving their merchandising. Sales representatives are supplemented by merchandisers, who conduct store resets, service merchandise-specific commodities, and maintain Smart Sets, which is the Company's category management system.

    MARKETING PROGRAMS

    Since 1993, the Company has sought to leverage its size by introducing to its customers a number of marketing programs and value-added services. The Company believes that most of its competitors lack the resources to match its marketing programs and value-added services. These programs are designed not only to increase customers' sales and profits, but also to strengthen customers' relationships with the Company and encourage them to buy more food and non-food products from the Company. The Company's goal is to increase its gross profits by increasing its net sales from sales of food and non-food products, which have significantly higher gross margins than cigarettes. Although food and non-food products also generally carry higher operating expenses to pick and handle than cigarettes, the Company believes that such products' net contribution to earnings, after expenses, is higher than for cigarettes. The Company offers marketing programs and value-added services in two areas, support programs and systems.

    SUPPORT PROGRAMS

    PROFIT BUILDER is a monthly publication mailed directly to customers outlining new products and manufacturers' specials. This is the Company's main written communication vehicle with its customers.

    PROMO POWER is a bi-monthly promotional vehicle organized by the Company featuring off shelf and end-of-aisle displays of manufacturers' products at reduced costs to the retailer.

    CONVENIENCE 2000-REGISTERED TRADEMARK- ("C-2000") seeks to improve the competitiveness of certain independent convenience stores by linking retailers as if they were supported by the purchasing power, sales and marketing resources of a national chain organization. The Company's C-2000 program is designed to provide independent convenience stores with improved purchasing power with respect to regularly scheduled food and non-food product promotions arranged by the Company with its suppliers. The Company selects the products, quantities and retail price, and automatically ships the products to the retailers monthly, as well as providing point-of-service promotional materials. Approximately 1,000 individual customer locations are currently enrolled in the program. The Company's goal for C-2000 is for it to evolve into a national network of independent convenience store operators to which the Company would supply a wide array of programs and services.

    SMART SETS is the Company's category management system. The Company provides retailers with "plan-o-grams" for each commodity group using its internal data, along with information from supplier partners. The objective is to ensure that retailers have the right product in the right place.

    TULLY'S TO GO-TM- is the Company's recently introduced turnkey fast food program, which makes available to its convenience store customers an alternative to the franchised programs offered by national fast food chains, such as Taco Bell, Pizza Hut and Subway. These franchised programs have had success in the convenience store market, although they generally require significant up-front franchise fees and start-up costs as well as ongoing royalty payments. Tully's To Go-TM- requires no franchise fee or ongoing royalty payments from the customer, although it requires an initial equipment purchase by the customer. Like the franchise programs of the national chains, Tully's To Go-TM- includes all the equipment, supplies and food product required to start up a fast food operation within a convenience store. Since its introduction in 1996, Tully's has been installed in 14 locations. The Company believes that Tully's To Go-TM-will have the effect of strengthening relationships with customers.

    In addition, the Company has enabled its suppliers and customers to participate in other programs in which the supplier provides a variety of fast food and other store equipment (such as coffee machines, microwave ovens, roller grills, etc.) at minimal or no up front cost to the customer. These programs are intended to incentivize the customers to purchase from the Company products that the supplier manufactures to use with the equipment. One such program, the Superior Coffee Program, was implemented beginning in January 1993 and currently includes approximately 950 customer locations.

    SYSTEMS

    The Company's scale has provided the necessary resources to invest in and develop MIS systems dedicated to customer value added services.

    SPACEVUES. The Company makes available to its customers a computerized shelf space management system called SpaceVUES. The Company's category management specialists utilize this system to design a shelf and store layout that seeks to maximize sales volume, profitability and efficient use of space based upon product movement information, local demographics, product package dimensions, gross profit margins and other variables.

    ELECTRONIC DATA INTERCHANGE (EDI). The Company's EDI capability enables it to process retailers' and suppliers' purchase orders, invoices and payments electronically, thereby reducing administrative work for the Company, customers and suppliers.

    ADVANTAGE POS. In conjunction with NCR and COPES software, the Company has developed Advantage POS, a point-of-sale equipment program that provides bar code scanners, backroom computer systems and electronic check-out equipment. The system improves customers' inventory management, allows automatic ordering and reporting capabilities, ensures accuracy of retail pricing and improves retail customer service. In 1992, only about 2% of convenience retail stores had POS equip-ment, compared to approximately 16% in 1995. The Company arranges for the sale to its customers of hardware and software systems and introduces its customers to third parties who finance such purchases. The Advantage POS system facilitates additional purchases of the Company's products by increasing the customer's communications and strengthening its relationship with Core-Mark.

    INVENTORY CONTROL. The Company offers its retailers an inventory management program, which includes electronic order entry to expedite accurate order placement, permanent shelf labels that, by identifying a "home" for all products, reduce lost sales from out-of-stocks, and a monthly velocity report which tracks product movement and gross profit by department.

    OTHER SERVICES. The Company provides other services to its customers, including production of sales analyses, market and trend analysis information, order guides, full service merchandising, electronic price change notification and regular product promotions.

SUPPLIERS AND MANUFACTURERS

    The Company purchases products for resale to its customers from over 1,900 suppliers and manufacturers located throughout the United States and Canada. Although the Company purchases cigarette and tobacco products from all major United States and Canadian manufacturers, in 1995, approximately 28%, 15%, 14% and 9% of the Company's net sales were derived from products purchased by the Company from Philip Morris, R.J. Reynolds, Imperial Tobacco and Brown & Williamson, respectively. No other supplier's products represented more than 10% of net sales. In addition, Philip Morris manufactures the Company's private label Best Buy-Registered Trademark- cigarettes.

    The Company generally has no long-term purchase agreements (other than for Best Buy-Registered Trademark- products) and buys substantially all its products as needed. The Company believes that it is an important customer to each of its principal suppliers. In addition, because of the size of its sales force, its technological capability and distribution expertise, the Company provides a key channel of distribution that many manufacturers could not otherwise serve economically. The Company's large sales force allows weekly contact with the vast majority of its customers, providing the manufacturers access on a more frequent basis than their own sales force would allow.

    Both food and non-food manufacturers routinely offer volume, promotional, advertising and other allowances to wholesale distributors. In addition, the Company often negotiates on a corporate-wide basis special arrangements with manufacturers under which the Company obtains volume discounts, additional allowances or rebates by leveraging its total purchasing power.

    CIGARETTE PRODUCTS

    The Company controls major purchases of cigarettes centrally in order to minimize inventory levels. Daily replenishment of cigarette inventory and brand selection is controlled by the local division based on demands of the local market. The U.S. cigarette manufacturers charge all wholesale customers the same price for national brand cigarettes regardless of volume purchased. However, cigarette manufacturers do offer certain structured incentive programs (including Philip Morris' Masters Program and R.J. Reynolds' Partners Program) to wholesalers instead of the routine allowances associated with non-cigarette products. These programs are based upon, among other things, purchasing volume and often include performance-based criteria related to the quality of the Company's efforts to keep certain brands and volumes of cigarettes on the retail shelves.

    FOOD PRODUCTS

    Food products (other than frozen foods) are purchased directly from manufacturers by buyers in each of the Company's distribution facilities. Management believes that decentralized purchasing of food products results in higher service levels, improved product availability tailored to individual markets and reduced inventory investment. Although each division has individual buyers, the Company negotiates corporate pricing where possible to maximize purchasing power.

    In February 1996, the Company established a new division, Artic Cascade, a consolidated frozen warehouse which purchases frozen foods for all of the Company's divisions. By consolidating the frozen food purchases of all United States divisions, the Company is able to obtain such products at lower cost. Buying in one location also allows the Company to offer a wide selection of quality products to retailers at more competitive prices. The Company offers monthly specials so retailers can promote and compete more effectively. In addition, the Company offers schematics that show the retailer how best to arrange frozen food to promote sales in this fast growing category.

    NON-FOOD PRODUCTS

    The majority of the Company's non-food products other than cigarettes and tobacco products (primarily health and beauty care products and general merchandise) are purchased by Allied Merchandising Industry ("AMI"), one of the Company's operating divisions that specializes in these categories. This specialization seeks to ensure a better selection and more competitive wholesale costs and enables the Company to reduce its overall general merchandise and health and beauty care inventory levels. Tobacco products other than cigarettes, like food products, are purchased directly from the manufacturers by each of the divisions.

MANAGEMENT INFORMATION SYSTEMS

    The Company has committed substantial resources to its MIS department. This commitment reflects the Company's belief that it can significantly enhance efficiency, profitability and competitiveness through investments in technology that smaller competitors find difficult to match. The Company's MIS function processes order entry, generates customer pick lists for the warehouse, controls inventory, generates purchase orders, routes customer deliveries, generates customer invoices, processes cash collections on accounts receivable and maintains the Company's accounting records. All the Company's divisions operate with state-of-the-art IBM AS/400s. In the United States, AS/400s are located at five "host" sites, and nine satellite divisions run their operations remotely from the host sites. In Canada, all four divisions run from two computers in Vancouver, B.C. At the center of the MIS system is the Company's self-developed, proprietary software, which integrates several commercial software packages such as Roadshow, Inven (E-3) and McCormick and Dodge general ledger system, and most recently, the Company is in the process of developing a data warehousing system. This software is maintained and continuously enhanced by the Company's MIS department, which is staffed by an experienced team of development and design professionals, with an average Core-Mark tenure of ten years. The Company believes that its MIS capabilities will serve the Company's needs for the foreseeable future.

    The proprietary software which links the Company's software packages, systems and equipment also allows the Company to accurately track labor productivity down to the worker level. The Company utilizes this information to make staffing decisions and reward productivity. EMPOWER, the Company's current incentive program, rewards warehouse and distribution employees for productivity improvements based on their historical performance.

DISTRIBUTION

    The Company has made substantial progress over the past five years in modernizing its operational capabilities. From 1991 through 1995, the Company's distribution operating expenses per cube have been reduced by approximately 2.7% per year, despite annual wage increases. While approximately 50% of capital expenditures have been made to maintain the Company's facilities and equipment, the remaining 50% have been made to improve productivity.

    WAREHOUSING

    The Company maintains 19 distribution facilities, of which 15 are located in the western United States and four are located in western Canada. These distribution facilities include two consolidating warehouse facilities, one of which services health and beauty care and general merchandise products (AMI) and the other of which services frozen food (Artic Cascade). Each day the average distribution facility receives 200 to 300 customer orders (primarily through hand-held computer devices known as Telxon units). During the night, these orders are picked and loaded into trucks in reverse order of scheduled delivery, either in full case boxes or in totes. Early the next morning an average of 14 trucks per distribution facility depart to deliver product to approximately 20 customers per truck. Dry, frozen and chilled products can be accommodated on each delivery.

    Each distribution facility is outfitted with modern equipment (including freezers and coolers as required) for receiving, stocking, order selection and loading a large volume of customer orders on trucks for delivery. Each facility provides warehouse, distribution, sales and support functions for its geographic area under the supervision of a division manager. In addition, the Company believes that the majority of its distribution facilities have the capacity to absorb significant future growth in net sales.

    The Company has implemented a number of technologically-driven programs that have had a major impact on the efficiency of warehouse operations. These programs are in various stages of roll-out across the Company's distribution facilities and include the following:

    BATCH ORDER SELECTION SYSTEM (BOSS). The Company is in the process of converting certain of its distribution facilities to a batch order selection system (BOSS), which permits more efficient handling of full cases of products. Approximately 50% of the Company's products are shipped in full case form. The basic concept of BOSS is that productivity and cost savings can be achieved by batch picking (multiple orders at the same time) instead of picking one order at a time. Batch picking reduces the amount of time pickers and loaders must spend traveling within the distribution facility. It is designed to reduce the amount of lifting required by warehouse personnel, thereby reducing the potential for injury, as well as to reduce product damage and wear and tear on equipment. Another of its functions is to expedite loading. Eleven of the Company 's facilities are currently using BOSS, and five divisions are scheduled to be converted over the next two years.

    PICK-TO-LIGHT. For orders placed in less than full case quantities, such as boxes of candy, cartons of cigarettes and cans of soup, the Company in 1995 installed the Pick-to-Light system, which guides the warehouse employee through the picking process via a system of computer-driven lights and L.E.D.s (light emitting diodes). When the employee has completed an order, the system also determines his location in the aisle and starts the next order at that location. This system eliminates paper pick lists and enables the employee to pick more product per work hour than is possible using traditional methods. Three of the Company's facilities are currently using the Pick-To-Light system and 11 facilities are scheduled to have the system installed over the next three years.

    PLANNED ITEM RETRIEVAL (PIR). Usually coupled with a BOSS installation, the PIR system uses five foot wide, instead of the conventional ten foot wide, aisles in order to improve warehouse space utilization. Instead of selecting product only from the two bottom levels of the rack, the system is designed to permit selection at all levels, from floor to ceiling. This configuration allows the Company to store slower moving product more efficiently and allows warehouse employees to avoid having to move across the face of lower velocity product on every trip through the warehouse. While the concept of PIR is common in grocery wholesale warehouses, the Company believes it is one of the first to adopt this concept in the convenience distribution industry. Eleven divisions are presently equipped with PIR and four more are scheduled for conversion over the next two years.

    RADIO FREQUENCY (RF). RF is a radio frequency system which improves efficiency through paperless, real-time inventory management including inventory receiving, warehouse re-stocking and, in certain applications, customer order selection. RF connects hand-held computer devices carried by warehouse employees with a base station/host computer via radio waves. The Company believes it is one of the first distributors in the industry to embrace this technology. The system provides the Company with better inventory control utilizing less clerical labor than was previously possible. Ten distribution centers are presently equipped with RF technology and the Company plans to convert all the remaining divisions over the next three years.

    CHECKER AUTOMATION. The Company has significantly reduced labor costs in connection with the visual inspection of orders for accuracy through a system called Checker Automation. This system is an on-line verification system which tracks totes (containers in which customer product is packed) and cigarette carton counts using a computer terminal positioned at the end of each selection line. Checker Automation has significantly reduced the labor component of ensuring order accuracy by eliminating substantially all order checkers in the Company's distribution centers in which the system has been installed. Designed, developed and implemented by in-house resources, Checker Automation has been installed in 13 of the Company's distribution centers and plans to convert three more divisions by the end of 1996.

    INVENTORY CONTROL. The Company has significantly improved its inventory control systems over the last five years. Since 1990, annual inventory losses due to inventory shrinkage have declined significantly, from $3.9 million to approximately $0.2 million in 1995. Full physical inventories are taken twice a year at each facility, and cycle counts are taken continuously throughout the year.

    FLEET

    The Company's trucking system includes 47 straight trucks, 179 tractors and 202 trailers. Approximately 19% of the Company's trucks and tractors and 84% of trailers are owned by the Company; the remainder are leased. The Company's standard is to maintain its transportation fleet to an average age of five years or less. The Company has outsourced its maintenance requirements through fleet service providers, predominantly Ryder and Rollins. Service of power units (tractors, straight trucks and vans) is accomplished through "full service lease" programs. The maintenance is an integral part of the leasing program, which provides built-in cost incentives to assure the equipment is maintained according to manufacturer specifications.

    Under the current management team, the quality of the Company's fleet has been significantly upgraded in the past five years. In 1991, the Company's typical delivery vehicle was a 20/22 foot "dry box" straight truck. Today, the typical Company delivery vehicle is a tractor and 28-foot, dual-temperature, refrigerated trailer. This configuration provides the Company with a substantial increase in operating flexibility. For example, to service outlying areas, "doubles" (two trailers pulled behind one tractor) can be utilized to transport and split units between two delivery drivers, thus greatly increasing the efficiency of service from a single distribution center. The refrigerated capability of the fleet enables frozen and chilled product to be handled in a manner that is commensurate with quality standards employed by leading grocery wholesalers and food service distributors.

    The Company employs a state-of-the-art, computerized truck routing system generated by software called "Roadshow" to efficiently construct delivery routes. Before orders are dispatched, Roadshow automatically determines a route for the truck to accommodate delivery times requested by the customer in a manner that minimizes miles driven and/or driver labor costs. In addition, in certain locations the Company has invested in various security and productivity measures, including Tele Trac, a technology which enables the Company to track truck locations on a computer screen on a real-time basis. Among other benefits, the system allows effective security monitoring and rapid response capability. The Company is currently exploring installation of on-board computer devices to monitor driver productivity, driving behavior and customer service.

    The Company backhauls product from suppliers' facilities on return trips from customer deliveries. Backhauling generated $1.0 million in 1995, which was applied to reduce net distribution expense. The Company expects to increase its backhauling efforts in the future.

COMPETITION

    The convenience retail distribution business is comprised of one national distributor in the United States (McLane, a subsidiary of Wal-Mart) and several national distributors in Canada, a number of large, multi-regional competitors (participants with a presence in several contiguous regional markets) and a large number of small, privately owned businesses that compete in one or two markets. Multi-regionals include, the Company in the west, GSC Enterprises in the south and southeast and EBY Brown in the midwest. Relative to smaller competitors, multi-regional distributors such as the Company benefit from several competitive advantages, including greater purchasing power, the ability to service chain accounts, scale cost advantages in sales and warehouse operations, the ability to spread fixed corporate costs over a larger revenue base and the resources to invest in both MIS and productivity enhancing technology. These factors have led to a consolidation of the industry as small competitors exit the industry and some larger convenience retail distributors seek acquisitions to increase the utilization of their existing operations. Based on industry reports and management estimates, the Company believes the number of Wholesale Distributors in the United States has declined from more than 1,500 in 1985 to fewer than 1,000 in 1995. According to the U.S. DISTRIBUTION JOURNAL, only ten of these distributors had net sales in excess of $400 million in 1995.

    The Company also competes with wholesale clubs. Wholesale clubs have become a competitive factor in the industry, particularly in California markets. The wholesale clubs have been aggressive in their pricing of cigarettes and candy, and wholesalers have been forced to reduce margins to compete in densely populated markets with a large number of wholesale clubs. Wholesale clubs require the convenience store owner to take the time to travel, to shop at their location, pay cash and choose from a very limited selection. They also provide none of the merchandising support that Core-Mark routinely offers. Consequently, national chains do not purchase product at the wholesale clubs. The Company has grown sales even in territories with such clubs.

    The principal competitive factors in the Company's business include price, customer order fill rates, trade credit and the level and quality of value-added services offered. Management believes the Company competes effectively by offering a full product line, flexible delivery schedules, competitive prices, high levels of customer service and an efficient distribution network.

EMPLOYEES

    As of September 30, 1996, the Company had 2,179 employees.

    The Company is a party to local collective bargaining agreements with the International Brotherhood of Teamsters covering clerical, warehouse and transportation personnel at its facilities in Hayward, California and covering warehouse and transportation personnel in Las Vegas, Nevada. The Company is party to a collective bargaining agreement with United Food Commercial Workers covering warehouse and transportation personnel in Calgary, Alberta. In addition, the Company is currently negotiating with the bargaining unit of employees at its Victoria, British Columbia facility. The agreements covering employees in Hayward and Las Vegas expire on January 15, 1997 and March 31, 1999, respectively. The Company has commenced the re-negotiation of the agreement covering the Hayward employees. The agreement covering employees in Calgary expires on August 31, 1998. These agreements cover an aggregate of less than 10% of the Company's employees.

    Management believes that the Company's relations with its employees are satisfactory.

PROPERTIES

    The Company does not own any real property. The principal executive offices of the Company are located in South San Francisco, California, and consist of approximately 22,000 square feet of leased office space. In addition, the Company leases approximately 24,000 square feet in Vancouver, British Columbia for its Canadian regional corporate, tax and management information systems departments and 13 small offices for use by sales personnel in certain parts of the United States and Canada. The Company also leases its 19 distribution facilities, 15 of which are located in the western United States and four in western Canada. Each distribution facility is equipped with modern equipment (including freezers and coolers at 18 facilities) for receiving, stocking, order selection and shipping a large volume of customer orders. The Company believes that it currently has sufficient capacity at its distribution facilities to meet its anticipated needs and that its facilities are in satisfactory condition.

    The Company's leases expire on various dates between 1996 and 2005, and in many instances give the Company renewal options. The aggregate rent paid in connection with the Company's distribution facilities, regional sales offices and corporate and administrative offices was approximately $5.2 million in 1994 and $5.6 million in 1995. The Company's distribution facilities range from 19,000 to 200,000 square feet and account for approximately 1.5 million square feet in aggregate. Management believes that the Company's current utilization of warehouse facilities is approximately 70% in the aggregate.

REGULATORY MATTERS

    The United States Food and Drug Administration has adopted a number of regulations restricting the sale distribution and advertising of cigarettes and smokeless tobacco products. See "Risk Factors-- Adverse Regulatory Developments."

    The Company is subject to various federal, state and local environmental, health and safety laws and regulations. Generally, these laws impose limitations on the discharge of pollutants and the presence of hazardous substances in the workplace and establish standards for vehicle and employee safety and for the handling of solid and hazardous wastes. These laws include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Occupational Safety and Health Act. Future developments, such as stricter environmental or employee health and safety laws and regulations thereunder, could affect the Company's operations. The Company does not currently anticipate that the cost of its compliance with or of any foreseeable liabilities under environmental and employee health and safety laws and regulations will have a material adverse affect on its business and financial condition.

LEGAL MATTERS

    In May 1996, the Court of Appeals for the Fifth Circuit decertified a federal class action purportedly brought on behalf of all cigarette smokers in the United States. Following the decertification, lawyers for the class brought state class action lawsuits in a number of states, with the objective of filing such lawsuits in all fifty states, the District of Columbia and Puerto Rico. Several of these state lawsuits name cigarette distributors such as the Company as defendants. In June 1996, a subsidiary of the Company was named as a defendant in a class action lawsuit filed in state court in New Mexico. The action was later voluntarily dismissed without prejudice in order to permit a realignment of the parties. The lawsuit was subsequently refiled in September 1996 and voluntarily dismissed October 2, 1996.

    The New Mexico lawsuit was most recently refiled on October 10, 1996. A subsidiary of the Company is named as a defendant in the complaint. The other defendants include the principal U.S. tobacco manufacturers as well as other distributors. The case is brought on behalf of a putative class of smokers who reside in New Mexico, each of whom is allegedly nicotine dependent. The suit seeks, on behalf of the class, compensatory damages, punitive damages and equitable relief, including medical monitoring of the class members. The Company has been indemnified with respect to certain claims alleged in this suit.

    On October 2, 1996, the Company was served with a summons and complaint in an action brought by the County of Los Angeles against major tobacco manufacturers, the Company and other distributors of tobacco products. The complaint seeks, inter alia, damages and restitution for monies expended by the County for the health care of smokers. The Company has been indemnified with respect to certain claims alleged in this suit.

    The Company does not believe that these actions will have a material adverse effect on the Company's financial condition.

    In addition, the Company is a party to other lawsuits incurred in the ordinary course of its business. The Company believes it is adequately insured with respect to such lawsuits or that such lawsuits will not result in losses material to its consolidated financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows (ages as of September 30, 1996):

                   NAME                          AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
Gary L. Walsh..............................          54   Chairman and Chief Executive Officer and
                                                          Director
Robert A. Allen............................          47   President and Chief Operating Officer and
                                                          Director
Leo F. Korman..............................          49   Senior Vice President, Chief Financial
                                                          Officer and Secretary
Basil P. Prokop............................          53   President, Canada Division
J. Michael Walsh...........................          48   Senior Vice President, Distribution
Leo Granucci...............................          58   Senior Vice President, Sales and Marketing
Thomas A. Berglund.........................          36   Director
Terry J. Blumer............................          38   Director
John F. Klein..............................          33   Director
John A. Sprague............................          44   Director

    GARY L. WALSH has been Chairman and Chief Executive Officer since 1990, and served as President from 1990 until 1996. He has been a director of the Company since 1990. Prior to 1990, he served as Chief Executive Officer of Food Services of America, a food distribution company. Mr. Walsh has more than 30 years of management experience in the food distribution industry.

    ROBERT A. ALLEN has been President and Chief Operating Officer since January 1996. Prior to that time, he served as Senior Vice President, Distribution from 1992 through 1996, and as Vice President, Distribution from 1989 to 1992. He has been a director of the Company since 1994. Before joining the Company, he served as Executive Vice President and Chief Operating Officer of Twin City Wholesale Drug Company of Minneapolis.

    LEO F. KORMAN has been Senior Vice President and Chief Financial Officer since January 1994 and served as Vice President and Chief Financial Officer from 1991 to 1994.

    BASIL P. PROKOP has been President of the Canada Division since 1992. Mr. Prokop joined the Company in 1984.

    J. MICHAEL WALSH has been Senior Vice President, Distribution since January 1996. Prior thereto, he served as Senior Vice President, Operations since 1992 and served as Vice President, Operations from 1991 to 1992.

    LEO GRANUCCI has been Senior Vice President, Sales and Marketing since 1994. Prior thereto, he served for seven years as Executive Vice President of Sales and Marketing at Bergen Brunswig, a wholesale pharmaceutical distribution company.

    THOMAS A. BERGLUND has been a director of the Company since August 1996. He has been a Vice President at Jupiter since 1994. Prior to that he served for three years as an employee of the Invus Group, a privately funded buy-out group specializing in food-related companies.

    TERRY J. BLUMER has been a director of the Company since August 1996. Prior to co-founding Jupiter in 1994, Mr. Blumer was associated with Goldman, Sachs & Co. for over eight years, most recently as an Executive Director.

    JOHN F. KLEIN has been a director of the Company since August 1996. He has been an associate at Jupiter since November 1995. Prior to that, he served for three years as a consultant at Bain & Company, a management consulting firm, and as a manager in the Turnaround and Corporate Recovery Services Group at Price Waterhouse.

    JOHN A. SPRAGUE has been a director of the Company since August 1996. Prior to co-founding Jupiter in 1994, Mr. Sprague was associated with Forstmann Little & Co. for eleven years, most recently as a partner. He is a director of Heartland Wireless Communications, Inc.

    Directors are elected for one year terms and hold office until their successors are elected and qualified or until their earlier resignation or removal. Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors. The only family relationship between any of the executive officers or directors is between Gary L. Walsh and J. Michael Walsh, who are brothers.

COMPENSATION OF DIRECTORS

    Directors of the Company do not receive compensation for service as directors other than reimbursement for reasonable expenses incurred in connection with attending the meetings.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to the Company's chief executive officer and its five other most highly compensated executive officers for the year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                             ANNUAL COMPENSATION
                                                           -------------------------------------------------------
                                                                                                     OTHER ANNUAL     ALL OTHER
                                                             FISCAL        SALARY        BONUS       COMPENSATION    COMPENSATION
NAME AND PRINCIPAL POSITION                                   YEAR          ($)           ($)            ($)            ($)(1)
---------------------------------------------------------  -----------  ------------  ------------  --------------  --------------

Gary L. Walsh............................................        1995   $    311,539  $    312,000        --         $     35,621
  Chairman and Chief Executive Officer

Robert A. Allen..........................................        1995   $    183,601  $    132,500        --         $     38,490
  Senior Vice President, Distribution

Leo F. Korman............................................        1995   $    190,944  $    110,000        --         $     23,207
  Senior Vice President and Chief Financial Officer

Basil P. Prokop..........................................        1995   $    172,813  $     38,909        --         $      4,293
  President, Canada Division(2)

J. Michael Walsh.........................................        1995   $    177,120  $    126,500        --         $     22,378
  Senior Vice President, Operations

Leo Granucci.............................................        1995   $    192,923  $    105,000   $     48,677(3)  $      4,649
  Senior Vice President, Sales and Marketing

------------------------

(1) Consists of the sum of: (i) Company matching contributions to the Savings Plan (defined below) in the following amounts: Mr. Allen, $4,620; Mr. Korman, $4,620; Mr. J.M. Walsh, $3,976; and Mr. Granucci, $1,415; (ii) Company matching contributions to the RRSP (defined below) for Mr. Prokop in the amount of $3,528; (iii) life and other insurance premiums in the following amounts: Mr. G.L. Walsh, $4,862; Mr. Allen, $3,111; Mr. Korman, $3,207; Mr. Prokop, $765; Mr. J.M. Walsh, $3,022; and Mr. Granucci, $3,234;
    and (iv) income received in connection with the cancellation of certain stock options in the following amounts: Mr. G.L. Walsh, $30,759; Mr. Allen, $30,759; Mr. Korman, $15,380; and Mr. J.M. Walsh, $15,380.

(2) Represents Canadian dollars converted into U.S. dollars at an assumed rate of U.S. $0.73/Can. $1.00 ("Converted US Dollars").

(3) Consists of relocation expenses.

CERTAIN AGREEMENTS WITH MANAGEMENT

    Each member of Senior Management, constituting the Company's top six executive officers, has entered into a Severance and Non-Competition Agreement with the Company, dated as of August 7, 1996 (collectively, the "Severance and Non-Competition Agreements"), which provides that if the employment of such officer party thereto is terminated other than for Cause (as defined therein) or other than as a result of such officer's resignation for Good Reason (as defined therein), the Company may, in its sole discretion, continue to pay to such officer, for a period of up to one year following such termination, such officer's base salary as in effect on the effective date of such termination. Under the Severance and Non-Competition Agreements, each of such officers has agreed not to engage in activities that compete with those of the Company (i) while such officer is an employee of the Company and (ii) if the Company makes the severance payments described above to such officer, for an additional period of one year after such employment terminates if such officer's employment with the Company terminates for Cause or as a result of his resignation other than for Good Reason.

INDEMNIFICATION AGREEMENTS

    Each of the Company's directors and Mr. Leo F. Korman, the Company's Chief Financial Officer, and Ms. Debra L. Varian, the Company's Controller (collectively, the "Indemnitees"), is party to an identical indemnification agreement with the Company. Pursuant to such agreements, the Company has agreed generally to indemnify and hold harmless each Indemnitee against any losses incurred in connection with any suit, arbitration or proceeding resulting from such Indemnitee's service as an officer, agent, employee or director of the Company, provided that the Company will generally not be required to indemnify an Indemnitee in connection with losses arising out of the Indemnitee's own fraudulent or willful misconduct. Each indemnification agreement terminates upon the occurrence of a Change of Control (as defined in the agreements) of the Company, provided that the Company's obligations to indemnify for events occurring prior to such Change of Control continue.

STOCK OPTION PLAN

    The Company has adopted a Stock Option Plan pursuant to which stock options may be granted to officers, directors and key personnel of the Company and certain of its affiliates (the "Plan"). Under the Plan, a committee appointed by, and consisting of two or more members of, the board of directors of the Company is authorized to administer the Plan. Options granted under the Plan are generally exercisable through the eighth anniversary of the date of grant, vesting proportionately over a five-year period beginning on the date of grant. Options with respect to not more than 300,000 shares may be granted pursuant to the Plan. Special provisions are included in the Plan covering termination of employment, breach of any noncompetition or confidentiality agreement with the Company, and rights relating to the drag-along and tag-along of options in the event a tag-along right or drag-along right is exercised as provided in the Stockholders Agreement. See "Ownership of Voting Securities--Stockholders Agreement." The Plan also provides for acceleration of vesting of options in the event of a Deemed Change in Control of the Company (as defined in the Plan). No options have been granted under the Plan.

THE SAVINGS PLAN

    The Company maintains the Core-Mark International, Inc. Nest Egg Savings Plan (the "Savings Plan"), which is a defined contribution plan with a cash or deferred arrangement (as described under Section 401(k) of the Internal Revenue Code of 1986, as amended). All non-union U.S. employees of the Company and its affiliates (unless a bargaining agreement expressly provides for participation) are eligible to participate in the Savings Plan after completing one year of service.

    Eligible employees may elect to contribute on a tax deferred basis from 1% to 10% of their compensation (as defined in the Savings Plan), subject to statutory limitations. A contribution of up to 6% is considered to be a "basic contribution" and the Company makes a matching contribution of $0.50 for each dollar of a participant's basic contribution (all of which may be subject to certain statutory limitations).

    Each participant has a fully vested (nonforfeitable) interest in all contributions made by the individual and all earnings thereon. Each participant must be employed at the end of each quarter to receive an allocation of matching contribution for the most recent calendar quarter.

    The amount of Company matching contributions that the following officers have accrued in the Savings Plan as of December 31, 1995 is as follows: Robert
A. Allen $14,706.43; Leo Granucci $1,415.34; Leo F. Korman $14,093.12; and J.
Michael Walsh $15,304.46. Gary L. Walsh is not a participant in the Savings
Plan.

THE REGISTERED RETIREMENT SAVINGS PLAN (CANADA)

    The Company maintains the Core-Mark International, Inc. Group Retirement Savings Plan (Canada) (the "Registered Retirement Savings Plan" or "RRSP"), which is a defined contribution plan with a cash or deferred arrangement (as described under the Department of National Revenue Taxation Income Tax Act). All non-union Canadian employees of the Company and its affiliates (unless a bargaining agreement expressly provides for participation) are eligible to participate in the Registered Retirement Savings Plan after completing one year of service.

    Eligible employees may elect to contribute on a tax deferred basis from 1% to 10% of their compensation (as defined in the RRSP), subject to statutory limitations. A contribution of up to 6% is considered to be a "basic contribution" and the Company makes a matching contribution of $.50 for each dollar of a participant's basic contribution (all of which may be subject to certain statutory limitations).

    The amount of Company matching contributions that the following officers have accrued in the Registered Retirement Savings Plan as of December 31, 1995 is as follows: Basil P. Prokop $19,813.00 (in Converted US Dollars).

                         OWNERSHIP OF VOTING SECURITIES

    The following table set forth as of the date of this Prospectus certain information regarding the beneficial ownership of the common stock of the Company (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company, (ii) by each of the Company's directors and executive officers, and (iii) by all directors and executive officers as a group. The Company believes that the beneficial owners of the securities listed below, based on information furnished by such owners, have sole investment and voting power with respect to all the shares of common stock of the Company shown as being beneficially owned by them.

                                                                                   NUMBER OF
                                                                                   SHARES OF
                                                                                COMMON STOCK OF      PERCENTAGE OF
                                                                                  THE COMPANY       TOTAL SHARES OF
                             NAME AND ADDRESS OF                                  BENEFICIALLY      COMMON STOCK OF
                            BENEFICIAL OWNERS(A)                                     OWNED            THE COMPANY
-----------------------------------------------------------------------------  ------------------  -----------------
Jupiter......................................................................         4,125,000             75.0%
Robert A. Allen..............................................................           281,875              5.1
Leo Granucci.................................................................           158,125              2.9
Leo F. Korman................................................................           213,125              3.9
Basil P. Prokop..............................................................           164,999              3.0
Gary L. Walsh................................................................           343,751              6.2
J. Michael Walsh.............................................................           213,125              3.9
Thomas A. Berglund...........................................................                 0               --
Terry J. Blumer..............................................................         4,125,000(b)          75.0
John F. Klein................................................................                 0               --
John A. Sprague..............................................................         4,125,000(b)          75.0
All directors and executive officers
as a group (10 persons) (b)..................................................         5,500,000            100.0%

------------------------

(a) The address for Jupiter, Mr. Berglund, Mr. Blumer, Mr. Klein and Mr. Sprague is 30 Rockefeller Plaza, Suite 4525, New York, New York 10112. The address for Gary L. Walsh, Mr. Allen, Mr. Granucci, Mr. Korman, Mr. Prokop and J. Michael Walsh is 395 Oyster Point Boulevard, Suite 415, South San Francisco, California 94080.

(b) Represents the shares owned by Jupiter. Messrs. Sprague and Blumer exercise investment and voting power over the shares owned by Jupiter and accordingly are deemed to "beneficially own" such shares in accordance with Rule 13d-3 promulgated under the Exchange Act. Each of Messrs. Blumer and Sprague disclaim beneficial ownership of all shares of the Company owned by Jupiter, except to the extent of their respective ownership interests in such partnership.

STOCKHOLDERS AGREEMENT

    On August 7, 1996, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with Jupiter and the Senior Management (the "Management Stockholders"), which parties constitute all of the Company's common stockholders. The Stockholders Agreement (a) places significant restrictions on the ability of a Management Stockholder to transfer, pledge or otherwise dispose of 60% of his shares of common stock of the Company (the "Restricted Shares") prior to the Company's initial public offering of common stock, and limits the amount of Restricted Shares that may be sold by such Management Stockholder after such initial public offering, (b) restricts the ability of a Management Stockholder to pledge his shares of common stock that do not constitute Restricted Shares, (c) grants "tag-along" rights (i.e., rights to participate in a sale on a PRO RATA basis) to each stockholder in connection with the sale (i) by Jupiter of any of its common stock of the Company and (ii) by a Management Stockholder of any of his Restricted Shares, and (d) grants to Jupiter "drag-along" rights (i.e., the right to require Management Stockholders to participate on a PRO RATA basis in a sale by Jupiter) with respect to shares of common stock held by the Management Stockholders, whether or not Restricted Shares, in connection with a sale by Jupiter of common stock constituting at least 1% of the Company's common stock. The Stockholders Agreement also grants to the Company, first, and Jupiter, second, certain call rights with respect to the purchase of Restricted Shares held by a Management Stockholder in the event that, prior to the fifth anniversary of the date of the Stockholders Agreement, such Management Stockholder's employment with the Company is terminated (other than as a result of death, disability or resignation for Good Reason (as defined therein)). The call provision also applies in the event such Management Stockholder breaches his obligations under the Severance and Non-Competition Agreement described under "Management-- Certain Agreements with Management". The purchase price with respect to such call rights under the Stockholders Agreement is the lower of $10 per share and a specified formula described therein (the "Repurchase Formula"), in the event the call right arises as a result of such Management Stockholder's termination for Cause (as defined therein), his resignation other than for Good Reason or a breach of his obligations under the Severance and Non-Competition Agreement to which he is a party. The purchase price with respect to a call right arising as a result of any other employment termination is the Repurchase Formula. Jupiter has agreed that neither it nor the Company will exercise their respective call rights with respect to the Restricted Shares held by Gary L. Walsh in the event that, after December 31, 1997, his employment with the Company is terminated without cause or he resigns without cause or for good reason.

REGISTRATION RIGHTS AGREEMENT

    Pursuant to a Registration Rights Agreement, dated as of August 7, 1996 (the "Registration Rights Agreement"), the Company granted certain demand registration rights to Jupiter and certain "piggy-back" registration rights to Jupiter and the Management Stockholders with respect to the sale of common stock of the Company held by them. In addition to customary priority cut-back provisions relating to underwritten offerings, the Registration Rights Agreement imposes limitations on the number of shares of common stock of the Company that may be included in a "piggy-back" registration by a Management Stockholder.

                              CERTAIN TRANSACTIONS

    In connection with a restructuring of the Company in 1994, Gary L. Walsh, Robert A. Allen, Leo F. Korman, Basil P. Prokop, J. Michael Walsh and Leo Granucci (together, "Senior Management") entered into an equity sharing arrangement with the Institutional Shareholders, which were the prior lenders to the Company. As a result of this arrangement and subsequent transactions, Senior Management owned approximately a 53% equity interest in the Company at the time of the Recapitalization.

    On August 7, 1996, in connection with the Recapitalization, the Company redeemed all of the common stock held by the Institutional Shareholders (representing approximately 47% of the total outstanding equity interests) and a portion of the common stock held by the Senior Management (representing approximately 44% of the total outstanding equity interests) on a pro rata basis for $135.0 million in cash and $6.3 million initial value of Management Notes, except that the Institutional Shareholders did not receive any Management Notes. Of such cash amount, $10.0 million was placed into escrow as a reserve in respect of representations and warranties in connection with the sale of the Company's common stock to Jupiter. The portion of the common stock previously held by Senior Management which was not redeemed represented 8.9% of the equity interests in the Company outstanding immediately prior to the Recapitalization and represents in the aggregate 25% of the outstanding common stock following the Recapitalization. Such stock would have a value of $13.8 million if valued at the price per share paid by Jupiter to the Company for its common stock.

    Jupiter Partners, Inc., an affiliate of Jupiter, received a $2.15 million advisory fee from the Company in connection with the Recapitalization and the Senior Credit Facility transactions.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

    The credit agreement dated as of August 7, 1996 (the "Senior Credit Facility") among the Company, the several lenders from time to time parties thereto (collectively, the "Lenders") and The Chase Manhattan Bank, as administrative agent and collateral agent (the "Agent"), provides for a $175.0 million Revolving Credit Facility as well as a $35 million Term Loan, which was repaid from the proceeds of the Offering. Chase Securities Inc. acted as advisor and arranger in connection with the Senior Credit Facility (the "Arranger"). The following is a summary description of the principal terms of the Senior Credit Agreement and is subject to and qualified in its entirety by reference to the definitive Senior Credit Facility and the other loan documents, which are available upon request from the Company.

    STRUCTURE. Loans under the Senior Credit Facility consist of a Revolving Credit Facility in the amount of up to $175.0 million subject to compliance with a borrowing base and customary conditions as set forth in the Senior Credit Facility. Of the total, $40.0 million is available in the form of letters of credit. $20 million of such letters of credit do not count against the borrowing base.

    In connection with the closing of the Recapitalization, the Company borrowed the full amount of the Term Loan and approximately $100.0 million under the Revolving Credit Facility, which amounts were used to fund redemptions, refinance existing debt and pay closing expenses as described under "Summary--Transactions Related to the Offering." In connection with the closing of the Offering, the proceeds of the Offering were used to repay the Term Loan ($35.0 million principal amount plus accrued interest thereon) and to reduce outstanding balances under the Revolving Credit Facility (approximately $12.3 million). At September 30, 1996, the amount that would have been available to be drawn under the Revolving Credit Facility after taking into account the borrowing base would have been approximately $46.4 million. The remaining availability under the Revolving Credit Facility may be utilized to meet the Company's working capital requirements, including issuance of stand-by and trade letters of credit. The Company also may utilize the remaining availability under the Revolving Credit Facility to fund acquisitions (subject to certain tests) and capital expenditures.

    SECURITY; GUARANTY. The obligations of the Company under the Senior Credit Facility are unconditionally guaranteed, jointly and severally, by each existing and subsequently acquired or organized active subsidiary of the Company. In addition, the Senior Credit Facility and the guarantees thereof are secured by substantially all the assets of the Company and the guarantors (collectively, the "Collateral"), including but not limited to (i) a first priority pledge of all the capital stock of each such subsidiary of the Company and (ii) perfected first priority security interests in substantially all tangible and intangible assets of the Company and the guarantors (including but not limited to accounts receivable, inventory, equipment, intellectual property, general intangibles, cash and proceeds of the foregoing), in each case subject to certain limited exceptions.

    AMORTIZATION; INTEREST. The Senior Credit Facility bears interest at a rate per annum equal (at the Company's option) to: (i) the Agent's Eurodollar Rate plus 2.5% or (ii) an Alternate Base Rate (equal to the highest of the Agent's prime rate, a certificate of deposit rate plus 1% or the Federal Funds effective rate plus 1/2 of 1%) plus 1.5%. Amounts relating to principal under the Senior Credit Facility not paid when due bear interest at a default rate equal to 2.0% above the otherwise applicable rate. The Revolving Credit Facility matures on June 30, 2001.

    PREPAYMENTS. The Senior Credit Facility permits the Company to prepay loans and to permanently reduce revolving credit commitments, in whole or in part, at any time. Any prepayment of Eurodollar loans other than at the end of an interest period will be subject to reimbursement of breakage costs.

    FEES. The Company is required to pay the Lenders, on a quarterly basis, a commitment fee equal to 1/2 of 1% per annum on the undrawn portion of the Senior Credit Facility. The Company is also required to pay (i) a per annum letter of credit fee of 2.5% of the aggregate amount of outstanding letters of credit

(less any fronting fee); (ii) a fronting bank fee for the letter of credit issuing bank equal to 1/4 of 1% per annum; (iii) annual administration fees and
(iv) agent, arrangement and other similar fees.

    COVENANTS. The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the Senior Credit Facility, the Company is required to maintain specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, annual capital expenditures limitations, net worth tests and current ratio and EBITDA tests.

    The Senior Credit Facility also contains provisions that prohibit any modifications of the Indenture in any manner adverse to the Lenders and that limit the Company's ability to refinance the Notes without the consent of the Lenders.

    EVENTS OF DEFAULT. The Senior Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA, judgment defaults, actual or asserted invalidity of any security interest and Change of Control of the Company (as defined in the Senior Credit Facility) in certain circumstances as set forth therein.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized common stock of the Company consists of 10,000,000 shares of common stock, par value $.01 per share ("Common Stock"). At the date hereof, there are 5,500,000 shares of Common Stock issued and outstanding, 4,125,000 of which are held by Jupiter and 1,375,000 of which are held by the Senior Management. Each share of Common Stock entitles the holder thereof to one vote on all matters to be voted on by shareholders of the Company. Pursuant to the restrictions contained in the Senior Credit Facility and the Indenture, the Company is not expected to be able to pay dividends on its Common Stock for the foreseeable future, other than certain limited dividends permitted by the Senior Credit Facility and the Indenture. In the event of a liquidation, dissolution or winding-up of the Company, the holders of the Common Stock are entitled to share in the remaining assets of the Company after payment of all liabilities (including payments required to be made to holders of the Notes) and after all other shares of stock ranking senior to the Common Stock in respect of any distribution upon the liquidation, dissolution or winding-up of the Company. The Common Stock does not provide holders thereof with any pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of the Common Stock are fully paid and non-assessable. See also "Management--Certain Agreements With Management."

                          DESCRIPTION OF THE NEW NOTES

GENERAL

    The Company (which for purposes of this Description of the New Notes refers solely to Core-Mark International, Inc.) issued $75,000,000 aggregate principal amount of Existing Notes on September 27, 1996 (the "Issue Date") pursuant to an Indenture dated as of such date (the "Indenture"), between the Company and Bankers Trust Company, as trustee (the "Trustee"). The New Notes will also be issued under the Indenture which will be qualified under the Trust Indenture Act upon effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the New Notes are the same as the form and terms of the Existing Notes except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer pursuant to the Securities Act. The New Notes and the Existing Notes are collectively referred to as the "Notes." The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The New Notes are subject to all such terms, and holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. Certain capitalized terms used herein and not otherwise defined have the meanings set forth in the section "Certain Definitions".

    The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference.

    The Notes may be exchanged or transferred at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, Bankers Trust Company, at Four Albany Street, New York, New York 10006; Corporate Trust Department).

    The New Notes will be issued only in fully registered form, without coupons, in principal denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

    The Notes are and will be unsecured senior subordinated obligations of the Company, limited to $75.0 million aggregate principal amount, and will mature on September 15, 2003. Each Note will bear interest at a rate per annum shown on the front cover of this Prospectus from September 27, 1996, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date on March 15 and September 15 of each year, commencing March 15, 1997.

OPTIONAL REDEMPTION

    The Notes will be redeemable, at the Company's option, in whole or in part, at any time on or after September 15, 2000, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 15 of the years set forth below:

                                                                                   REDEMPTION
PERIOD                                                                               PRICE
--------------------------------------------------------------------------------  ------------
2000............................................................................      105.688%
2001............................................................................      102.844%
2002 and thereafter.............................................................      100.000%

    In addition, at any time and from time to time prior to September 15, 1999, the Company may redeem in the aggregate up to 30% of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings by the Company following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount thereof) of 111.375% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) upon not less than 30 nor more than 60 days' prior notice mailed to each Holder's registered address; PROVIDED, HOWEVER, that at least 70% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

    At any time on or prior to September 15, 2000, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

MANDATORY REDEMPTION

    Except as set forth under "--Change of Control" and "--Certain Covenants--Limitation on Sale of Assets", the Company is not obligated to make any mandatory redemption of or sinking fund payments with respect to the Notes.

SELECTION

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

    The indebtedness evidenced by the Notes is unsecured Senior Subordinated Indebtedness, is subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness, ranks PARI PASSU in right of payment with all existing and future Senior Subordinated Indebtedness and is senior in right of payment to all existing and future Subordinated Obligations. The Notes are also effectively subordinated to any Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

    Certain of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company. At September 30, 1996, the total liabilities of the Company's Subsidiaries were approximately $9.0 million, including Trade Payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

    At September 30, 1996, the outstanding Senior Indebtedness was $88.3 million, all of which was Secured Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain Covenants--Limitation on Indebtedness" below.

    "Senior Indebtedness" means all principal of, premium (if any), accrued interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all Indebtedness of the Company, including all Bank Indebtedness, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any Trade Payables, (4) any Indebtedness or obligation of the Company which is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any obligations with respect to any Capital Stock, or (6) any Indebtedness Incurred in violation of the Indenture.

    Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

    The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a

"Payment Blockage Period") commencing upon the receipt by the Trustee and the Company of written notice (a "Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

    Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the Noteholders are entitled to receive any payment and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that due to the subordination provisions should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

    By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness.

SAME DAY PAYMENT

    The Indenture requires that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the Holders or, if no such account is specified, by mailing a check to each Holder's registered address.

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under
"--Optional Redemption":

         (i) prior to the first public offering of Voting Stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise (for purposes of this clause (i), the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

        (ii) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, which right is subject to no conditions other than passage of time and conditions substantially within the control of the parties to such acquisition)), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange
    Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as defined in this clause (ii)), directly or indirectly, a majority of the voting power of the Voting Stock of such parent corporation;

        (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (in each case, other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; or

        (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

    With respect to sub-paragraph (iii) above, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transactions and is subject to judicial interpretation. The phrase has no clearly established meaning under New York law (which is the governing law of the Indenture) and has been the subject of limited judicial interpretation in a few jurisdictions. It has not been interpreted to represent a specific quantitative test. Accordingly, in certain circumstances it may be unclear as to whether a Change of Control has occurred. The determination of whether a Change of Control has occurred is a determination based on the facts and circumstances of the subject transaction. There can be no assurance as to how a court interpreting New York law would interpret the phrase.

    Subject to the provision in the first paragraph under "--Change of Control", within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control;
(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

    Neither the Board of Directors of the Company nor the Trustee may waive compliance by the Company with its obligations under the Change of Control covenant. However, the Change of Control covenant may be amended in a manner that eliminates or limits a Holder's ability to cause the Company to repurchase such Holder's Notes as long as any such amendment is approved by a Holder or Holders of a majority in principal amount of the outstanding Notes. See "--Amendments and Waivers."

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations described below, including the limitation on the Company's ability to incur indebtedness, the Company is not prohibited from entering into certain transactions, including acquisitions, refinancings, recapitalizations or other highly leveraged transactions, that do not constitute a Change of Control under the Indenture. Such transactions could adversely affect Holders by increasing the indebtedness of the Company, some or all of which may be senior to the Notes, or otherwise adversely affecting the Company's capital structure and credit ratings.

    The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. In addition, the Senior Credit Facility prohibits the purchase of the Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Senior Credit Facility is repaid in full. At November 26, 1996, approximately $89.1 million was outstanding under the Senior Credit Facility, all of which would be required to be repaid before the Company could repurchase the Notes in connection with a Change of Control. Furthermore, although the Company does not currently have any securities or liabilities which rank PARI PASSU with the Notes, future indebtedness or liabilities which do rank PARI PASSU with the Notes or future Senior Indebtedness of the Company also may contain prohibitions of certain events which would constitute a

Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control which could adversely affect the Company's ability to repurchase the Notes. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CERTAIN COVENANTS

    The Indenture contains covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; PROVIDED, HOWEVER, that the Company (but not any Restricted Subsidiary) may Incur Indebtedness if on the date of such Incurrence the Consolidated Coverage Ratio would be greater than 2.0:1, if such Indebtedness is Incurred on or prior to September 30, 1999, and 2.5:1 if such Indebtedness is Incurred thereafter.

    (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness: (i) Indebtedness of the Company and its Restricted Subsidiaries outstanding from time to time pursuant to the Credit Agreement or otherwise in an amount not to exceed (A) the sum (the "Maximum Amount") of (x) 85% of the net book value of the consolidated Total Receivables of the Company and its Restricted Subsidiaries (other than the Receivables Subsidiary) and (y) 80% of the net book value of the consolidated inventory of the Company and its Restricted Subsidiaries (other than the Receivables Subsidiary), determined in accordance with GAAP, and (B) $20 million but only in respect of letters of credit; (ii) Indebtedness of the Receivables Subsidiary Incurred pursuant to Receivables Financings; (iii) Indebtedness of the Company owing to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (iv) Indebtedness represented by the Notes (and the Note Guarantees), any Indebtedness (other than the Indebtedness described in clauses
(i) and (iii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (i), this clause (iv) or paragraph (a); (v) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); PROVIDED, HOWEVER, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (v) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (v); (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and its Restricted Subsidiaries in the ordinary course of their business and which do not secure other Indebtedness, and (B) under Currency Agreements and Interest Rate Agreements; PROVIDED, HOWEVER, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or (vii) Indebtedness of the Company (but not of a Restricted Subsidiary) in an aggregate principal amount on the date of Incurrence which, when added to all other Indebtedness Incurred pursuant to this clause (vii) and then outstanding, will not exceed $10 million.

    (c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other shareholders on a pro rata basis in accordance with their respective ownership of the class of Capital Stock affected), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment: (1) a Default will have occurred and be continuing (or would result therefrom); (2) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from October 1, 1996, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment and as to which financial results have been made publicly available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) and the amount received in cash as voluntary contributions to the capital of the Company, subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Restricted Subsidiaries); (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than

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
Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and (D) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

    (b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any purchase or redemption of Capital Stock of the Company or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Restricted Subsidiaries); PROVIDED, HOWEVER, that (A) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from clause (3)(B) of paragraph (a) above; (ii) any purchase or redemption of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock"; PROVIDED, HOWEVER, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend will be included in the calculation of the amount of Restricted Payments; or (v) the repurchase of shares of common stock of the Company from, or the payment of the stock appreciation on any options to purchase common stock of the Company held by, any officer or employee of the Company or any of its Subsidiaries pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases shall not exceed $2.5 million in any calendar year and $7.5 million in the aggregate from the Issue Date; PROVIDED FURTHER, HOWEVER, that such repurchases shall be included in the calculation of the amount of Restricted Payments.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (1) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Issue Date including those arising under the Credit Agreement; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement constituting Refinancing Indebtedness of

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
Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions contained in such agreements; (4) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or mortgages, (C) arising in connection with any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or asset not otherwise prohibited by the Indenture, or (D) arising or agreed to in the ordinary course of business, PROVIDED that such encumbrance or restriction does not, individually or in the aggregate together with other similar encumbrances and restrictions, impair the value of the property or assets of the Company or any Restricted Subsidiary in any material manner; (5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (6) any encumbrance or restriction with respect to the Receivables Subsidiary pursuant to an agreement relating to Indebtedness of the Receivables Subsidiary which is permitted under the covenant described under "-- Limitation on Indebtedness" or pursuant to an agreement relating to a Financing Disposition to or by the Receivables Subsidiary in connection with a Receivables Financing.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors (including as to the value of all noncash consideration), of the shares and assets subject to such Asset Disposition; (ii) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash; PROVIDED, HOWEVER, that in respect of an Asset Disposition, more than 20% of the consideration may consist of consideration other than cash or cash equivalents if (A) the portion of such consideration that does not consist of cash or cash equivalents consists of assets of a type ordinarily used in the operation of the Company's distribution business (including Capital Stock of a Person that becomes a Restricted Subsidiary and that holds such assets) to be used by the Company or a Restricted Subsidiary in the conduct of the Company's business, (B) the terms of such Asset Disposition have been approved by a majority of the members of the Board of Directors having no personal stake in such transaction, and (C) if the value of the assets being disposed of by the Company or such Restricted Subsidiary in such transaction (as determined in good faith by such members of the Board of Directors) is at least $15 million, the Board of Directors has received a written opinion of a nationally recognized investment banking firm to the effect that such Asset Disposition is fair, from a financial point of view, to the Company and the Company has delivered a copy of such opinion to the Trustee; and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) FIRST, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Wholly Owned Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 360 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) SECOND, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company

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
or another Restricted Subsidiary) within 360 days from the later of such Asset Disposition or the receipt of such Net Available Cash; (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant, and (D) FOURTH, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to fund (to the extent consistent with any other applicable provision of the Indenture) any corporate purpose; PROVIDED, HOWEVER that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceed $500,000.

    For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C) of this covenant, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued interest to the date of purchase in accordance with the procedures (including prorationing in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) of this covenant. The Company will not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(iii)(A) and (a)(iii)(B) of this covenant) is less than $5 million (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    (d) The Company will not, and will not permit any Restricted Subsidiary to, make any Financial Disposition in connection with a Receivables Financing unless the Board of Directors shall have determined in good faith, which determination will be conclusive and evidenced by a resolution of the Board of Directors, that such Financing Disposition is made at fair market value.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") on terms (i) that are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $1 million, are not in writing and have not been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction. In addition, if such Affiliate Transaction involves an amount in excess of $5 million (other than fees to investment banking firms constituting customary underwriting discounts for offerings of securities or customary advisory fees for merger and acquisition or recapitalization transactions) a fairness opinion must be provided by a nationally recognized appraisal or investment banking firm.

    (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, or other employee benefit arrangements with any officer, director or employee of the Company entered into in the ordinary course of business consistent with past practices of the Company, (iii) loans or advances to employees in the ordinary course of business consistent with past practices of the Company, (iv) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries or (v) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

    LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company will not sell any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock except (i) subject to the covenant described under "--Limitation on the Disposition of Assets of the Company to Restricted Subsidiaries", to the Company or a Wholly Owned Subsidiary, (ii) pursuant to arrangements entered into prior to the time a Person becomes a Restricted Subsidiary (other than arrangements entered into in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary) or (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary. The proceeds of any sale of such Capital Stock permitted under this covenant will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

    LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Liens on Receivables that are the subject of a Receivables Financing) on any of its property or assets (including Capital Stock), whether owned on the Issue Date or thereafter acquired, securing any Indebtedness other than Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) such obligation for so long as such obligation is so secured.

    SEC REPORTS. Notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC, if permitted by the SEC, and provide the Trustee and Noteholders and prospective Noteholders (upon request) with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of TIA Section 314(a).

    LIMITATION ON THE DISPOSITION OF ASSETS OF THE COMPANY TO RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Guarantor Subsidiary to, sell, lease, transfer or make any other disposition of any property or assets (including shares of Capital Stock of a Subsidiary) (each referred to for the purposes of this covenant as a "disposition") to a Restricted Subsidiary other than (i) a disposition to a Restricted Subsidiary that at the time of such disposition is or becomes a Guarantor Subsidiary pursuant to a Note Guarantee, (ii) dispositions (other than a Financing Disposition in connection with a Receivables Financing) with a fair market value of less than $2.5 million in the aggregate for all Restricted Subsidiaries in any fiscal year, (iii) a Financing Disposition in connection with a Receivables Financing, (iv) a disposition permitted by the covenant described under "--Limitation on Restricted Payments" and (v) dispositions of inventory in the ordinary course of business.

    LIMITATION ON LINES OF BUSINESS. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than those businesses in which the Company or its Restricted Subsidiaries are engaged on the Issue Date or which are reasonably related thereto.

MERGER AND CONSOLIDATION

    The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, limited liability company or business trust organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;
(ii) immediately after

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
giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; (iii) except in the case of a merger the sole purpose of which is to change the Company's jurisdiction of incorporation, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding the foregoing clauses (ii), (iii) and (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

DEFAULTS

    An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due, whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above, (iii) the failure by the Company to comply with its obligations under the covenant described under "Merger and Consolidation" above,
(iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" or "Certain Covenants" above (in each case, other than a failure to purchase Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $5 million or its foreign currency equivalent (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money in excess of $5 million or its foreign currency equivalent against the Company or a Significant Subsidiary and (A) an enforcement proceeding thereon is commenced which is not promptly stayed or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or (ix)(A) any Note Guaranty ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor Subsidiary denies or disaffirms its obligations under the Indenture or any Note Guaranty and such default continues for 10 days or (B) any Guarantor Subsidiary fails to comply for 60 days after notice with any of its obligations in its Note Guarantee.

    The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

    However, a default under clauses (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and

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
the Company does not cure such default within the time specified in clauses (iv) and (v) after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have made a written request to the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the outstanding Notes and any past default or its consequences may be waived with the consent of the Holders of a majority in principal amount of the Notes (other than a default in the payment of principal of or interest on the Notes, which may not be waived without the consent of

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
each Holder affected) then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things,
(i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder, (vii) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

    Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to change the subordination provisions to limit or terminate the benefits to any holder of Senior Indebtedness, to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder, to provide for the issuance and authorization of Exchange Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

    The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

    A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Noteholder to pay any taxes required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants", the

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operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries, the judgment default provision described under "Defaults" above, the provisions with respect to Guarantor Subsidiary defaults and the limitations contained in clauses (iii) and (iv) under "--Merger and Consolidation" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "--Merger and Consolidation" above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

THE TRUSTEE

    Bankers Trust Company is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Additional Assets" means (i) any tangible property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

    "Adjusted Operating Income" for any period means (a) the sum of (x) the Operating Income for such period, plus (y) the following to the extent deducted in calculating such Operating Income: (i) Consolidated Non-Cash Charges and (ii) LIFO expense, if any, for such period, minus (b) LIFO income, if any, for such period. Notwithstanding the foregoing, the depreciation and amortization of a Subsidiary of the Company shall be added to Operating Income to compute Adjusted Operating Income only to the extent (and in the same proportion) that the operating income of such Subsidiary was included in calculating Operating Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that

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has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants-- Limitation on Transactions with Affiliates" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at September 15, 2000 (such redemption price being described under "--Optional Redemption") plus (2) all required interest payments (excluding accrued but unpaid interest) due on such Note through September 15, 2000, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the principal amount of such Note.

    "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) in one transaction or in a series of related transactions which shall be viewed as one transaction other than (i) a disposition (other than a Financing Disposition in connection with a Receivables Financing) by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) dispositions (other than a Financing Disposition in connection with a Receivables Financing) with a fair market value of less than $500,000 in the aggregate in any fiscal year, (iv) a Financing Diposition in connection with a Receivables Financing provided that immediately after such Financing Disposition the Indebtedness (other than Indebtedness in respect of letters of credit) outstanding pursuant to clause (b)(i) of the covenant described under "Certain Covenants--Limitation on Indebtedness" is equal to or less than the Maximum Amount, (v) for purposes of the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "-- Certain Covenants--Limitation on Restricted Payments" and (vi) the disposition of all or substantially all the assets of the Company permitted by the covenant described under "Merger and Consolidation".

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, as amended or modified from time to time, and any Refinancing Indebtedness Incurred in respect thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim

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for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Adjusted Operating Income for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements have been made publicly available (but in no event ending more than 135 days prior to such date of determination) to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Adjusted Operating Income and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that in the case of Indebtedness to finance seasonal fluctuations in working capital needs Incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four quarter period), (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Adjusted Operating Income for such period shall be reduced by an amount equal to the Adjusted Operating Income (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Adjusted Operating Income (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or an Investment in or acquisition of any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition or Investment occurring in connection with a transaction causing a calculation to be made under the Indenture, which constitutes all or substantially all of an operating unit of a business, Adjusted Operating Income and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to the transaction (including the Incurrence of any Indebtedness and repayment of then existing debt) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Adjusted Operating Income and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of Operating Income relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) noncash interest expense, (v) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) the interest portion of any deferred payment obligation, (ix) interest actually paid on any Indebtedness of any other Person, (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust and
(ix) the earned discount or yield with respect to the sale of Receivables (without duplication of amounts included in Operating Income) but in no event shall Consolidated Interest Expense include the amortization of fees incurred on or prior to the Issue Date in respect of the Credit Agreement or the issuance of the Notes or bank agency fees under the Credit Agreement.

    "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause
(iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such

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
Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (v) any extraordinary gain or loss, and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and the Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and as to which financial results have been made publicly available (but in no event ending more than 135 days prior to such date of determination), as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

    "Consolidated Non-Cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP (excluding any such other non-cash charge to the extent it requires an accrual or reserve for cash charges for any future period).

    "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; PROVIDED, HOWEVER, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in a Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

    "Credit Agreement" means the Credit Agreement dated as of August 7, 1996, among Core-Mark International, Inc., the several lenders from time to time parties thereto and The Chase Manhattan Bank, as Administrative Agent, as in effect on the Issue Date.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

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    "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii)
any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend, at least $10 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 180 days after the Stated Maturity of the Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to purchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions of the covenant described under "--Change of Control" are to the holders of the Notes and such Capital Stock specifically provides that the Company will not purchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's purchase of the Notes as are required to be purchased pursuant to the covenant described under "--Change of Control."

    "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Financing Disposition" means any sale of Receivables, or interests therein, by the Company or any Subsidiary to the Receivables Subsidiary, or by the Receivables Subsidiary.

    "Foreign Subsidiary" means any Restricted Subsidiary of the Company which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Guarantor Subsidiary" means any Person that has issued a Note Guarantee.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

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
    "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

    "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (v) all Capitalized Lease Obligations of such Person; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends); (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person. Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing by the Company to any governmental entity. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making such loan or advance) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted

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Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "Issue Date" means the date on which the Notes are originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Management Investors" means Gary L. Walsh, Robert A. Allen, Leo F. Korman, Leo Granucci, J. Michael Walsh and Basil P. Prokop.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment pursuant to, or monetization (but not for less than fair market value) of, a note or installment receivable or otherwise (other than amounts constituting interest thereon), but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required or estimated in good faith to be required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms or the terms of any related instrument or agreement, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition (including without limitation amounts reserved for the cost of any indemnification payments (fixed or contingent) attributable to the seller's indemnities to the purchaser in respect of such Asset Disposition).

    "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Note Guarantee" means any guarantee that may from time to time be executed and delivered by a Subsidiary of the Company pursuant to which such Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each such Note Guarantee will be in the form prescribed in the Indenture.

    "Officer" means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President, any Vice President, the Controller, the Treasurer or the Secretary of the Company.

    "Officers' Certificate" means a certificate signed by two Officers.

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    "Operating Income" means, with respect to the Company and its Restricted
Subsidiaries for any period, operating income determined in accordance with GAAP and Rule 5-03 under Regulation S-X promulgated by the Commission (as interpreted in good faith by the Company and its independent public accountants and in a manner consistent with the Company's historical audited financial statements as of the Issue Date); PROVIDED, HOWEVER, that there shall not be included in Operating Income: (i) any operating income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in (ii) below, the Company's proportionate share of the operating income of any such Restricted Subsidiary for such period shall be included in such Operating Income up to the amount that is proportionate to the net income that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary in cash as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and
(B) the Company's proportionate share of an operating loss of any such Restricted Subsidiary for such period shall be included in determining such Operating Income, (ii) any gain or loss realized upon the sale or other disposition of any asset of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, and (iii) the cumulative effect of a change in accounting principles.

    "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "Permitted Holders" means (i) each of the Management Investors, (ii) Jupiter Partners L.P. and (iii) (a) any spouse or lineal descendant (including by adoption) of any Person described in clause (i) or any spouse of any such lineal descendant; (b) in the event of the incompetence or death of any Person described in clause (i) or in subclause (a) of this clause (iii), such Person's estate, executor, administrator or other legal representative; (c) any trust 100% in interest of the beneficiaries of which consists of Persons described in clause (i) or in subclause (a) of this clause (iii); or (d) any limited liability company, corporation or partnership 100% of the members, stockholders or partners of which are Persons described in clause (i) or in subclause (a) of this clause (iii); PROVIDED, HOWEVER, that no Person described in this clause
(iii) shall be a Permitted Holder if such Person is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly of more than 10% of the voting power of the Voting Stock of the applicable company.

    "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;
(vii) loans to employees for the payment of the exercise price of options to purchase Capital Stock of the Company or loans to satisfy federal or state income tax withholding requirements relating to the issuance of Capital Stock of the Company pursuant

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to the Company's employee stock plans, in an aggregate amount with respect to all loans described in this clause (vii) not to exceed $500,000 outstanding at any one time; (viii) stock, obligations or securities received in settlement of debts (including payment obligations of customers) created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (ix) a Person to the extent such Investment represents the non-cash consideration otherwise permitted to be received by the Company or its Restricted Subsidiaries in connection with an Asset Disposition;
(x) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries; (xi) payments to customers in consideration for such customers' agreements with the Company to purchase goods and inventory made in the ordinary course of business consistent with past practices of the Company and its Restricted Subsidiaries and (xii) performance bonds or similar Investments in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

    "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

    "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

    "Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

    "Receivables Financing" means any financing by the Receivables Subsidiary secured substantially by Receivables of the Company and its Subsidiaries that have been transferred to the Receivables Subsidiary in a Financing Disposition, provided that (i) all sales of Receivables to or by the Receivables Subsidiary are made at fair market value (as determined in good faith by the Board of Directors), (ii) the interest rate applicable to such Receivables Financing shall be a market interest rate (as determined in good faith by the Board of Directors) as of the time such financing is entered into and (iii) such financing is non-recourse to the Company and its Subsidiaries (other than the Receivables Subsidiary) except to a limited extent customary for such financings.

    "Receivables Subsidiary" means a bankruptcy-remote, special purpose Wholly Owned Subsidiary formed for the purposes of a Receivables Financing that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code) and other accounts and receivables (including any thereof constituting or evidenced

                                       92
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by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a "Receivables Subsidiary" by the Board of Directors.

    "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) the Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

    "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

    "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

    "SEC" means the Securities and Exchange Commission.

    "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

    "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the Notes and is not subordinated by its terms to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such

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security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

    "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

    "Temporary Cash Investments" means any of the following: (i) any investment in securities maturing within one year from the date of acquisition thereof issued or Guaranteed or insured by the United States of America or any agency thereof, (ii) investments in certificates of deposit and eurodollar time deposits maturing within one year of the date of acquisition thereof issued by any commercial bank having capital surplus in excess of $500,000,000, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper issued by a corporation organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Corporation,
(v) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof or by any foreign government and rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc., (vi) investments in securities maturing within one year from the date of acquisition thereof backed by standby letters of credit issued by a bank meeting the qualifications described in clause (ii) above, (vii) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (i) through (vi) above, (vii) investments in any term deposit receipts of the Bank of Montreal maturing within 90 days from the date of acquisition thereof, (ix) investments in cash owned by the Company or any of its Subsidiaries and denominated in Canadian dollars, (x) investments in readily marketable direct obligations of the Government of Canada or any province thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of Canada maturing within 90 days from the date of acquisition thereof, (xi) investments in insured certificates of deposit, deposit notes or term deposit receipts, maturing within 90 days from the date of acquisition thereof, of any commercial bank listed on Schedule 1 of the Bank Act (Canada), and (xii) investments in commercial paper maturing within 90 days from the date of acquisition thereof in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of Canada or any province thereof and rated at least A-1 or better (or the then equivalent grade) by Canada Bond Rating Service or R-2 (middle) or better (or the then equivalent grade) by Dominion Bond Rating Service.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. SectionSection 77aaa-77bbbb) as in effect on the date of the Indenture.

    "Total Receivables" means all receivables of a Person as determined in accordance with GAAP, other than Receivables that are the subject of a Receivables Financing.

    "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

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
    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 15, 2000; PROVIDED, HOWEVER, that if the period from the Redemption Date to September 15, 2000, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the Redemption Date to September 15, 2000 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

    "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the New Notes will be issued in the form of one or more registered notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between the Depository and the Trustee.

    The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

    The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants with an interest in the Global Note and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the Interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer New Notes or to pledge the New Notes as collateral will be limited to such extent.

    So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the New Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such Person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of Holders or a Person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize Persons owning through such Participants to take such action or would otherwise act upon the instruction of such Persons. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the

Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest on any New Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such New Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the Indenture, then, upon surrender by the Depository of its Global Notes, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the New Notes represented by the Global Note.

    Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related New Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain copies of the Indenture without charge by writing to: Core-Mark International, Inc., 395 Oyster Point Boulevard, Suite 415, South San Francisco, California 94080.

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                       DESCRIPTION OF THE EXISTING NOTES

    On September 27, 1996, the Company issued and sold $75,000,000 aggregate principal amount of the Existing Notes. The form and terms of the Existing Notes are the same as the form and terms of the New Notes except that the Existing Notes are not registered under the Securities Act and bear legends restricting the transfer thereof. See "Description of the New Notes."

    In connection with the issuance of the Existing Notes, the Company and Chase Securities Inc. and Donaldson Lufkin & Jenrette Securities Corporation, the initial purchasers of the Existing Notes (the "Initial Purchasers"), entered into an Exchange and Registration Rights Agreement (the "Registration Rights Agreement") to provide for the Exchange Offer. The Registration Rights Agreement also obligates the Company under certain circumstances to file with the Commission a so-called "shelf" Registration Statement to register the resale of the Notes under the Securities Act (a "Shelf Registration Statement"). The Registration Rights Agreement further provides that if the Company fails to complete the Exchange Offer, and/or to have the Shelf Registration Statement become effective under the Securities Act, within and for certain specified time periods, the Company would become obligated to pay to the Holders of affected Notes liquidated damages at a rate of 1% per annum of the principal amount of the affected Notes. Except as described under "Plan of Distribution," completion of the Exchange Offer by the Company on or before February 9, 1999 will satisfy the Company's obligations under the Registration Rights Agreement with respect to the Exchange Offer. Following completion of the Exchange Offer, the Company will be obligated to file and cause to become effective under the Securities Act a Shelf Registration Statement only if (i) any Holder of Existing Notes (other than exchanging dealer) is not permitted by applicable law to participate in the Exchange Offer (such Holder being an "Ineligible Holder") or (ii) a participant in the Exchange Offer (other than an exchanging dealer) does not receive a freely tradable New Note in exchange for such Holder's Existing Note (an "Affected Holder"). If a Shelf Registration Statement is required to be filed under the Registration Rights Agreement, only those Notes held by an Ineligible Holder or an Affected Holder will be required to be included therein. Liquidated damages under the Registration Rights Agreement for failure to cause any such Shelf Registration Statement to become and remain effective under the Securities Act will only be payable in respect of Notes held by an Ineligible Holder on an Affected Holder. HOLDERS OF EXISTING NOTES WHO DO NOT PARTICIPATE IN THE EXCHANGE OFFER BUT WHO ARE NOT PROHIBITED BY APPLICABLE LAW OR INTERPRETATION FROM PARTICIPATING IN THE EXCHANGE OFFER WILL NOT HAVE ANY RIGHT TO HAVE THEIR EXISTING NOTES INCLUDED IN A SHELF REGISTRATION STATEMENT, NOR WILL ANY SUCH HOLDER BE ENTITLED TO RECEIVE LIQUIDATED DAMAGES FOR FAILURE BY THE COMPANY TO INCLUDE THEIR NOTES IN ANY SHELF REGISTRATION STATEMENT OR FOR FAILURE TO HAVE A SHELF REGISTRATION STATEMENT BECOME AND REMAIN EFFECTIVE UNDER THE SECURITIES ACT WITHIN THE TIME PERIOD SPECIFIED IN THE REGISTRATION RIGHTS AGREEMENT.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS


    The following is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison with respect to the principal federal income tax consequences to United States Holders (as defined below) of the Exchange Offer. It is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to holders of the Notes. The discussion deals only with Notes held as capital assets by United States citizens and residents ("United States Holders") and does not include special rules that may apply to certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers and foreign corporations), and does not address the tax consequences of the laws of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion.


EXCHANGE PURSUANT TO EXCHANGE OFFER

    The exchange of Existing Notes for New Notes of the Company with terms identical to those of the Existing Notes will not be treated as an "exchange" or otherwise as a taxable event to holders of Notes, and holders will not recognize any taxable gain or loss or any interest income as a result of such an exchange. The Company is obligated to pay liquidated damages to the holder under certain circumstances described under "Description of the Existing Notes" above. Such payments should be treated for tax purposes as additional interest, taxable to holders as such payments become fixed and determinable.

MARKET DISCOUNT

    If a United States Holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such a Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

AMORTIZABLE BOND PREMIUM

    A United States Holder that purchases a Note for an amount in excess of the sum of its principal amount will be considered to have purchased the Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

    A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

    THE FOREGOING SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES TO UNITED STATES HOLDERS DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF NOTES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT VERSIONS THEREOF.

                              ERISA CONSIDERATIONS

    Sections 406 and 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code prohibit certain employee benefit plans, individual retirement accounts, individual retirement annuities, and employee annuity plans ("Plans") from engaging in certain transactions with persons who, with respect to such Plan, are "parties in interest" under ERISA or "disqualified persons" under the Code. A violation of these "prohibited transactions" rules may generate excise taxes under the Code and other liabilities under ERISA for such persons. Possible violations of the prohibited transaction rules could occur if the Notes are purchased with the assets of any Plan if the Company or any of its affiliates is a party in interest or disqualified person with respect to such Plan, unless such acquisition is subject to a statutory or administrative exemption.

    The foregoing discussion is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan considering the purchase of the Notes should consult its legal advisors regarding the consequences of such purchases under ERISA and the Code. If the Plan is not subject to ERISA, the fiduciary should consult its legal advisors regarding the consequences of any state law or Code considerations.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until              , 1997, all dealers effecting
transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the close of the Exchange Offer the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Existing Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Existing Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby and certain federal income tax matters will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                              INDEPENDENT AUDITORS

    The financial statements of the Company as of December 31, 1995 and 1994 and for each of the years ended in the three-year period ended December 31, 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants included elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1994 and 1995...............................................        F-3

Consolidated Statements of Income for the years ended December 31, 1993, 1994 and 1995.....................        F-4

Consolidated Statements of Common Shareholders' Equity for the years ended December 31, 1993, 1994 and
  1995.....................................................................................................        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995.................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Condensed Consolidated Balance Sheets as of December 31, 1995 and
  September 30, 1996.......................................................................................       F-18

Condensed Consolidated Statements of Income for the nine months ended
  September 30, 1995 and 1996..............................................................................       F-19

Condensed Consolidated Statements of Cash Flows for the nine months ended
  September 30, 1995 and 1996..............................................................................       F-20

Notes to Condensed Consolidated Financial Statements.......................................................       F-21

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Core-Mark International, Inc.:

    We have audited the accompanying consolidated balance sheets of Core-Mark International, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Core-Mark International, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Francisco, California
February 23, 1996

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                           (IN THOUSANDS OF DOLLARS)

                                                                                               1994        1995
                                                                                            ----------  ----------
ASSETS
Current assets:
  Cash....................................................................................  $   17,080  $   24,447
  Receivables:
    Trade accounts, less allowance for doubtful accounts of $2,692 and $3,600,
      respectively........................................................................      84,647      91,858
    Other.................................................................................      10,432      13,332
  Inventories, net of LIFO allowance of $7,661 and $11,076, respectively..................      92,732      96,703
  Prepaid expenses and other..............................................................       3,248       4,542
                                                                                            ----------  ----------
      Total current assets................................................................     208,139     230,882
                                                                                            ----------  ----------

Property and equipment:
  Equipment...............................................................................      26,530      33,000
  Leasehold improvements..................................................................       6,833       7,746
                                                                                            ----------  ----------
                                                                                                33,363      40,746

  Less accumulated depreciation and amortization..........................................     (16,508)    (20,217)
                                                                                            ----------  ----------
  Net property and equipment..............................................................      16,855      20,529
Other assets..............................................................................         346       6,700
Goodwill, net of accumulated amortization of $11,264 and $13,242, respectively............      68,403      66,425
                                                                                            ----------  ----------
                                                                                            $  293,743  $  324,536
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable..................................................................  $   50,026  $   47,205
  Cigarette and tobacco taxes payable.....................................................      37,205      40,613
  Income taxes payable....................................................................       3,605       3,057
  Deferred income taxes...................................................................       8,029       7,274
  Other accrued liabilities...............................................................      20,228      28,503
                                                                                            ----------  ----------
      Total current liabilities...........................................................     119,093     126,652
                                                                                            ----------  ----------

Long-term debt............................................................................      84,627     101,598
Other accrued liabilities and deferred income taxes.......................................       8,910       8,617
                                                                                            ----------  ----------
  Total liabilities.......................................................................     212,630     236,867
                                                                                            ----------  ----------
Commitments and contingencies:
Preferred shareholders' equity:
  Mandatorily redeemable preferred stock; 50,000,000 shares authorized, issued and
    outstanding; $50,000 redemption value.................................................      41,767      --
                                                                                            ----------  ----------
Common shareholder's equity:
  Common stock; $.001 par value; 100,000,000 shares authorized; 5,297 shares issued and
    outstanding in 1994...................................................................      --          --
  Common stock; $.01 par value; 3,000 shares authorized; 100 shares issued and outstanding
    in 1995...............................................................................      --          --
Additional paid-in capital................................................................      87,579     128,351
Accumulated deficit.......................................................................     (42,513)    (35,790)
Cumulative currency translation adjustments...............................................      (1,954)     (1,313)
Additional minimum pension liability......................................................      (3,766)     (3,579)
                                                                                            ----------  ----------
      Total common shareholder's equity...................................................      39,346      87,669
                                                                                            ----------  ----------
                                                                                            $  293,743  $  324,536
                                                                                            ----------  ----------
                                                                                            ----------  ----------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                           (IN THOUSANDS OF DOLLARS)

                                                                          1993           1994           1995
                                                                      -------------  -------------  -------------
Net sales...........................................................  $   1,868,932  $   1,855,356  $   2,047,187
Cost of goods sold..................................................      1,704,982      1,719,999      1,901,604
                                                                      -------------  -------------  -------------
  Gross profit......................................................        163,950        135,357        145,583
Operating and administrative expenses...............................        117,411        116,080        125,245
                                                                      -------------  -------------  -------------
  Operating income..................................................         46,539         19,277         20,338
Interest expense, net...............................................          4,887          5,773          6,987
Debt refinancing costs..............................................             --          1,600          1,065
                                                                      -------------  -------------  -------------
  Income before income taxes and cumulative effects of changes in
    accounting principles...........................................         41,652         11,904         12,286
Income tax expense..................................................          2,472          2,816          5,563
                                                                      -------------  -------------  -------------
  Income before cumulative effects of changes in accounting
    principles......................................................         39,180          9,088          6,723
Cumulative effects on prior years of changes in accounting
  principles for:
Income taxes........................................................            492             --             --
Postretirement benefits other than pensions.........................           (988)            --             --
                                                                      -------------  -------------  -------------
Net income..........................................................  $      38,684  $       9,088  $       6,723
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                         COMMON STOCK                                      CUMULATIVE    ADDITIONAL       TOTAL
                                   -------------------------  ADDITIONAL                    CURRENCY       MINIMUM        COMMON
                                      SHARES                    PAID-IN     ACCUMULATED    TRANSLATION     PENSION    SHAREHOLDERS'
                                   OUTSTANDING     AMOUNT       CAPITAL       DEFICIT      ADJUSTMENTS    LIABILITY       EQUITY
                                   ------------  -----------  -----------  -------------  -------------  -----------  --------------

Balance, December 31, 1992.......      670,000    $       1    $ 103,567    $   (90,285)    $    (714)    $  (2,864)    $    9,705
Net income.......................           --           --           --         38,684            --            --         38,684
Additional minimum pension
  liability......................           --           --           --             --            --        (1,056)        (1,056)
Capital contribution for
  compensation...................           --           --           94             --            --            --             94
Foreign currency translation
  adjustment.....................           --           --           --             --          (546)           --           (546)
Increase in carrying value of
  preferred stock................           --           --       (5,744)            --            --            --         (5,744)
                                   ------------  -----------  -----------  -------------  -------------  -----------  --------------

Balance, December 31, 1993.......      670,000            1       97,917        (51,601)       (1,260)       (3,920)        41,137
Net income.......................           --           --           --          9,088            --            --          9,088
Additional minimum pension
  liability......................           --           --           --             --            --           154            154
Capital contribution for
  compensation...................           --           --           38             --            --            --             38
Foreign currency translation
  adjustment.....................           --           --           --             --          (694)           --           (694)
Increase in carrying value of
  preferred stock................           --           --       (6,877)            --            --            --         (6,877)
Purchases of common shares.......     (664,703)          (1)      (3,499)            --            --            --         (3,500)
                                   ------------  -----------  -----------  -------------  -------------  -----------  --------------

Balance, December 31, 1994.......        5,297           --       87,579        (42,513)       (1,954)       (3,766)        39,346
Net income.......................           --           --           --          6,723            --            --          6,723
Reduction in additional minimum
  pension liability..............           --           --           --             --            --           187            187
Increase in carrying value of
  preferred stock................           --           --       (1,271)            --            --            --         (1,271)
Recapitalization.................       (5,197)          --       42,043             --            --            --         42,043
Foreign currency translation
  adjustment.....................           --           --           --             --           641            --            641
                                   ------------  -----------  -----------  -------------  -------------  -----------  --------------

Balance, December 31, 1995.......          100    $      --    $ 128,351    $   (35,790)    $  (1,313)    $  (3,579)    $   87,669
                                   ------------  -----------  -----------  -------------  -------------  -----------  --------------
                                   ------------  -----------  -----------  -------------  -------------  -----------  --------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                           (IN THOUSANDS OF DOLLARS)
CASH PROVIDED BY
OPERATING ACTIVITIES:

                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------
Net income.......................................................................  $  38,684  $   9,088  $   6,723
  Adjustments to reconcile net income to net cash provided by operating activities:
    LIFO (income) expense........................................................    (22,967)      (547)     3,415
    Amortization of goodwill.....................................................      1,978      1,978      1,978
    Depreciation and amortization................................................      3,759      3,563      3,965
    Amortization of debt refinancing fees........................................         --         --      1,065
    Amortization of debt premium.................................................     (3,454)    (1,972)        --
    Deferred income taxes........................................................      1,081        (72)      (769)
    Provision for postretirement benefits........................................        861         63         64
    Other adjustments for non-cash and non-operating activities..................       (361)      (403)       805
  Changes in operating assets and liabilities, net of acquisitions:
    (Increase) decrease in trade accounts receivable.............................     (3,329)     6,731     (3,789)
    (Increase) decrease in other receivables.....................................     (7,317)     2,649     (2,699)
    (Increase) decrease in inventories...........................................     28,476     24,181     (3,285)
    (Increase) decrease in prepaid expenses and other............................     (1,047)        96     (2,122)
    Increase (decrease) in trade accounts payable................................    (25,428)     9,396     (3,303)
    Increase in accrued liabilities and income taxes payable.....................        749      3,502      7,506
    Increase (decrease) in cigarette and tobacco taxes payable...................      9,491     (3,545)     2,975
                                                                                   ---------  ---------  ---------
Net cash provided by operating activities........................................     21,176     54,708     12,529
                                                                                   ---------  ---------  ---------
INVESTING ACTIVITIES:
  Additions to property and equipment............................................     (5,501)    (5,376)    (7,286)
  Net assets of acquired businesses..............................................         --         --     (9,610)
  Other..........................................................................     (1,305)      (598)        --
                                                                                   ---------  ---------  ---------
Net cash used in investing activities............................................     (6,806)    (5,974)   (16,896)
                                                                                   ---------  ---------  ---------
FINANCING ACTIVITIES:
  Net (payments) borrowings under revolving credit agreement.....................     (7,896)   (37,783)    16,971
  Principal payments under term loan agreements..................................     (3,510)    (2,303)        --
  Debt refinancing fees..........................................................         --         --     (5,379)
  Purchases of common shares.....................................................         --     (3,500)      (195)
                                                                                   ---------  ---------  ---------
Net cash (used in) provided by financing activities..............................    (11,406)   (43,586)    11,397
                                                                                   ---------  ---------  ---------
Effects of changes in foreign exchange rates.....................................       (510)      (519)       337
                                                                                   ---------  ---------  ---------
Increase in cash.................................................................      2,454      4,629      7,367
Cash, beginning of year..........................................................      9,997     12,451     17,080
                                                                                   ---------  ---------  ---------
CASH, END OF YEAR................................................................  $  12,451  $  17,080  $  24,447
                                                                                   ---------  ---------  ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments during the year for:
  Interest.......................................................................  $   8,393  $   7,384  $   6,739
  Income taxes...................................................................        528        920      6,903

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

1. ORGANIZATION AND FORM OF BUSINESS

    Core-Mark International, Inc. and subsidiaries (the "Company") is a full-service wholesale distributor of tobacco, food and other consumer products to convenience stores, grocery stores, mass merchandisers and liquor and drug stores in western North America.

    On December 16, 1994, the Company purchased all of the common stock owned by its previous majority shareholder, leaving management as the sole common shareholder as of December 31, 1994.

    On March 2, 1995, the Company's capital structure was modified as described in Note 4. As a result, management and the former preferred shareholders beneficially own all of the outstanding common stock of the Company through a newly formed limited liability company, Core-Mark L.L.C. ("LLC").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    These financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes any differences resulting from estimates will not have a material effect on the Company's consolidated financial position.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated.

    FOREIGN CURRENCY

    Assets and liabilities of the Company's Canadian operations are translated at exchange rates in effect at year-end. Income and expenses have been translated at average rates for the year. Adjustments resulting from such translation are included in cumulative currency translation adjustments, a separate component of common shareholder's equity.

    EXCISE TAXES

    State and provincial excise taxes paid by the Company on cigarettes were $404,890,000, $435,018,000, and $466,533,000, for the years ended December 31,
1993, 1994, and 1995, respectively, and are included in net sales and cost of goods sold.

    INVENTORIES

    Inventories are valued at the lower of cost or market. In the U.S., cost is determined on a last-in, first-out (LIFO) basis (using Producer Price Indices as determined by the Department of Labor and Statistics). Under LIFO, current costs of goods sold are matched against current sales. Inventories in Canada amount to $19,634,000 and $20,227,000 at December 31, 1994 and 1995, respectively, and are valued on a first-in, first-out (FIFO) basis.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    During periods of rising prices, the LIFO method of costing inventories generally results in higher current costs being charged against income while lower costs are retained in inventories. An increase in cost of goods sold and a decrease in inventories of $3,415,000 resulted from using the LIFO method for the year ended December 31, 1995.

    Conversely, in periods of decreasing prices, the LIFO method generally results in a reduction of current costs charged against income while higher costs are retained in inventories. In 1993, cigarette prices decreased significantly, contributing to a net decrease in cost of goods sold and an increase in inventories using the LIFO method of $22,967,000 for the year ended December 31, 1993. In 1994, although cigarette prices remained flat, a reduction in cigarette inventories contributed to a net decrease in cost of goods sold and an increase in inventories using the LIFO method of $547,000 for the year ended December 31, 1994.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of owned assets. The estimated useful lives for equipment are principally 4 to 10 years. Leasehold improvements are amortized over the estimated useful life of the property or over the term of the lease, whichever is shorter.

    GOODWILL

    Goodwill, which is the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over a forty-year period. Amortization expense for each of the years ended December 31, 1993, 1994 and 1995 was $1,978,000. The Company annually evaluates its carrying value and expected period of benefit of goodwill in relation to results of operations. The Company's review of goodwill includes an analysis of past operating results and future projections related to the specific operations acquired.

    REVENUE RECOGNITION

    The Company recognizes revenue at the time the product is shipped to the customer.

    INCOME TAXES

    On January 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of the change in accounting principle on the Company's consolidated statement of income for the year ended

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
December 31, 1993 was a benefit of $492,000. The Company previously provided for income taxes in accordance with SFAS No. 96. See Note 7.

    PENSION COSTS

    Pension costs charged to earnings are determined on the basis of annual valuations by an independent actuary. Adjustments arising from plan amendments, changes in assumptions and experience gains and losses are amortized over the expected average remaining service life of the employee group. See Note 6.

    POSTRETIREMENT BENEFITS OTHER THAN PENSION

    In December 1990, the Financial Accounting Standards Board issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", which establishes accounting and reporting standards for such benefits. SFAS No. 106 requires accrual of the expected cost of these benefits during the employees' years of service. The assumptions and calculations involved in determining the accrual closely parallel pension plan accounting requirements. The Company adopted SFAS No. 106 effective January 1, 1993. The cumulative effect of the change in accounting principal on the Company's consolidated statement of income for the year ended December 31, 1993 was a charge of $988,000. The Company previously recognized these costs on a cash basis. See
Note 6.

    RECLASSIFICATIONS

    Prior years' amounts in the consolidated financial statements have been reclassified where necessary to conform to the current year's presentation.

3. FINANCING

    Long-term debt consisted of the following at December 31 (in thousands):

                                                                         1994        1995
                                                                       ---------  -----------
U.S. credit facility:
  Term loan..........................................................  $  37,127  $        --
  Revolving credit facility..........................................     47,500      101,598
                                                                       ---------  -----------
Long-term debt.......................................................  $  84,627  $   101,598
                                                                       ---------  -----------
                                                                       ---------  -----------

    EXISTING CREDIT FACILITY

    On March 2, 1995, the Company entered into the existing credit facility which replaced the previously existing credit facility. The existing credit facility provides for aggregate borrowings up to $175,000,000 until December 31, 1998 subject to borrowing base limitations based upon levels of eligible inventories and accounts receivable. Included in this facility are letters of credit up to a maximum of $40,000,000.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

3. FINANCING (CONTINUED)
    Under the existing credit facility, Base Rate Advances bear interest at 1.25% above the bank's Base Rate. The Company has the option to borrow under Eurodollar Rate Advances which bear interest at 2.5% above the bank's Eurodollar Rate. The bank's Base Rate and Eurodollar Rate was 8.5% and 5.72%, respectively, at December 31, 1995. There is a commitment fee of 0.5% on the unused portion of the working capital revolving credit facility. The obligations are secured by all assets of the Company, including inventories, trade accounts receivable and property and equipment.

    Under the existing credit facility, the Company must maintain certain financial covenants, including, but not limited to, working capital, tangible net worth, leverage and fixed charge coverage. The existing credit facility limits certain activities of the Company, including, but not limited to, indebtedness, creation of liens, acquisitions and dispositions, capital expenditures, investments and dividends.

    The Canadian credit facility allows for borrowings up to $16,000,000 for general corporate use subject to and secured by letters of credit under the existing credit facility. The Canadian dollar advances bear interest at the Canadian bank's prime rate which was 7.5% at December 31, 1995. There were no borrowings under this facility at December 31, 1994 and 1995.

    The Company had letters of credit of $30,861,000 and $18,719,000 outstanding at December 31, 1994 and 1995, respectively, of which $5,000,000 and $1,000,000, respectively, were issued as security for the Canadian credit facility. The remaining letters of credit are issued primarily to secure the Company's bond and insurance programs. The Company pays fees of 2.25% per annum on the outstanding portion of letters of credit.

    The Company incurred approximately $4,900,000 for legal, professional, and other costs related to the structuring of the existing credit facility. These costs were capitalized and classified as other assets and are being amortized on a straight-line basis over the term of the existing credit facility. Amortization for the year ended December 31, 1995 was approximately $1,065,000.

    PREVIOUSLY EXISTING CREDIT FACILITY

    Under the terms of the facility which was in place through March 2, 1995, total credit available at December 31, 1994 was approximately $132,337,000, comprised of a $37,127,000 term loan and $95,210,000 under a revolving credit facility. Included in this credit facility were letters of credit up to a maximum of $55,000,000. Borrowings under this facility bore interest at the bank's base rate plus 1.5%. Additionally, a commitment fee of 0.5% per annum was charged on the unused portion. The obligations were collateralized by all asset of the Company, including inventories, trade accounts receivable, and property and equipment.

    1991 DEBT AND CAPITAL RESTRUCTURING

    In April 1991, the Company's U.S. credit facility was restructured, resulting in the previously existing credit facility described above. Pursuant to this restructuring, debt was converted into mandatorily redeemable preferred stock and warrants to purchase common stock of the Company. The difference between the face value of the debt converted and the fair value assigned to the preferred stock and warrants was amortized as a reduction of interest expense on an effective yield basis and amounted to $3,454,000 and $1,972,000 for the years ended December 31, 1993 and 1994, respectively.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

3. FINANCING (CONTINUED)
    The preferred stock was initially recorded at its 1991 estimated fair value and has been increased to its redemption value by charges to additional paid-in capital which amounted to $5,744,000, $6,877,000 and $1,271,000 for the years ended December 31, 1993, 1994 and 1995, respectively. On March 2, 1995, the preferred shareholders' stock and warrants were replaced pursuant to the recapitalization described in Note 4.

4. RECAPITALIZATION

    The Company changed its capital structure on March 2, 1995, simultaneously with the execution of the existing credit facility described in Note 3. The Company's common and preferred shareholders contributed their equity interest in the Company in exchange for the equity interest in the LLC. Accordingly, the LLC became the Company's sole common shareholder. Additionally, the Company reincorporated in the State of Delaware and issued 100 shares of new $.01 par value common stock to the LLC, in exchange for the old $.001 par value common stock, preferred stock and warrants. As a result of this recapitalization, the carrying value of the preferred stock was reclassified to additional paid-in capital, increasing total common shareholder's equity. Approximately $800,000 of legal, professional and other costs related to this recapitalization were charged to additional paid-in capital.

    In December 1995 the Company loaned a shareholder of the LLC $635,000 to acquire another shareholder's equity interest in the LLC. This note bears interest at the Company's average cost of funds and is due on or before December 2005.

5. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases the majority of its sales and warehouse distribution facilities, automobiles and trucks under lease agreements expiring at various dates through 2005, excluding renewal options. The leases generally require the Company to pay taxes, maintenance and insurance. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

    Future minimum rental payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) were as follows as of December 31, 1995 (in thousands):

1996..............................................................  $   9,436
1997..............................................................      7,639
1998..............................................................      5,515
1999..............................................................      3,957
2000..............................................................      3,261
Thereafter........................................................      8,010
                                                                    ---------
    Total minimum lease payments..................................     37,818
    Less minimum sublease rental income...........................     (2,730)
                                                                    ---------
                                                                    $  35,088
                                                                    ---------
                                                                    ---------

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Rental expense for operating leases was $11,118,000, $11,247,000 and $11,308,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

    CLAIMS AND ASSESSMENTS

    The Company and its subsidiaries are defendants to claims arising in the ordinary course of business. Management has provided reserves it believes are adequate and is of the view that the disposition of these matters will not have a material adverse effect on the Company's consolidated financial position.

6. EMPLOYEE BENEFIT PLANS

    PENSION PLAN

    The Company sponsors a defined benefit pension plan for qualified employees. As of September 30, 1986, the plan was frozen and plan participants ceased accruing benefits as of that date. The most recent actuarial valuation of the plan was performed as of January 1, 1995.

    The following table sets forth the funded status of the plan and amounts recognized in the Company's consolidated balance sheets as of December 31 (in thousands):

                                                                           1994       1995
                                                                         ---------  ---------
Interest cost..........................................................  $   1,086  $   1,100
Return on assets.......................................................        155     (2,178)
Net other components...................................................       (757)     1,413
                                                                         ---------  ---------
    Net periodic pension cost..........................................        484        335
                                                                         ---------  ---------
                                                                         ---------  ---------
Accumulated benefit obligation.........................................     13,372     14,972
Plan assets at estimated fair value....................................     10,018     12,864
                                                                         ---------  ---------
                                                                             3,354      2,108
Prepaid pension cost...................................................        412      1,471
                                                                         ---------  ---------
    Additional minimum pension liability (a reduction of common
      shareholder's equity)............................................  $   3,766  $   3,579
                                                                         ---------  ---------
                                                                         ---------  ---------
Weighted average discount rate.........................................       8.50%      7.50%
Expected long-term rate of return on assets............................       7.50%      7.50%

    The additional minimum pension liability is equal to the accumulated benefit obligation in excess of plan assets at estimated fair value, plus prepaid pension costs.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company sponsors a defined benefit postretirement health care plan for qualified employees. As of September 30, 1986, the plan was frozen and is only available to those who qualify for the pension plan as described previously in this note. The plan pays stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

6. EMPLOYEE BENEFIT PLANS (CONTINUED)
stated deductible has been met. Participants become eligible for the benefit if they retire from the Company after reaching age 55 with 5 or more years of service and qualify under the Company defined benefit pension plan. The plan is contributory, with retiree contributions adjusted annually. The Company does not fund this plan.

    The components of the expense under SFAS No. 106 are summarized in the following table for the years ended December 31 (in thousands):

                                                                                  1994       1995
                                                                                ---------  ---------
Service cost--benefits attributed to service during the period................  $      29  $      28
Interest cost on accumulated postretirement benefit obligation................        135        154
Other components..............................................................         53         54
                                                                                ---------  ---------
    Net postretirement health care cost.......................................  $     217  $     236
                                                                                ---------  ---------
                                                                                ---------  ---------

    The accumulated postretirement benefit obligation is summarized in the following table at December 31 (in thousands):

                                                                             1994       1995
                                                                           ---------  ---------
Retirees.................................................................  $   1,106  $   1,379
Other fully eligible participants........................................        244        268
Other active participants................................................        342        513
                                                                           ---------  ---------
    Total................................................................      1,692      2,160
Prior service cost.......................................................         --        219
Unrecognized net loss....................................................       (768)    (1,455)
                                                                           ---------  ---------
    Accrued postretirement benefit liability.............................  $     924  $     924
                                                                           ---------  ---------
                                                                           ---------  ---------

    For measurement purposes, a 13% annual rate of increase in the per capita cost of covered health care claims was assumed for 1995; the rate was assumed to decrease gradually to 6% for 2002, and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $393,000 and the aggregate of the service and interest cost components of net postretirement health care cost for the year ended December 31, 1995 by $34,000. The weighted-averaged discount rate used in determining the accumulated postretirement benefit obligation was 7.5%.

7. INCOME TAXES

    On January 1, 1993, the Company adopted SFAS No. 109 and has reported the cumulative benefit of $492,000 of this change in accounting principle in the year ended December 31, 1993 consolidated statement of income.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

7. INCOME TAXES (CONTINUED)
    The Company's income tax expense consists of the following for the years ended December 31 (in thousands):

                                                                                       1993       1994       1995
                                                                                     ---------  ---------  ---------
Current:
  Federal..........................................................................  $     634  $     675  $   4,625
  State............................................................................        215      1,102      1,218
  Foreign..........................................................................         50      1,111        489
                                                                                     ---------  ---------  ---------
                                                                                           899      2,888      6,332

Deferred:
  Federal..........................................................................       (271)        59       (990)
  State............................................................................      1,844       (353)        53
  Foreign..........................................................................         --        222        168
                                                                                     ---------  ---------  ---------
                                                                                         1,573        (72)      (769)
                                                                                     ---------  ---------  ---------
Income tax expense.................................................................  $   2,472  $   2,816  $   5,563
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

    A reconciliation between the Company's income tax expense and income taxes computed by applying the statutory federal income tax rate to income before income taxes and cumulative effects of changes in accounting principles is as follows for the years ended December 31 (in thousands):

                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------
Expected federal income tax expense at the statutory rate........................  $  14,578  $   4,166  $   4,300
Increase (decrease) in taxes resulting from:
  Goodwill amortization..........................................................        692        692        692
  State income tax expense, net of federal taxes.................................      1,339        487        684
  Alternative minimum tax........................................................      1,030        707         --
  Utilization of loss carryforwards..............................................    (11,610)    (8,432)      (980)
  Net operating loss and timing differences not tax effected.....................     (3,639)     4,206        946
  Other, net.....................................................................         82        990        (79)
                                                                                   ---------  ---------  ---------
Income tax expense...............................................................  $   2,472  $   2,816  $   5,563
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

7. INCOME TAXES (CONTINUED)
    The tax effects of significant temporary differences which comprise deferred tax assets and liabilities are as follows at December 31 (in thousands):

                                                                           1994       1995
                                                                        ----------  ---------
Deferred tax assets:
  Net operating loss carryforwards....................................  $   11,990  $  10,822
  Employee benefits, including postretirement benefits................       4,508      4,768
  Other...............................................................       4,269      5,196
                                                                        ----------  ---------
    Total deferred tax assets.........................................      20,767     20,786
  Less valuation allowance............................................     (11,842)   (10,824)
                                                                        ----------  ---------
    Net deferred tax assets...........................................       8,925      9,962
                                                                        ----------  ---------

Deferred tax liabilities:
  Inventories.........................................................       9,420      9,001
  Other...............................................................       7,681      8,374
                                                                        ----------  ---------
    Total deferred tax liabilities....................................      17,101     17,375
                                                                        ----------  ---------
    Net deferred tax liability........................................  $    8,176  $   7,413
                                                                        ----------  ---------
                                                                        ----------  ---------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. At each balance sheet date, a valuation allowance has been established against the deferred tax assets based on management's assessment of whether it is more likely than not that such deferred tax assets will be realized. During 1994 and 1995, the Company recorded a reduction of $4,015,000 and $1,018,000, respectively in the valuation allowance due to changes in factors affecting the realizability of the Company's deferred tax assets including generation of taxable income and changes in limitations on utilization of net operating loss carryforwards.

    At December 31, 1995, the Company has available for U.S. federal income tax return purposes net operating losses totaling approximately $32,000,000, subject to certain limitations, which will expire between the years 2005 and 2007. The Company also has available for U.S. income tax return purposes investment tax credits and alternative minimum credits totaling $500,000 and $1,100,000 respectively. The investment tax credits expire by the year 2000 while the alternative minimum tax credits have an indefinite utilization period.

8. FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount for the Company's cash, trade accounts receivable, other receivables, trade accounts payable, cigarette and tobacco taxes payable and other accrued liabilities approximates fair market value because of the short maturity of these financial instruments.

    The carrying amount of the Company's long-term debt approximates fair market value as the debt is a variable rate instrument. The rate of interest, which is tied to either the bank's Base Rate or Eurodollar Rate, fluctuates with market changes.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

9. SEGMENT INFORMATION

    The Company has substantially all of its operations in the distribution business. Its revenues are generated from the distribution of cigarettes, tobacco products, candy, food, health and beauty aids, and general merchandise. The Company operates principally in the United States and Canada. Foreign and domestic net sales, operating income, and identifiable assets are as follows (in thousands):

                                                                      AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                                          1993           1994           1995
                                                                      -------------  -------------  -------------
Net Sales:
  United States.....................................................  $   1,297,494  $   1,343,911  $   1,538,816
  Canada............................................................        571,438        511,445        508,371
                                                                      -------------  -------------  -------------
  Total.............................................................  $   1,868,932  $   1,855,356  $   2,047,187
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

Operating Income:
  United States.....................................................  $      43,736  $      16,590  $      19,411
  Canada............................................................          2,803          2,687            927
                                                                      -------------  -------------  -------------
  Total.............................................................  $      46,539  $      19,277  $      20,338
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

Identifiable Assets:
  United States.....................................................  $     272,282  $     237,558  $     257,755
  Canada............................................................         50,958         48,898         49,284
  Corporate.........................................................          6,615          7,287         17,497
                                                                      -------------  -------------  -------------
  Total.............................................................  $     329,855  $     293,743  $     324,536
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                           (IN THOUSANDS OF DOLLARS)

                                                                      DECEMBER     SEPTEMBER
                                                                         31,          30,
                                                                        1995         1996
                                                                     -----------  -----------
ASSETS                                                                            (UNAUDITED)
Current Assets:
Cash...............................................................   $  24,447    $  16,394
Receivables:
  Trade accounts, less allowance for doubtful accounts of $3,600
    and $3,823, respectively.......................................      91,858       83,672
  Other............................................................      13,332        9,310
Inventories, net of LIFO allowance of $11,076 and $12,436,
  respectively.....................................................      96,703       73,296
Prepaid expenses and other.........................................       4,542        5,713
                                                                     -----------  -----------
  Total current assets.............................................     230,882      188,385
                                                                     -----------  -----------
Property and equipment.............................................      40,746       44,478
  Less accumulated depreciation and amortization...................     (20,217)     (23,140)
                                                                     -----------  -----------
  Net property and equipment.......................................      20,529       21,338
Other assets.......................................................       6,700        9,245
Goodwill, net of accumulated amortization of $13,242 and $14,726,
  respectively.....................................................      66,425       64,941
                                                                     -----------  -----------
                                                                      $ 324,536    $ 283,909
                                                                     -----------  -----------
                                                                     -----------  -----------
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Trade accounts payable...........................................   $  47,205    $  43,880
  Cigarette and tobacco taxes payable..............................      40,613       38,861
  Income taxes payable.............................................       3,057        2,915
  Deferred income taxes............................................       7,274        6,798
  Other accrued liabilities........................................      28,503       27,626
                                                                     -----------  -----------
      Total current liabilities....................................     126,652      120,080
                                                                     -----------  -----------
Long-term debt.....................................................     101,598      163,339
Other accrued liabilities and deferred income taxes................       8,617        8,563
                                                                     -----------  -----------
  Total liabilities................................................     236,867      291,982
                                                                     -----------  -----------
Commitments and contingencies
Common shareholder's equity:
  Common stock; $.01 par value; 3,000 shares authorized; 100 shares
    issued and outstanding in 1995.................................      --           --
  Common stock; $.01 par value; 10,000,000 shares authorized;
    5,500,000 shares issued and outstanding in 1996................      --               55
Additional paid-in capital.........................................     128,351       26,121
Accumulated deficit................................................     (35,790)     (29,569)
Cumulative currency translation adjustments........................      (1,313)      (1,101)
Additional minimum pension liability...............................      (3,579)      (3,579)
                                                                     -----------  -----------
      Total common shareholder's equity............................      87,669       (8,073)
                                                                     -----------  -----------
                                                                      $ 324,536    $ 283,909
                                                                     -----------  -----------
                                                                     -----------  -----------

           See Notes to Condensed Consolidated Financial Statements.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,
                                                    -------------------
                                                     1995       1996
                                                    -------  ----------
Net sales.........................................  $1,528,710 $1,637,266
Cost of good sold.................................  1,420,099  1,518,946
                                                    -------  ----------
  Gross profit....................................  108,611     118,320
Operating and administrative expenses.............   92,583      97,402
                                                    -------  ----------
  Operating income................................   16,028      20,918
Interest expense, net.............................    5,408       5,665
Debt refinancing and issuance costs...............      746         928
                                                    -------  ----------
  Income before income taxes and extraordinary
    item..........................................    9,874      14,325
Income tax expense................................    4,456       6,274
                                                    -------  ----------
  Income before extraordinary item................    5,418       8,051
Extraordinary item, net of tax (Note 2)...........    --         (1,830)
                                                    -------  ----------
  Net income......................................  $ 5,418  $    6,221
                                                    -------  ----------
                                                    -------  ----------

           See Notes to Condensed Consolidated Financial Statements.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                     1995     1996
                                                    -------  -------
                                                      NINE MONTHS
                                                    ENDED SEPTEMBER
                                                          30,
                                                    ----------------

NET CASH PROVIDED BY
  OPERATING ACTIVITIES............................  $34,223  $43,668
INVESTING ACTIVITIES:
  Additions to property and equipment.............   (4,763)  (3,983)
  Net assets of acquired businesses...............   (9,610)   --
  Other...........................................       (2)     (64)
                                                    -------  -------
Net cash used in investing activities.............  (14,375)  (4,047)
FINANCING ACTIVITIES:
  Issuance of senior subordinated notes...........    --      75,000
  Net payments under revolving credit agreement...  (15,956) (13,259)
  Debt refinancing and issuance costs.............   (5,380)  (7,474)
  Net proceeds from sale of common stock..........    --      39,075
  Purchase of common shares.......................     (195) (141,250)
                                                    -------  -------
Net cash used in financing activities.............  (21,531) (47,908)
                                                    -------  -------
Effects of changes in foreign exchange rates......      476      234
                                                    -------  -------
Decrease in cash..................................   (1,207)  (8,053)
Cash, beginning of period.........................   17,080   24,447
                                                    -------  -------
CASH, END OF PERIOD...............................  $15,873  $16,394
                                                    -------  -------
                                                    -------  -------
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments during the period for:
  Interest........................................  $ 5,162  $ 5,270
  Income taxes....................................    4,847    5,565

           See Notes to Condensed Consolidated Financial Statements.

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The condensed consolidated balance sheet as of September 30, 1996, the condensed consolidated statements of income for the nine-month periods ended September 30, 1995 and 1996, and the condensed consolidated statements of cash flows for the nine-month periods ended September 30, 1995 and 1996, have been prepared by the Company. In the opinion of management, all adjustments consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company (subject to year-end adjustments) with respect to the interim financial statements, and of the results of its operations and cash flows for the interim periods then ended, have been included. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

    The condensed consolidated balance sheet as of December 31, 1995, is derived from the audited financial statements but does not include all disclosures required by generally accepted accounting principles. The notes accompanying the consolidated financial statements in the Prospectus include accounting policies and additional information pertinent to an understanding of both the December 31, 1995 balance sheet and the interim financial statements.

2. RECAPITALIZATION

    On August 7, 1996, the Company completed a recapitalization (the "Recapitalization") which resulted in the purchase of newly issued common stock of the Company by Jupiter Partners L.P. ("Jupiter") for $41.3 million in cash, the redemption of all of the common stock held by three financial institutions and a portion of the common stock held by six members of senior management ("Senior Management") for $135.0 million in cash and $6.3 million initial value of subordinated notes due 2004. In connection with the Recapitalization and new credit facility described below, the Company paid an affiliate of Jupiter an advisory fee of $2.2 million on August 7, 1996. Upon completion of the Recapitalization, Jupiter and Senior Management owned 75% and 25%, respectively, of the outstanding common stock of the Company. Jupiter also purchased from the Company an $18.6 million subordinated note due 2004. Both of these subordinated notes were repaid prior to September 30, 1996, as discussed in Note 3.

    In connection with the Recapitalization, the Company entered into a credit facility with a group of banks, which provides for aggregate borrowings of up to $210.0 million, consisting of: (i) a $35.0 million term loan (the "Term Loan"), which was repaid as discussed in Note 3, and (ii) a revolving credit facility (the "Revolving Credit Facility"), under which borrowings in the amount of up to $175.0 million are available (subject to compliance with a borrowing base) for working capital and general corporate purposes. Under the Revolving Credit Facility the Company has the option to borrow under Eurodollar Rate Advances, which bear interest at 2.5% above the bank's Eurodollar Rate, or Base Rate Advances which bear interest at 1.5% above the bank's Base Rate. The bank's Base Rate and Eurodollar Rate was 8.25% and 5.41%, respectively, at September 30, 1996. There is a commitment fee of 0.5% on the unused portion of the Revolving Credit Facility.

    Simultaneously with the closing of the stock purchase and the redemptions, the Company fully repaid the outstanding debt under a previous credit facility. The early extinguishment of the previously

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

2. RECAPITALIZATION (CONTINUED)
existing debt resulted in a one-time extraordinary charge to income to write-off unamortized debt refinancing costs of $1.8 million which is net of a $1.2 milion income tax benefit.

3. NOTE OFFERING

    On September 27, 1996, the Company issued $75.0 million of 11 3/8% Senior Subordinated Notes (the "Notes") which mature on September 15, 2003, the proceeds of which were used to repay in full the subordinated notes and Term Loan discussed in Note 2. Interest on the Notes is payable semi-annually on March 15 and September 15 of each year commencing on March 15, 1997.

4. INVENTORIES

    The condensed consolidated financial statements have been prepared using the LIFO method of accounting for inventories. An increase in cost of goods sold and a decrease in inventories resulted using the LIFO method of $1,848,000 and $1,360,000 for the nine months ended September 30, 1995 and 1996, respectively. Interim LIFO calculations are based on management's estimates of year-end inventory levels and inflation rates for the year.

5. EXCISE TAXES

    State and provincial excise taxes paid by the Company on cigarettes were $346,208,000 and $361,118,000 for the nine months ended September 30, 1995 and 1996, respectively. These amounts are included in net sales and cost of goods sold for the periods indicated.

6. NEW ACCOUNTING STANDARD

    The Company adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, effective January 1, 1996. SFAS No. 121 provides specific guidance regarding when impairment of long-lived assets such as property and equipment and certain intangibles, including goodwill, should be recognized and how impairment losses of such assets should be measured.

    The Company assesses the recoverability of long-lived assets by determining whether the amortization of such assets over their remaining life can be recovered through undiscounted future operating cash flows of the related operations. Based on this calculation, the Company is of the opinion that there is no impairment of long-lived assets as of September 30 , 1996.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

------------------------------------------------

TABLE OF CONTENTS

Available Information.....................          3
Prospectus Summary........................          4
Summary Financial and Other Data..........         12
Risk Factors..............................         14
The Company...............................
Use of Proceeds...........................         21
Capitalization............................         22
Selected Historical and Pro Forma
 Consolidated Financial and Other Data....         23
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations...............................         26
The Exchange Offer........................
Business..................................         44
Management................................         59
Recapitalization and Related
 Transactions.............................
Certain Relationships and Related
 Transactions.............................
Ownership of Voting Securities............         63
Certain Transactions......................         64
Description of Senior Credit Facility.....         65
Description of Capital Stock..............         66
Description of the New Notes..............         67
Description of the Existing Notes.........         98
Certain United States Tax
 Considerations...........................         99
ERISA Considerations......................        100
Plan of Distribution......................        101
Legal Matters.............................        101
Independent Auditors......................        101
Index to Consolidated Financial
 Statements...............................        F-1

                            ------------------------

UNTIL                  (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PROSPECTUS

$75,000,000

CORE-MARK
INTERNATIONAL, INC.

OFFER TO EXCHANGE $75,000,000 OF ITS 11 3/8% SENIOR SUBORDINATED NOTES DUE 2003 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR $75,000,000 OF ITS OUTSTANDING 11 3/8% SENIOR SUBORDINATED NOTES DUE 2003.

                                     [LOGO]

              , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the Company in connection with the offering of New Notes. All amounts are estimates except the registration fees.

Registration fees................................................  $  23,239
Printing.........................................................     75,000
Legal expenses...................................................     75,000
Trustee's and Exchange Agent's fees..............................      3,000
Accounting fees..................................................     50,000
Miscellaneous....................................................     10,000
                                                                   ---------
    Total........................................................  $ 236,239
                                                                   ---------
                                                                   ---------

------------------------

*   To be supplied by amendment.

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit. Article Seventh of the Company's Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of Section 102 of the DGCL.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director of officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

    Article SEVENTH of the Company's Certificate of Incorporation provides, in relevant part, as follows:
    "(a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the DGCL or any successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

    (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee, agent, stockholder or a holder of any ownership interest in any stockholder of the Corporation (each, an "Indemnitee"), or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (an "Other Entity"), against expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law. Persons who are not Indemnitees of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this Article SEVENTH, and the Corporation may adopt By-Laws or enter into agreements with any such person for the purpose of providing for such indemnification."

    In addition, each of the Company's directors and Mr. Leo F. Korman, the Company's Chief Financial Officer, and Ms. Debra L. Varian, the Company's Controller (collectively, the "Indemnitees"), is party to an identical indemnification agreement with the Company. Pursuant to such agreements, the Company has agreed generally to indemnify and hold harmless each Indemnitee against any losses incurred in connection with any suit, arbitration or proceeding resulting from such Indemnitee's service as an officer, agent, employee or director of the Company, provided that the Company will generally not be required to indemnify an Indemnitee in connection with losses arising out of the Indemnitee's own fraudulent or willful misconduct. Each indemnification agreement terminates upon the occurrence of a Change of Control (as defined in the agreements) of the Company, however that the Company's obligations to indemnify for events occurring prior to such Change of Control continue.

ITEM 22. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 14 or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer nor controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

ITEM 21. EXHIBITS

EXHIBIT
NUMBER                                                      EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
**2.1        Stock Subscription Agreement, dated June 17, 1996, by and among Jupiter Partners, L.P., as amended
**2.2        Stock Purchase Agreement, dated June 17, 1996, by and between
               Core-Mark L.L.C. and the Company, as amended
**3.1        Articles of Incorporation of the Company
**3.2        By-laws of the Company
**4.1        Indenture, dated as of September 27, 1996, between the Company and Bankers Trust Company as Trustee
**4.2        Exchange and Registration Rights Agreement, dated September 27, 1996, among the Company, Chase
               Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation
**4.3        Form of Face of Initial Security
**4.4        Form of Face of Exchange Security
**4.5        Form of Letter of Transmittal
**4.6        Form of Notice of Guaranteed Delivery
**4.7        Guidelines for Certification of Taxpayer Identification Number or Substitute Form W-9
**5          Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re the legality of the Notes being registered
 *8          Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re certain federal income tax matters
**10.1       Manufacturing Rights Agreement by and among Famous Value Brands, the Company, Core-Mark Interrelated
               Companies, Inc. and C/M Products, Inc.+
**10.2       Manufacturing Agreement for "Best Buy" Cigarettes by and between Famous Value Brands and C/M
               Products, Inc.+
**10.3       Trademark License Agreement by and between Famous Value Brands and Core-Mark Interrelated Companies,
               Inc.+
**10.4       The Credit Agreement, dated August 7, 1996, among the Company, several lenders parties thereto and
               The Chase Manhattan Bank
**10.5       Stockholders Agreement dated as of August 7, 1996, by and among the Company and all of the holders of its Common Stock
**10.6.1     Severance and Noncompetition Agreement, dated August 7, 1996, between the Company and Gary L. Walsh
**10.6.2     Schedule of Severance and Noncompetition Agreements omitted pursuant to Instruction no. 2 to Item 601 of Regulation S-K
**10.7       Letter, dated August 7, 1996, from Jupiter Partners LP to Gary L. Walsh
**10.8       Purchase Agreement, dated September 24, 1996, between the Company, Chase Securities Inc. and
               Donaldson, Lufkin & Jenrette Securities Corporation
**10.9.1     Indemnification Agreement, dated November 12, 1996, between the Company and John F. Klein
**10.9.2     Schedule of Indemnification Agreements omitted pursuant to Instruction no. 2 to Item 601 of
               Regulation S-K
**12         Statements re computation of ratios
**21         List of Subsidiaries of the Company
 *23.1       Consent of KPMG Peat Marwick LLP
**23.2       Consent of Paul, Weiss, Rifkind, Wharton & Garrison regarding Exhibit 5
               (included in Exhibit 5)
 *23.3       Consent of Paul, Weiss, Rifkind, Wharton & Garrison regarding Exhibit 8 (included in Exhibit 8)
**24         Power of attorney (included on signature pages)
**25         Statement of eligibility of Trustee
**27         Financial Data Schedule

------------------------

*   Filed herewith.

**  Previously Filed.

+ The Company has requested confidential treatment with respect to portions of these Exhibits

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on January 8, 1997.



                                CORE-MARK INTERNATIONAL, INC.

                                By               /s/ LEO F. KORMAN
                                     -----------------------------------------
                                      Leo F. Korman, Senior Vice President and
                                              Chief Financial Officer



    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  -----------------------------------  --------------------

                          *
     -------------------------------------------        Chairman, Chief Executive Officer         January 8, 1997
                    Gary L. Walsh                        and Director

                          *
     -------------------------------------------        President, Chief Operating Officer        January 8, 1997
                   Robert A. Allen                       and Director

                          *                             Senior Vice President, Chief
     -------------------------------------------         Financial Officer and Principal          January 8, 1997
                    Leo F. Korman                        Accounting Officer

                          *
     -------------------------------------------        Director                                  January 8, 1997
                  Thomas A. Berglund

                          *
     -------------------------------------------        Director                                  January 8, 1997
                   Terry J. Blumer

                          *
     -------------------------------------------        Director                                  January 8, 1997
                    John F. Klein

                          *
     -------------------------------------------        Director                                  January 8, 1997
                   John A. Sprague



*By:      /s/ LEO F. KORMAN
      -------------------------
            Leo F. Korman
          ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                    COLUMN C
                                 COLUMN B           ADDITIONS                        COLUMN E
                                ----------   -----------------------                ----------
           COLUMN A             BALANCE AT   CHARGED TO   CHARGED TO    COLUMN D    BALANCE AT
------------------------------  BEGINNING    COSTS AND      OTHER      ----------     END OF
         DESCRIPTION             OF YEAR      EXPENSES     ACCOUNTS    DEDUCTIONS      YEAR
------------------------------  ----------   ----------   ----------   ----------   ----------
ALLOWANCE FOR DOUBTFUL
 ACCOUNTS
Year Ended December 31,
  1993........................   $ 3,478      $ 2,515           --      $ (2,971)(a)  $ 3,022
  1994........................     3,022        1,159           --        (1,489)(a)    2,692
  1995........................     2,692        1,720           --          (812)(a)    3,600

(a) Deductions consist of accounts determined to be uncollectible and charged against reserves, net of collections on accounts previously charged off.

--------------------------------------------------------------------------------

DEFERRED TAX ASSET VALUATION
 ALLOWANCE
Year Ended December 31,
  1993........................   $29,139           --           --      $(13,282)(b)  $15,857
  1994........................    15,857           --           --        (4,015)(b)   11,842
  1995........................    11,842           --           --        (1,018)(b)   10,824

(b) Deductions are primarily the result of the utilization of net operating loss carryforwards.

                                 EXHIBIT INDEX

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EXHIBIT                                                                                                SEQUENTIALLY
NUMBER                                              EXHIBIT                                            NUMBERED PAGE
----------  ----------------------------------------------------------------------------------------  ---------------

**2.1       Stock Subscription Agreement, dated June 17, 1996, by and among Jupiter Partners, L.P., as amended

**2.2       Stock Purchase Agreement, dated June 17, 1996, by and between
              Core-Mark L.L.C. and the Company, as amended

**3.1       Articles of Incorporation of the Company

**3.2       By-laws of the Company

**4.1       Indenture, dated as of September 27, 1996, between the Company and Bankers Trust Company as Trustee

**4.2       Exchange and Registration Rights Agreement, dated September 27, 1996, among the Company,
              Chase Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation

**4.3       Form of Face of Initial Security

**4.4       Form of Face of Exchange Security

**4.5       Form of Letter of Transmittal

**4.6       Form of Notice of Guaranteed Delivery

**4.7       Guidelines for Certification of Taxpayer Identification Number or Substitute Form W-9

**5         Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re the legality of the Notes being registered

*8          Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re certain federal income tax matters

**10.1      Manufacturing Rights Agreement by and among Famous Value Brands, the Company, Core-Mark
              Interrelated Companies, Inc. and C/M Products, Inc.+

**10.2      Manufacturing Agreement for "Best Buy" Cigarettes by and between Famous Value Brands and
              C/M Products, Inc.+

**10.3      Trademark License Agreement by and between Famous Value Brands and Core-Mark
              Interrelated Companies, Inc.+

**10.4      The Credit Agreement, dated August 7, 1996, among the Company, several lenders parties thereto and The Chase Manhattan Bank

**10.5      Stockholders Agreement dated as of August 7, 1996, by and among the Company and all of the holders of its Common Stock

**10.6.1    Severance and Noncompetition Agreement, dated August 7, 1996, between the Company and
              Gary L. Walsh

**10.6.2    Schedule of Severance and Noncompetition Agreements omitted pursuant to Instruction no.
              2 to Item 601 of Regulation S-K

**10.7      Letter, dated August 7, 1996, from Jupiter Partners LP to Gary L. Walsh

**10.8      Purchase Agreement, dated September 24, 1996, between the Company, Chase Securities Inc.
              and Donaldson, Lufkin & Jenrette Securities Corporation

**10.9.1    Indemnification Agreement, dated November 12, 1996, between the Company and John F.
              Klein

EXHIBIT                                                                                                SEQUENTIALLY
NUMBER                                              EXHIBIT                                            NUMBERED PAGE
----------  ----------------------------------------------------------------------------------------  ---------------
**10.9.2    Schedule of Indemnification Agreements omitted pursuant to Instruction no. 2 to Item 601 of Regulation S-K

**12        Statements re computation of ratios

**21        List of Subsidiaries of the Company

*23.1       Consent of KPMG Peat Marwick LLP

**23.2      Consent of Paul, Weiss, Rifkind, Wharton & Garrison regarding Exhibit 5
              (included in Exhibit 5)

*23.3       Consent of Paul, Weiss, Rifkind, Wharton & Garrison regarding Exhibit 8 (included in
              Exhibit 8)

**24        Power of attorney (included on signature pages)

**25        Statement of eligibility of Trustee

**27        Financial Data Schedule

------------------------

*   Filed herewith.

**  Previously Filed.

+ The Company has requested confidential treatment with respect to portions of these Exhibits